Exhibit 99.1

Dear Emmis Communications Corporation Shareholder:

        We are pleased to inform you that on                        , 2019, the board of directors of Emmis Communications Corporation ("Emmis") declared the distribution on a pro rata basis of 100% of the shares of Class A common stock, par value $0.01 per share, of Mediaco Holding Inc. (the "Mediaco Class A Shares"), to the holders (the "Emmis Shareholders") of the outstanding shares of Class A and Class B common stock, par value $0.01 per share, of Emmis (the "Emmis Common Stock"). At the time of the distribution, Mediaco will hold, directly or indirectly, two radio stations in New York City, WBLS-FM and WQHT-FM, as well as certain other related assets.

        Upon the distribution, the Emmis Shareholders will own 100% of the Mediaco Class A Shares, which will represent, in the aggregate, an approximately 23.72% equity ownership interest and a 3.02% voting interest in Mediaco. SG Broadcasting LLC, a Delaware limited liability company ("SG Broadcasting"), will own the remaining approximately 76.28% equity ownership interest and a 96.98% voting interest in Mediaco, which will consist of Class B common stock, par value $0.01 per share, of Mediaco (the "Mediaco Class B Shares"). The powers, privileges and rights, and the qualifications, limitations or restrictions in respect of the Mediaco Class A Shares and Mediaco Class B Shares will be substantially the same, except that the Mediaco Class A Shares shall be entitled to one (1) vote per share and the Mediaco Class B Shares shall be entitled to ten (10) votes per share.

        The board of directors of Emmis has determined, upon careful review and consideration, that creating Mediaco is in the best interests of Emmis.

        The distribution of the Mediaco Class A Shares will occur on                        , 2019 by way of a taxable pro rata special distribution to the Emmis Shareholders of record on the record date of the distribution. Each Emmis Shareholder will be entitled to receive            Mediaco Class A Share for every                shares of Emmis Common Stock held by such Emmis Shareholder at the close of business on                        , 2019, the record date of the distribution. The Mediaco Class A Shares will be issued in book-entry form only, which means that no physical share certificates will be issued.

        Shareholder approval of the distribution is not required, and you are not required to take any action to receive the Mediaco Class A Shares.

        Following the distribution, you will own shares in both Emmis and Mediaco. The number of shares of Emmis Common Stock you own will not change as a result of this distribution. The Emmis Class A common stock will continue to trade on the Nasdaq Global Select Market under the symbol "EMMS." Mediaco intends to list the Mediaco Class A Shares on the Nasdaq Capital Market under the symbol "                        ."

        The information statement, which is being mailed to all Emmis Shareholders on the record date for the distribution, describes the distribution in detail and contains important information about Mediaco, its business, financial condition and operations. We urge you to read the information statement carefully.

        We want to thank you for your continued support of Emmis and we look forward to your future support of Mediaco.

Sincerely,

EMMIS COMMUNICATIONS CORPORATION

Jeffrey H. Smulyan
Chairman of the Board and CEO

The information contained herein is not complete and may be changed. A Registration Statement on Form 10 relating to these securities has been filed with the United States Securities and Exchange Commission under the United States Securities Exchange Act of 1934, as amended. This preliminary information statement is not an offer to sell or a solicitation of an offer to buy any securities.

PRELIMINARY AND SUBJECT TO COMPLETION, DATED AUGUST 13, 2019

INFORMATION STATEMENT

Emmis Communications Corporation

Distribution of        Class A Common Stock
of Mediaco Holding Inc.

          This information statement is being furnished in connection with the distribution (the "Distribution") by Emmis Communications Corporation ("Emmis") to the holders (the "Emmis Shareholders") of all of its outstanding shares of Class A and Class B common stock, par value $0.01 per share, of Emmis (the "Emmis Common Stock") of all        then-outstanding shares of the Class A common stock, par value $0.01 per share (the "Mediaco Class A Shares") of Mediaco Holding Inc. ("Mediaco" or the "Company"). Emmis formed Mediaco for the purposes of holding two of Emmis' radio stations, WBLS-FM and WQHT-FM, and associated assets and liabilities (the "Initial Contribution" or "Spin-off") and combining these assets with an initial contribution by SG Broadcasting LLC, a Delaware limited liability company ("SG Broadcasting"), or certain funds for which its parent entity, Standard General L.P. ("Standard General") serves as investment advisor, of $91,500,000, which contribution will be reduced by the net proceeds of any financing arrangements entered into by Mediaco prior to the closing of the Transactions (the "SG Broadcasting Investment") pursuant to the Contribution and Distribution Agreement, dated as of June 28, 2019 (the "Transaction Agreement"), by and among Emmis, Mediaco and SG Broadcasting. As consideration for the Initial Contribution, Mediaco will pay to Emmis the sum of $91,500,000, issue a promissory note payable by Mediaco to Emmis in the amount of $5,000,000 (the "Emmis Promissory Note") and issue to Emmis        Mediaco Class A Shares, which shares Emmis will distribute pro rata to the Emmis Shareholders. As consideration for the SG Broadcasting Investment, Mediaco will issue to SG Broadcasting        shares of Mediaco Class B common stock, par value $0.01 per share (the "Mediaco Class B Shares"). Such issuance, collectively with the Spin-off, the SG Broadcasting Investment and the Distribution, is referred to herein as the "Transactions"). After giving effect to the Transactions, it is anticipated there will be        Mediaco Class A Shares and        Mediaco Class B Shares outstanding.

          Mediaco expects that, after giving effect to the Transactions, it will be one of the premier radio broadcasting media companies in New York City, with each station ranking in the top five of its primary demographic target.

          To implement the Distribution, Emmis will distribute all of the Mediaco Class A Shares that it holds following the Initial Contribution, representing approximately 23.72% of the outstanding common stock of Mediaco and 3.02% of the outstanding voting interests of Mediaco immediately following the Transactions, by way of a pro rata distribution to the Emmis Shareholders. An amount equal to the fair market value of the Mediaco Class A Shares received by an Emmis Shareholder on the distribution date will be treated as a taxable dividend to the extent of such Emmis Shareholder's ratable share of Emmis' current and accumulated earnings and profits allocable to the Distribution, with the excess, if any, treated first as a non-taxable return of capital to the extent of such Emmis Shareholder's tax basis in its shares of Emmis Common Stock and thereafter as capital gain.

          Each Emmis Shareholder will receive            Mediaco Class A Shares for every        shares of Emmis Common Stock held by such Emmis Shareholder at the close of business on                        , 2019 (the "record date"). Emmis Shareholders will not receive cash in lieu of fractional shares. Any fractional Mediaco Class A Shares that any Emmis Shareholder would otherwise be entitled to receive will be rounded to the nearest whole number. The Company expects the Mediaco Class A Shares to be distributed to Emmis Shareholders on        (the "distribution date").

          Following the Distribution, you will own both shares of Emmis Common Stock and Mediaco Class A Shares. No vote or action of Emmis Shareholders is required to approve the Transactions. Neither Emmis nor the Company is asking you for a proxy and you are requested not to send Emmis or the Company a proxy. You do not need to pay any consideration, exchange or surrender your existing shares of Emmis Common Stock or take any other action to receive your Mediaco Class A Shares.

          There is no current trading market for Mediaco Class A Shares. The Company expects, however, that a limited trading market for Mediaco Class A Shares, commonly known as a "when-issued" trading market, will develop beginning on or shortly before the record date, and the Company expects that "regular-way" trading of Mediaco Class A Shares will begin on the first trading day following the distribution date. The Company plans to apply to list on the Nasdaq Capital Market ("Nasdaq") the Mediaco Class A Shares under the ticker symbol "        ." The Emmis Class A common stock is expected to continue to trade on the Nasdaq Global Select Market under the symbol "EMMS."

          The Company is an "emerging growth company," as defined in Section 2(a) of the Securities Act of 1933 (the "Securities Act"), as modified by the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"). Therefore, the Company is allowed to provide in this information statement more limited disclosures than a registrant that would not so qualify. In addition, for so long as the Company remains an emerging growth company, the Company may also take advantage of certain limited exceptions from investor protection laws such as the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") for limited periods. See "Information Statement Summary—Emerging Growth Company Status." In addition, we will be a "controlled company" within the meaning of the corporate governance rules of the Nasdaq Stock Market due to SG Broadcasting's anticipated ownership interests following the completion of the Transactions.

          In reviewing this information statement, you should carefully consider the matters described under the caption "Risk Factors" beginning on page 16.

          Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

          This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is                        , 2019.

This information statement will be mailed to Emmis Shareholders as of                        , 2019.

 TABLE OF CONTENTS

ABOUT THIS DOCUMENT	1
MARKET DATA	1
INFORMATION STATEMENT SUMMARY	2
QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS	9
SUMMARY HISTORICAL CARVE OUT FINANCIAL DATA FOR MEDIACO	15
RISK FACTORS	16
CAUTIONARY NOTICE CONCERNING FORWARD-LOOKING STATEMENTS	29
DIVIDEND POLICY	31
CAPITALIZATION	32
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR MEDIACO	33
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	44
DESCRIPTION OF BUSINESS	52
MANAGEMENT	64
EXECUTIVE AND DIRECTOR COMPENSATION	69
RELATED PARTY TRANSACTIONS	70
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	74
DESCRIPTION OF THE TRANSACTIONS	76
DESCRIPTION OF MEDIACO SECURITIES—INDEMNIFICATION OF OFFICERS AND DIRECTORS	81
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	86
RESALE OF SHARES OF MEDIACO ISSUED IN THE TRANSACTIONS	90
WHERE YOU CAN FIND MORE INFORMATION	91
INDEX TO FINANCIAL STATEMENTS	F-1

 ABOUT THIS DOCUMENT

        SG Broadcasting has supplied all information contained in this information statement related to SG Broadcasting. Emmis has supplied all information contained in this information statement related to Emmis and Mediaco, including the historical combined pro forma financial information in respect of Mediaco, which constitutes the WBLS-FM and WQHT-FM radio stations and associated assets and liabilities. SG Broadcasting and Emmis have both contributed information to this information statement relating to the Transactions. Unless the context requires otherwise, all references in this information statement to "Mediaco," "the Company," "we," "us," "our," and similar terms refer to Mediaco Holding Inc. and its consolidated subsidiaries.

MARKET DATA

        The Company uses market data throughout this information statement. The Company has obtained certain market data from subscription services, publicly available information and industry publications, including the following:

  •
  BIA Advisory Services, LLC's MEDIA Access Pro database;

  •
  Miller Kaplan Arase LLP's New York Market Revenue Reports; and

  •
  Nielsen Audio, Inc.'s Portable People Meter results.

        These sources generally state that the information they provide has been obtained from sources believed to be reliable, but the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers' experience in the industry, and there is no assurance that any of the projections or forecasts will be achieved. The Company believes that the surveys and market research others have performed are reliable, but the Company has not independently verified this information.

 INFORMATION STATEMENT SUMMARY

        The following is a summary of material information discussed in this information statement and, unless otherwise indicated, the discussion regarding the Company and its market opportunities assumes the completion of the Transactions. This summary may not contain all of the details concerning the Transactions or other information that may be important to you. To better understand the separation, the Distribution, and the Company's business and financial position following the Transactions, you should carefully review this entire information statement. Some of the statements in this summary constitute forward-looking statements. See "Cautionary Notice Concerning Forward-Looking Statements," beginning on page         .

The Company

        Mediaco is a radio broadcasting media company, formed in June 2019, for the purpose of acquiring from Emmis and operating the New York City radio stations WBLS-FM and WQHT-FM and the associated assets. We are committed to improving the operating results of our core assets while simultaneously seeking future growth opportunities in new businesses. Our strategy is focused on the following operating principles:

  •
  Develop unique and compelling content and strong local brands.

  •
  Extend the reach and relevance of our local brands through digital platforms.

  •
  Deliver results to advertisers.

  •
  Extend sales efforts into new market segments.

  •
  Enhance the efficiency of our operations.

  •
  Pursue acquisition and investment opportunities in various industries and market sectors.

Radio Stations

        In the following table, "Market Rank by Revenue" is the ranking of the market revenue size of the principal radio market served by our stations among all radio markets in the United States. Market revenue rankings are from BIA Advisory Services, LLC's Media Access Pro database as of July 18, 2019. "Ranking in Primary Demographic Target" is the ranking of the station within its designated primary demographic target among all radio stations in its market based on the June 2019 Nielsen Audio, Inc. ("Nielsen") Portable People Meter results. "Station Audience Share" represents a percentage generally computed by dividing the average number of persons in the primary demographic listening to a particular station during specified time periods by the average number of such persons in the primary demographic for all stations in the market area as determined by Nielsen.

STATION AND MARKET	MARKET RANK BY REVENUE	FORMAT	PRIMARY DEMOGRAPHIC TARGET AGES	RANKING IN PRIMARY DEMOGRAPHIC TARGET		STATION AUDIENCE SHARE
New York, NY	2
WQHT-FM		Hip-Hop	18 - 34	2		6.1
WBLS-FM		Urban Adult Contemporary	25 - 54	4	(t)	5.2

(t)
Indicates the station tied with another station for the stated ranking.

Community Involvement

        We believe that to be successful, we must be integrally involved in the communities we serve. We see ourselves as community partners. To that end, both of our radio stations participate in many community programs, fundraisers and activities that benefit a wide variety of causes. Charitable organizations that have been the beneficiaries of our support include, among others, the Harlem Chamber of Commerce, the Sarcoidosis Foundation, New York Cares, American AIDS Foundation and the Queens Police Service Area Community Counsel.

        The National Association of Broadcasters Education Foundation recognized WQHT-FM in New York for its outreach after Hurricane Sandy, both for the news coverage it provided and the relief efforts it organized in the weeks after the storm. In 2017, WBLS-FM won a national Crystal Award from the National Association of Broadcasters.

Industry Involvement

        We have an active leadership role in a wide range of industry organizations. Our senior managers have served in various capacities with industry associations, including as directors of the National Association of Broadcasters, the Radio Advertising Bureau, the Nielsen Audio Advisory Council and the Media Financial Management Association. Our chief executive officer has been honored with the National Association of Broadcasters' "National Radio Award," was named Radio Ink's "Radio Executive of the Year" and was named the 2017 recipient of the Broadcasters Foundation of America's "Lowry Mays Excellence in Broadcasting Award." In 2018, our chief financial officer was awarded Media Financial Management's "Rainmaker Award" recognizing his efforts and contributions in helping Media Financial Management's growth initiatives. Our other management and on-air personalities have won numerous industry awards.

Competition

        Radio broadcasting stations compete with the other broadcasting stations in their respective market areas, as well as with other advertising media such as newspapers, cable, magazines, outdoor advertising, transit advertising, the Internet, satellite radio, direct marketing and mobile and wireless device marketing. Competition within the broadcasting industry occurs primarily in individual market areas, so that a station in one market (e.g., New York) generally does not compete with stations in other markets (e.g., Austin). Our stations face competition from other stations with substantial financial resources, including stations targeting the same demographic groups. In addition to management experience, factors that are material to competitive position include the station's rank in its market in terms of the number of listeners, authorized power, assigned frequency, audience characteristics, local program acceptance and the number and characteristics of other stations in the market area. We attempt to improve our competitive position with programming and promotional campaigns aimed at the demographic groups targeted by our stations. We also seek to improve our position through sales efforts designed to attract advertisers that have done little or no radio advertising by emphasizing the effectiveness of radio advertising in increasing the advertisers' revenues. The policies and rules of the Federal Communications Commission (the "FCC") permit certain joint ownership and joint operation of local stations. Our radio stations take advantage of these joint arrangements where appropriate in an effort to lower operating costs and to offer advertisers more attractive rates and services. Although we believe that each of our stations can compete effectively in the New York City market, there can be no assurance that either of our stations will be able to maintain or increase its current audience ratings or advertising revenue market share.

        Although the broadcasting industry is highly competitive, barriers to entry exist. The operation of a broadcasting station in the United States requires a license from the FCC. Also, the number of stations that can operate in a given market is limited by the availability of the frequencies that the FCC will license in that market, as well as by the FCC's multiple ownership rules regulating the number and types of stations that may be owned or controlled by a single entity.

Advertising Sales

        Our stations derive their advertising revenue from local and regional advertising, as well as from the sale of national advertising. Local and most regional sales are made by a station's sales staff. National sales are made by firms specializing in such sales, which are compensated on a commission-only basis. We believe that the volume of national advertising revenue tends to adjust to shifts in a station's audience share position more rapidly than does the volume of local and regional advertising revenue. During the year ended February 28, 2019, approximately 15% of our stations' total advertising revenues were derived from national sales, and 85% were derived from local sales.

        For further discussion of the business and operations of the Company, refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations for Mediaco," beginning on page         and "Description of Business," beginning on page         .

The Transactions

        Emmis formed Mediaco to hold two of Emmis' radio stations, WBLS-FM and WQHT-FM, and associated assets and liabilities, and to combine these assets with an initial contribution by SG Broadcasting of $91,500,000, which contribution will be reduced by the net proceeds of any financing arrangements entered into by Mediaco prior to the closing of the Transactions, pursuant to the Transaction Agreement. As consideration for the Initial Contribution, Mediaco will pay to Emmis the sum of $91,500,000, issue a promissory note payable by Mediaco to Emmis in the amount of $5,000,000 and issue to Emmis        Mediaco Class A Shares, which shares Emmis will distribute pro rata to the Emmis Shareholders. As consideration for the SG Broadcasting Investment, Mediaco will issue to SG Broadcasting        Mediaco Class B Shares.

Ownership of the Company Following the Transactions

        Immediately following the Transactions, Emmis Shareholders are expected to own Mediaco Class A Shares that represent approximately 23.72% of the outstanding common shares on a fully diluted basis and 3.02% of the outstanding voting interests of Mediaco, and SG Broadcasting is expected to own Mediaco Class B Shares that represent approximately 76.28% of the outstanding common stock on a fully diluted basis and 96.98% of the outstanding voting interests of Mediaco.

Board of Directors and Management of the Company Following the Transactions

        We expect that the initial board of directors of Mediaco will consist of seven members following the completion of the Transactions, a majority of whom are expected to be independent for purposes of the Nasdaq listing rules. We anticipate that the initial board of directors will include Jeffrey H. Smulyan, Patrick M. Walsh, J. Scott Enright, Andrew Glaze, Laura Lee, Deborah McDermott, and Stephen Usher.

        Upon the completion of the Transactions, Mediaco will enter into a Management Agreement with Emmis Operating Company ("EOC"), which currently owns and operates all of the radio stations and other assets of Emmis. We expect that certain key executive officers of Emmis will become executive officers of Mediaco and continue to manage the business and operations of our radio stations and other assets.

        For further information relating to members of our board of directors and our executive officers, refer to "Management," beginning on page         .

Listing of Mediaco Class A Shares on Stock Exchange

        The Company plans to apply to list the Mediaco Class A Shares on Nasdaq under the trading symbol "        ."

Reason for Furnishing this Information Statement

        This information statement is being furnished solely to provide information to Emmis Shareholders who will receive Mediaco Class A Shares in the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of the Company's or Emmis' securities. The information contained in this information statement is believed by the Company to be accurate as of the date set forth on its cover. Changes may occur after that date and neither Emmis nor the Company intends to update the information except in the normal course of their respective disclosure obligations and practices.

Material U.S. Federal Income Tax Consequences

        The Distribution will be made in the form of a taxable distribution to Emmis Shareholders. An amount equal to the fair market value of the Mediaco Class A Shares received by an Emmis Shareholder on the distribution date will be treated as a taxable dividend to the extent of such Emmis Shareholder's ratable share of Emmis' current and accumulated earnings and profits allocable to the Distribution, with the excess, if any, treated first as a non-taxable return of capital to the extent of such Emmis Shareholder's tax basis in its shares of Emmis Common Stock and thereafter as capital gain.

        You should consult your tax advisor as to the particular consequences of the Distribution to you, including the applicability and effect of any U.S. federal, state and local tax laws, as well as foreign tax laws. For more information regarding certain U.S. federal income tax considerations of the Distribution, please refer to the discussion under "Material U.S. Federal Income Tax Considerations," beginning on page         .

Federal Securities Law Considerations

        All Mediaco Class A Shares received by Emmis Shareholders upon completion of the Distribution will be freely tradable without restriction under the Securities Act, except that Mediaco Class A Shares received by persons who are affiliates of the Company for purposes of Rule 144 under the Securities Act may be transferred by such affiliates only pursuant to Rule 144, or as otherwise permitted under the Securities Act.

Risks Associated with the Company

        Ownership of Mediaco Class A Shares is subject to a number of risks. The following list of risk factors is not exhaustive. Please read the information in the section captioned "Risk Factors," beginning on page         for a more thorough description of these and other risks.

  Risks Related to the Transactions

  •
  The combined post-separation value of shares of Emmis Common Stock and Mediaco Class A Shares may not equal or exceed the pre-separation value of shares of Emmis Common Stock.

  •
  The Transaction Agreement may be terminated in accordance with its terms and the Transactions may not be consummated.

  •
  Emmis Shareholders will not be entitled to dissenters' rights in connection with the Transactions.

  •
  Directors and executive officers of Emmis and SG Broadcasting may have interests in the Transactions that differ from, are in addition to or conflict with the interests of Emmis Shareholders, including, if the Transactions are completed, the receipt of financial and other benefits.

  •
  The Transactions may disrupt attention of Emmis' management from ongoing business operations of the radio stations being contributed to Mediaco.

  •
  Emmis Shareholders will have a reduced ownership and voting interest in Mediaco after the Transactions and will exercise less influence over management of Mediaco.

  •
  The Company may not achieve some or all of the expected benefits of the Transactions, and its historical and pro forma financial information is not necessarily representative of future results.

  •
  The Distribution of the Mediaco Class A Shares may result in a taxable dividend and/or capital gain without a distribution of associated cash to pay the resulting tax liability.

  •
  The Company will incur increased costs and obligations as a result of being an independent public company.

  •
  As an emerging growth company, the Company cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make Mediaco Class A Shares less attractive to investors.

  Risks Related to the Company's Business

  •
  Our results of operations could be negatively impacted by weak economic conditions and instability in financial markets.

  •
  Radio revenues in the market in which we operate have been challenging and may remain so.

  •
  We may lose audience share and advertising revenue to competing radio stations and other types of media.

  •
  Our radio operations are exclusively concentrated in the New York City market.

  •
  Our radio operations lack the scale of some of our competitors.

  •
  We depend upon Emmis' management to operate our radio stations and expect to continue to do so for the foreseeable future.

  •
  We are a "controlled company" within the meaning of the Nasdaq listing standards and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.

  •
  We must respond to the rapid changes in technology, services and standards that characterize our industry in order to remain competitive, and changes in technology may increase the risk of material intellectual property infringement claims.

  •
  Our business depends on maintaining our licenses with the FCC. We could be prevented from operating a radio station if we fail to maintain our licenses.

  •
  We disseminate large amounts of content to the public. An ill-conceived or mistimed on-air statement or social media post could have a material adverse effect on our business.

  •
  Changes in current Federal regulations could adversely affect our business operations.

  •
  Our business strategy and our ability to operate profitably depend on the continued services of key personnel, including on-air personalities, the loss of whom could have a material adverse effect on our business.

  •
  Impairment losses related to our intangible assets have reduced our stations' earnings in the past and could reduce them in the future.

  •
  The operating results of Mediaco's radio stations have been, and may again in the future be, adversely affected by acts of war, terrorism and natural catastrophes.

  •
  Our business is dependent upon the proper functioning of our internal business processes and information systems and modification or interruption of such systems may disrupt our business, processes and internal controls.

  •
  We may not be successful in identifying any additional suitable acquisition or investment opportunities.

  •
  Future acquisitions or investments could involve unknown risks that could harm our business and adversely affect our financial condition.

  Risks Related to our Indebtedness

  •
  We currently expect to enter into debt financing prior to the closing of the Transactions that we expect will result in substantial indebtedness for the Company. Our substantial indebtedness could adversely affect our financial health.

  •
  To service any future indebtedness and other obligations, we will likely require a significant amount of cash. Our ability to generate cash will depend on many factors beyond our control.

  •
  The terms of any future indebtedness may restrict our current and future operations, particularly our ability to respond to changes in market conditions or to take some actions.

  •
  If we cannot comply with the financial covenants in any debt instruments into which we enter, or obtain waivers or other relief from our lenders, we may default, which could result in loss of our sources of liquidity and acceleration of our indebtedness.

  Risks Related to our Common Stock

  •
  SG Broadcasting will possess significant voting interest with respect to our outstanding common stock, which limits the influence on corporate matters by holders of Mediaco Class A Shares.

  •
  SG Broadcasting's and Emmis' interests may conflict with those of other shareholders.

  •
  Mediaco Class A Shares may cease to be listed on Nasdaq.

  •
  We are an "emerging growth company" and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors for so long as we remain an emerging growth company.

Emerging Growth Company Status

        The Company is an "emerging growth company," as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, the Company is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in the Company's periodic reports and proxy statements, and exemptions from the requirements of holding non-binding advisory "say-on-pay" votes on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find the Company's securities less attractive as a result, the trading market for these securities may be reduced, and the prices of these securities may be traded at lower prices and experience greater volatility.

        In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Emerging growth companies may also take advantage of an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board that require mandatory audit firm rotation or a supplement to the auditors' report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer. The Company intends to take advantage of the benefits of this extended transition period for as long as it is available. The Company's financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. Section 107 of the JOBS Act provides that the decision not to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

        The Company will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the date of the first sale of the Company's common equity securities pursuant to an effective registration statement under the Securities Act or (b) in which the Company has total annual gross revenue of at least $1.07 billion, (2) the date on which the Company is deemed to be a large accelerated filer, which means the market value of the Company's common stock that is held by non-affiliates exceeds $700 million as of the last business day of the Company's most recently complete second fiscal quarter, and (3) the date on which the Company has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

        The Company's corporate headquarters is located at 767 Fifth Avenue, 12th Floor, New York, NY 10153.

 QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS

Why am I receiving this document?

        You are receiving this document because you are an Emmis Shareholder. If you are an Emmis Shareholder as of                        , you are entitled to receive                        Mediaco Class A Shares for every                shares of Emmis Common Stock that you held on such date. This document will help you understand how the Transactions will affect your investment in Emmis and your investment in Mediaco after the Transactions.

Why is Emmis separating its WBLS-FM and WQHT-FM radio stations and distributing Mediaco Class A Shares?

        Mediaco, a wholly owned subsidiary of Emmis, was formed for the purpose of acquiring, via contribution from Emmis, the New York City radio stations WBLS-FM and WQHT-FM and the associated assets and liabilities, and for the purpose of creating a public company, controlled by Standard General, to make future media and other acquisitions.

        The Transactions mark a strategic step for Emmis aimed at unlocking value for Emmis Shareholders by effectively selling a controlling stake in WBLS-FM and WQHT-FM and creating two separate publicly traded companies, each of which is able to focus on its respective business strategies and adapt to the markets in which they operate. Emmis expects that the separation and Distribution will streamline operations for both companies on a going-forward basis, thereby unlocking significant shareholder value.

What is Mediaco?

        Mediaco will be a new, independent publicly traded company after the distribution of Mediaco Class A Shares by Emmis and the completion of the Transactions. Immediately prior to the Distribution, Mediaco will acquire the business and operations of the New York City radio stations WBLS-FM and WQHT-FM and the associated assets and liabilities.

Who is SG Broadcasting?

        Upon completion of the Transactions, SG Broadcasting will be wholly owned by funds managed by Standard General. Standard General, a registered investment advisor, is a New York-based investment firm that manages strategic investments in companies in which they have an opportunity to create or unlock significant value. It is anticipated that immediately following the Transactions, SG Broadcasting will own Mediaco Class B Shares that represent approximately 76.28% of the outstanding common shares on a fully diluted basis and 96.98% of the outstanding voting interests of Mediaco.

What will be the voting rights of the Mediaco Class A Shares?

        The holders of Mediaco Class A Shares and the holders of Mediaco Class B Shares will vote together as a single class in all matters submitted for a vote, except in limited circumstances as further described below and in "Description of Mediaco Securities—Indemnification of Officers and Directors," beginning on page         . The holders of Mediaco Class A Shares will be entitled to vote as a single class, exclusive of all other classes of shares, to elect three members of the Mediaco board of directors, which directors EOC will have the right to nominate so long as the Management Agreement remains in effect or so long as any amount is outstanding under the Emmis Promissory Note. The holders of Mediaco Class B Shares will be entitled to vote as a single class, exclusive of all other classes of shares, to elect four members of the Mediaco board of directors. The holders of Mediaco Class A Shares and the holders of Mediaco Class B Shares will vote together as a single class on all remaining members of the Mediaco board of directors. In all matters submitted to a shareholder vote in which all classes of shares participate, the holders of Mediaco Class A Shares will be entitled to one vote per share and the holders of Mediaco Class B Shares will be entitled to ten votes per share.

        Immediately following the completion of the Transactions, it is expected that the number of votes to which holders of Mediaco Class A Shares and holders of Mediaco Class B Shares will be entitled will represent approximately 3.02% and 96.98%, respectively, of the outstanding voting interests of Mediaco.

How will the Distribution of Mediaco Class A Shares from Emmis work?

        If you are a registered Emmis Shareholder (meaning you hold physical Emmis stock certificates or you own your shares of Emmis Common Stock directly through an account with Emmis' transfer agent,                        ), the transfer agent will credit the number of whole Mediaco Class A Shares you receive in the Distribution to your book-entry account on or shortly after the distribution date.

        If you own your shares of Emmis Common Stock in "street name," meaning you own your shares beneficially through a bank, broker or other nominee, your bank, broker or other nominee will credit your account with the number of whole Mediaco Class A Shares you receive in the Distribution on or shortly after the distribution date. Please contact your bank, broker or other nominee for further information about your account.

        We will not issue any physical stock certificates to any shareholders receiving shares in the Distribution, unless requested through                        . For more information, see "Description of the Transactions," beginning on page         .

What is the record date for the Distribution?

        The record date for the Distribution will be                        , 2019.

What do Emmis Shareholders need to do to participate in the Distribution?

        Emmis Shareholders as of the record date will not be required to take any action to receive Mediaco Class A Shares in the Distribution, but you are urged to read this entire information statement carefully. No Emmis Shareholder approval of the separation or the Distribution is required. You are not being asked for a proxy. You do not need to pay any consideration, exchange or surrender your existing shares of Emmis Common Stock or take any other action to receive your Mediaco Class A Shares. Please do not send in your Emmis share certificates.

How will I receive my Mediaco Class A Shares?

        You will receive Mediaco Class A Shares through the same channels that you currently use to hold or trade shares of Emmis Common Stock, whether through a brokerage account or other channel. Receipt of Mediaco Class A Shares will be documented for you in the same manner that you typically receive shareholder updates, such as monthly broker statements. If you own shares of Emmis Common Stock as of the record date, Emmis, with the assistance of                        the transfer agent, will electronically distribute your Mediaco Class A Shares to you or to your brokerage firm on your behalf in book-entry form.                        will mail you a book-entry account statement that reflects your Mediaco Class A Shares, or your bank or brokerage firm will credit your account for the shares. Following the Distribution, shareholders whose Mediaco Class A Shares are held in book-entry form may request that their Mediaco Class A Shares held in book-entry form be transferred to a brokerage or other account at any time, without charge.

How many Mediaco Class A Shares will I receive in the Distribution?

        Emmis will distribute to you            Mediaco Class A Shares for every                shares of Emmis Common Stock you hold at the close of business on the record date, with the aggregate shares distributed to each Emmis Shareholder of record rounded to the nearest whole number of shares. Based on approximately                 shares of Emmis Common Stock outstanding as of                        , and applying the distribution ratio (without accounting for any rounding in lieu of fractional shares), a total of approximately                        Mediaco Class A Shares and approximately                        Mediaco Class A Shares will be distributed. For further information on the Distribution, see "Description of the Transactions—When and How You Will Receive the Distribution," beginning on page         .

What are Mediaco Class A Shares worth?

        The value of Mediaco Class A Shares will be determined by their trading price after the Distribution. Neither Emmis nor the Company knows what the trading price will be, and neither of them can provide any assurance as to value.

Will fractional shares be distributed in the Distribution?

        No. Emmis Shareholders will not receive cash in lieu of fractional shares. Any fractional Mediaco Class A Shares that any Emmis Shareholder would otherwise be entitled to receive will be rounded to the nearest whole number.

Are Emmis Shareholders entitled to dissenters' rights in connection with the Transactions?

        No. Emmis Shareholders are not entitled to dissenters' rights in connection with the Transactions.

Will Mediaco incur or assume indebtedness in connection with the Transactions?

        In connection with the Transactions, Mediaco intends to enter into a senior secured term loan facility, under which we expect to use net proceeds in an aggregate amount of approximately $50,000,000 to fund a portion of the consideration owed to Emmis in exchange for the Initial Contribution. The terms of such anticipated indebtedness are subject to change and will be finalized prior to the closing of the Transactions. In addition, Mediaco will issue to Emmis the Emmis Promissory Note, which we expect to be subordinate to any senior secured indebtedness. See "Capitalization," beginning on page         , "Management's Discussion and Analysis of Financial Condition and Results of Operations for Mediaco—Liquidity and Capital Resources," on page         , and "Unaudited Pro Forma Condensed Combined Financial Statements," beginning on page         , for more information.

What are the conditions to consummation of the Transactions?

        The Transactions are subject to the satisfaction of a number of conditions (unless waived by one or more parties to the Transaction Agreement), including the following:

  •
  Mediaco having obtained all FCC licenses and all other material licenses, permits, registrations, authorizations or certificates necessary to conduct its business and the FCC shall have consented to the assignment of all FCC licenses to Mediaco;

  •
  No court or administrative agency shall have issued an order and no proceeding by or before any governmental authority shall have been instituted or threatened that would restrain, prohibit or invalidate the Transactions; and

  •
  The Securities and Exchange Commission (the "SEC" or the "Commission") shall have declared effective the registration statement on Form 10 of which this information statement forms a part,

    and such registration statement shall not be subject to any stop order or proceeding seeking a stop order.

        The obligation of each of Emmis, SG Broadcasting and the Company to consummate the Transactions is also subject to several customary and other conditions. In addition, each of Emmis and SG Broadcasting has the right to terminate the Transaction Agreement in certain circumstances. For further information, see "Description of the Transactions—Termination," beginning on page         .

        The Company cannot assure you that any or all of the conditions described above will be met.

What is the expected date of completion of the Transactions?

        The completion and timing of the Transactions are dependent upon a number of conditions. It is expected that Emmis will distribute its Mediaco Class A Shares on                        , to the holders of record of shares of Emmis Common Stock at                        , on the record date.

What if I want to sell my shares of Emmis Common Stock or my Mediaco Class A Shares?

        You should consult with your financial advisors, such as your stockbroker, bank or tax advisor.

What is "regular-way" and "ex-distribution" trading of shares of Emmis Common Stock?

        Beginning on or shortly before the record date and continuing up to and through the Distribution date, it is expected that there will be two markets in shares of Emmis Common Stock: a "regular-way" market and an "ex-distribution" market. Shares of Emmis Common Stock that trade in the "regular-way" market will trade with an entitlement to Mediaco Class A Shares distributed pursuant to the Distribution. Shares of Emmis Common Stock that trade in the "ex-distribution" market will trade without an entitlement to Mediaco Class A Shares distributed pursuant to the Distribution.

        If you decide to sell any shares of Emmis Common Stock before the Distribution date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your shares of Emmis Common Stock with or without your entitlement to Mediaco Class A Shares pursuant to the Distribution.

Where will I be able to trade Mediaco Class A Shares?

        The Company plans to apply to list the Mediaco Class A Shares on Nasdaq under the trading symbol "                        ." Mediaco anticipates that trading in Mediaco Class A Shares will begin on a "when-issued" basis on or shortly before the record date and will continue up to and through the distribution date and that "regular-way" trading in Mediaco Class A Shares will begin on the first trading day following the distribution date. If trading begins on a "when-issued" basis, you may purchase or sell Mediaco Class A Shares up to and through the distribution date, but your transactions will not settle until after the distribution date. Mediaco cannot predict the trading prices for Mediaco Class A Shares before, on or after the distribution date.

What will happen to the listing of Emmis Class A common stock?

        Emmis Class A common stock is expected to continue to trade on the Nasdaq Global Select Market after the Distribution under the symbol "EMMS".

Will the number of shares of Emmis Common Stock that I own change as a result of the Distribution?

        No. The number of shares of Emmis Common Stock that you own will not change as a result of the Distribution.

What are the material U.S. federal income tax considerations of the Distribution?

        The Distribution will be made in the form of a taxable distribution to Emmis Shareholders. An amount equal to the fair market value of the Mediaco Class A Shares received by an Emmis Shareholder on the distribution date will be treated as a taxable dividend to the extent of such Emmis Shareholder's ratable share of Emmis' current and accumulated earnings and profits allocable to the Distribution, with the excess, if any, treated first as a non-taxable return of capital to the extent of such Emmis Shareholder's tax basis in its shares of Emmis Common Stock and thereafter as capital gain.

        You should consult your tax advisor as to the particular consequences of the Distribution to you, including the applicability and effect of any U.S. federal, state and local tax laws, as well as foreign tax laws. For additional information concerning the U.S. federal income tax considerations of the Distribution, see "Material U.S. Federal Income Tax Considerations," beginning on page         .

What will Mediaco's relationship be with Emmis following the Distribution?

        Emmis does not expect to own any of the Mediaco Class A Shares or otherwise have an ownership interest in Mediaco following completion of the Transactions. Following the Distribution, Emmis and Mediaco will be separate publicly traded companies, each with its own board of directors.

        As part of the Transactions, Mediaco and Emmis' wholly owned subsidiary, EOC, intend to enter into an Employee Leasing Agreement and a Management Agreement. Pursuant to the terms of the agreements, Emmis will provide operations and management services to Mediaco's radio stations for a fee. Emmis officers will also serve as the initial Mediaco Class A Directors, as defined in "Description of Mediaco Securities—Indemnification of Officers and Directors," and, during the term of the Management Agreement or so long as amounts remain outstanding under the Emmis Promissory Note, Mediaco's board of directors is obligated to nominate as Mediaco Class A Directors only persons specified by EOC.

How will Mediaco receive its initial cash capitalization?

        In connection with the Transactions, Emmis, SG Broadcasting and Mediaco have entered into the Transaction Agreement, pursuant to which, upon the completion of the Distribution, SG Broadcasting will make an aggregate cash investment in Mediaco of $91.5 million, to be reduced by the net proceeds of any financing arrangements entered into by Mediaco prior to the closing of the Transactions, in exchange for Mediaco Class B Shares. Accordingly, Mediaco intends to enter into a senior secured term loan facility, under which Mediaco anticipates using proceeds in an aggregate amount of approximately $50,000,000 to fund a portion of the consideration owed to Emmis in exchange for the Initial Contribution. Our management believes that the proceeds from these anticipated arrangements, after the payment of certain separation-related expenses, will be sufficient to fund Mediaco's operating expenses and capital expenditure requirements through                        .

Who will manage Mediaco after the Transactions?

        Effective upon the closing of the Transactions, Mediaco will enter into a Management Agreement with EOC for an initial term of two years. Pursuant to the Management Agreement, EOC will continue to provide management services relating to WBLS-FM and WQHT-FM. Mediaco will pay to EOC an annual management fee, as well as reimburse certain fees and costs incurred in managing Mediaco's operations.

        Current Emmis executives Mr. Jeffrey H. Smulyan, Chairman and Chief Executive Officer, Mr. J. Scott Enright, Executive Vice President, General Counsel and Secretary, Mr. Ryan A. Hornaday, Executive Vice President, Chief Financial Officer and Treasurer, and Mr. Patrick M. Walsh, President and Chief Operating Officer are expected to serve in the same capacity as officers of Mediaco, except that Mr. Smulyan will not serve as Chairman of Mediaco. For further information regarding our executive officers, see "Management," beginning on page         .

Who will own Mediaco following the Transactions?

        Immediately following the Transactions, Emmis Shareholders are expected to own Mediaco Class A Shares, representing approximately 23.72% of the outstanding common shares on a fully diluted basis and 3.02% of the outstanding voting interests of Mediaco and SG Broadcasting is expected to own Mediaco Class B Shares, representing approximately 76.28% of the outstanding common stock on a fully diluted basis and 96.98% of the outstanding voting interests of Mediaco.

Are there risks associated with owning Mediaco Class A Shares?

        Yes. Ownership of Mediaco Class A Shares is subject to both general risks and specific risks relating to Mediaco's business, the industry in which it operates, its ongoing contractual relationships with Emmis and its status as a separate, publicly traded company. Ownership of Mediaco Class A Shares is also subject to risks relating to the Transactions. Certain of these risks are described in "Risk Factors," beginning on page         . You are encouraged to read that section carefully.

Does Mediaco plan to pay dividends?

        No. Mediaco currently intends to retain future earnings for use in its business and has no plans to pay any dividends on shares of its common stock in the foreseeable future.

Who will be the distribution agent, transfer agent and registrar for the Mediaco Class A Shares?

        The distribution agent, transfer agent and registrar for the Mediaco Class A Shares will be                        . For questions relating to the mechanics of the Distribution or matters relating to the subsequent transfer of Mediaco Class A Shares, you should contact:

Where can I find more information about Emmis and Mediaco?

        Before the Distribution, if you have any questions, you should contact:

  Emmis Communications Corporation
  Attn: Investor Relations Department
  One Emmis Plaza, 40 Monument Circle
  Indianapolis, Indiana 46204
  Tel: (866) 366-4703
  E-mail: ir@emmis.com

        After the Distribution, Mediaco shareholders who have any questions relating to Mediaco should contact Mediaco at:

 SUMMARY HISTORICAL CARVE OUT FINANCIAL DATA FOR MEDIACO

        The following table presents summary carve out financial information with respect to (i) the combined balance sheets of WQHT-FM and WBLS-FM as of February 28, 2019 and the related combined statements of operations for the years ended February 28, 2018 and 2019, and (ii) the combined condensed balance sheets of WQHT-FM and WBLS-FM as of May 31, 2019 and the related combined condensed statements of operations for the three months ended May 31, 2018 and 2019. The statements of operations and balance sheet data as of February 28, 2019 and for the years ended February 28, 2018 and 2019 has been derived from the audited combined carve out financial statements of WQHT-FM and WBLS-FM for such periods. The statements of operations and balance sheet data as of May 31, 2019 and for the quarters ended May 31, 2018 and 2019 information has been derived from the unaudited combined condensed financial statements of WQHT-FM and WBLS-FM for such periods, and in the opinion of Mediaco's management, these financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to state fairly the data for such periods. The financial information included here may not necessarily reflect Mediaco's financial position, results of operations and cash flows in the future or what Mediaco's financial position, results of operations and cash flows would have been had Mediaco been an independent, publicly traded company during the periods presented.

        For a better understanding, this section should be read in conjunction with the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations of Mediaco" and the audited combined financial statements and corresponding notes included elsewhere in this information statement.

        All amounts presented herein are expressed in thousands, except share and per-share data, unless otherwise specifically noted.

(Amounts in thousands)

	Year Ended		Three Months Ended
	February 28, 2018	February 28, 2019	May 31, 2018	May 31, 2019
			(unaudited)
Statements of Operations Data:
Net revenues	$44,557	$43,091	$9,315	$9,838
Operating income	10,346	7,887	2,395	2,178
Net income	2,000	5,369	1,622	1,481

	February 28, 2019	May 31, 2019
		(unaudited)
Balance Sheet Data:
Total current assets	$9,786	$9,958
Total intangible assets, net	64,025	63,951
Total assets	83,128	94,881
Current liabilities	3,871	6,031
Total liabilities	5,650	18,169
Total liabilities and equity	83,128	94,881

 RISK FACTORS

        We operate in a changing environment that involves numerous known and unknown risks and uncertainties that could have a material and adverse effect on our business, financial condition, and results of operations. The following risks highlight some of the more significant factors that have affected us and could affect us in the future. We may also be affected by unknown risks or risks that we currently believe are immaterial. If any such events actually occur, our business, financial condition, and results of operations could be materially and adversely affected. You should carefully consider the following factors and other information contained in this information statement when evaluating our common stock.

Risks Related to the Transactions

The combined post-separation value of shares of Emmis Common Stock and Mediaco Class A Shares may not equal or exceed the pre-separation value of shares of Emmis Common Stock.

        As a result of the Distribution, Emmis expects the trading price of shares of Emmis Common Stock immediately following the Distribution to be lower than the "regular-way" trading price of such shares immediately prior to the Distribution because the trading price will no longer reflect the full value of Emmis' pre-separation business. There can be no assurance that the aggregate market value of the shares of Emmis Common Stock and the Mediaco Class A Shares following the separation will be equal to or higher than the market value that shares of Emmis Common Stock would have been if the separation did not occur.

The Transaction Agreement may be terminated in accordance with its terms and the Transactions may not be consummated.

        The Transaction Agreement contains a number of conditions that must be fulfilled in order to consummate the Transactions. Those conditions include receipt of the requisite regulatory approvals, including effectiveness of the registration statement on Form 10 of which this information statement is a part; absence of orders prohibiting the closing of the Transactions; certain consents to contract assignments; the continued accuracy of the representations and warranties of both parties subject to specified materiality standards; and the performance by all parties of their covenants and agreements. These conditions to the closing of the Transactions may not be fulfilled and, accordingly, the Transactions may not be consummated. In addition, if the Transactions are not consummated by December 31, 2019, either Emmis or SG Broadcasting may choose not to proceed with the Transactions. Emmis or SG Broadcasting may also elect to terminate the Transactions in certain other circumstances, including if the other party is in material breach of the Transaction Agreement or a court or governmental authority has issued a final and nonappealable order, decree or ruling prohibiting or restraining the Transactions. Emmis and SG Broadcasting can also mutually decide to terminate the Transaction Agreement at any time prior to the consummation of the Transactions. For further information, see "Description of the Transactions—Termination," beginning on page        .

Emmis Shareholders will not be entitled to dissenters' rights in connection with the Transactions.

        The Transactions do not require a vote of Emmis Shareholders. Accordingly, Emmis Shareholders will not be entitled to dissenters' rights if they do not want to receive Mediaco Class A Shares. If holders of shares of Emmis Common Stock do not want to receive Mediaco Class A Shares in the Distribution, their only recourse will be to divest themselves of their shares of Emmis Common Stock prior to the record date or, to the extent feasible, divest themselves of their entitlement to Mediaco Class A Shares prior to the distribution date.

Directors and executive officers of Emmis and Standard General may have interests in the Transactions that differ from, are in addition to or conflict with the interests of Emmis Shareholders, including, if the Transactions are completed, the receipt of financial and other benefits.

        The directors and executive officers of Emmis and Standard General negotiated the terms of the Transaction Agreement. These directors and executive officers may have interests in the Transactions that are different from, in addition to or in conflict with those of Emmis Shareholders generally. These interests include the continued service of certain directors or executive officers of Emmis and of Standard General as directors or executive officers of Mediaco.

The Transactions may disrupt attention of Emmis' management from ongoing business operations of the radio stations being contributed to Mediaco.

        Emmis has expended, and expects to continue to expend, significant management resources to complete the Transactions. Management's attention may be diverted away from the day-to-day operations of radio stations WBLS-FM and WQHT-FM and execution of existing business plans in an effort to complete the Transactions. This diversion of management resources could disrupt the stations' operations and may have an adverse effect on the respective businesses and the financial conditions and results of operations of the business of Mediaco.

Emmis Shareholders will have a reduced ownership and voting interest in Mediaco after the Transactions and will exercise less influence over management of Mediaco.

        Emmis Shareholders have the right to vote in the election of the board of directors of Emmis and on other matters affecting Emmis. Upon the completion of the Transactions, each Emmis Shareholder will have a smaller percentage ownership and voting power of Mediaco than such shareholder had of Emmis immediately prior to the completion of the Transactions. It is currently expected that current shareholders of Emmis as a group will hold shares of Mediaco immediately after the Transactions constituting approximately 23.72% of the Mediaco common shares outstanding on a fully diluted basis and approximately 3.02% of the outstanding voting interests of Mediaco. Because of this, Emmis Shareholders will have significantly less influence on the management and policies of Mediaco than they now have on the management and policies of Emmis.

The Company may not achieve some or all of the expected benefits of the Transactions, and its historical and pro forma financial information is not necessarily representative of future results.

        There is a risk that some or all of the expected benefits of the Transactions may fail to materialize, or may not occur within the time periods anticipated. The realization of such benefits may be affected by a number of factors, many of which are beyond the Company's control, including but not limited to the strength or weakness of the economy and competitive factors in the area where it does business, the effects of competition in the market in which it operates, and the impact of changes in the laws and regulations regulating radio broadcasting in the United States and New York City. The challenge of decoupling businesses previously operated as a consolidated group, particularly where some of the radio stations operated by Emmis in New York City are not included in the Transactions, makes evaluating the Company's business and future financial prospects following the Transactions difficult. The Company's ability to realize anticipated benefits will depend, in part, on its ability to successfully operate the Company's business independent of the larger Emmis operations in a manner that results in various benefits, including, among other things, expanding market ranking and operating efficiencies, and that does not materially disrupt existing relationships nor result in decreased revenues.

        The past financial performance of each of WQHT-FM and WBLS-FM may not be indicative of future financial performance of Mediaco. Realization of the anticipated benefits of the Transactions will depend, in part, on the Company's ability to successfully separate and operate its business. Additionally, the Company expects to devote significant attention to coordinating processes of reporting and procedures for oversight as part of managing an independent public company. The diversion of management's attention and any delays or difficulties encountered in connection with the Transactions and the separation of the Company's operations from Emmis could have an adverse effect on the Company's business, financial condition, results of operations and cash flows. The consummation of the Transactions and the separation of the businesses may also result in additional and unforeseen expenses.

        Failure to realize all of the anticipated benefits of the Transactions may impact the Company's business, financial condition and results of operations.

The Distribution of the Mediaco Class A Shares may result in a taxable dividend and/or capital gain without a distribution of associated cash to pay the resulting tax liability.

        A U.S. Emmis Shareholder receiving Mediaco Class A Shares in the Distribution will be treated as receiving a taxable distribution in an amount equal to the fair market value of the Mediaco Class A Shares received on the distribution date. That distribution will be treated as a taxable dividend to the extent of such U.S. Holder's, as defined in "Material U.S. Federal Income Tax Considerations," ratable share of Emmis' current and accumulated earnings and profits allocable to the Distribution (including any additional earnings and profits recognized by Emmis as a result of the Initial Contribution and Distribution), with the excess, if any, treated first as a non-taxable return of capital to the extent of the U.S. Holder's adjusted tax basis in its shares of Emmis Common Stock (thus reducing such adjusted tax basis) and thereafter as capital gain. See "Material U.S. Federal Income Tax Considerations," beginning on page        , for an explanation of the material U.S. federal income tax considerations of the Distribution. The Distribution will not serve as a source of cash to pay any resulting tax liability related to the Distribution.

The Company will incur increased costs and obligations as a result of being an independent public company.

        As an independent publicly traded company, the Company will incur significant legal, accounting and other expenses that the Company was not required to incur in the recent past, particularly after the Company is no longer an "emerging growth company" as defined under the JOBS Act. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd Frank Act and the rules and regulations promulgated and to be promulgated thereunder, as well as under the Sarbanes-Oxley Act, the JOBS Act, and the rules and regulations of the SEC and Nasdaq, have created uncertainty for public companies and increased the Company's costs and the time that the Company's board of directors and management must devote to complying with these rules and regulations. The Company expects these rules and regulations to increase its legal and financial compliance costs and lead to a diversion of management time and attention from revenue generating activities.

        Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management's attention from implementing the Company's growth strategy, which could prevent the Company from improving its business, financial condition, results of operations and cash flows. The Company has made, and will continue to make, changes to its internal controls and procedures for financial reporting and accounting systems to meet its reporting obligations as a publicly traded company. However, the measures the Company takes may not be sufficient to satisfy its obligations as a publicly traded company.

As an emerging growth company, the Company cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make Mediaco Class A Shares less attractive to investors.

        The Company is an emerging growth company as defined in the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to obtain an assessment of the effectiveness of the Company's internal controls over financial reporting from its independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. The Company cannot predict if investors will find its shares less attractive because it will rely on these exemptions. If some investors find the Company's shares less attractive as a result, there may be a less active market for the Company's shares and its share price may be more volatile.

        In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies. The Company intends to take advantage of the benefits of this extended transition period, for as long as it is available. As a result, the Company's financial statements may not be comparable to those of companies that comply with such new or revised accounting standards.

        Pursuant to the JOBS Act, the Company's independent registered public accounting firm will not be required to attest to the effectiveness of the Company's internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for so long as it is an emerging growth company.

        Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of the Company's internal control over financial reporting, starting with the second annual report that it files with the SEC after the consummation of its initial public listing, and generally requires in the same report a report by its independent registered public accounting firm on the effectiveness of its internal control over financial reporting. However, as an emerging growth company, the Company's independent registered public accounting firm will not be required to attest to the effectiveness of its internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until it is no longer an emerging growth company. The Company could be an emerging growth company for up to five years.

Risks Related to our Business

Our results of operations could be negatively impacted by weak economic conditions and instability in financial markets.

        We believe that advertising is a discretionary business expense. Spending on advertising tends to decline disproportionately during an economic recession or downturn as compared to other types of business spending. Consequently, a downturn in the United States economy generally has an adverse effect on our advertising revenue and, therefore, our results of operations. A recession or downturn in the economy of any individual geographic market, particularly our exclusive market of New York, could have a significant adverse effect on us.

        Even in the absence of a general recession or downturn in the economy, an individual business sector (such as the automotive industry) that tends to spend more on advertising than other sectors might be forced to reduce its advertising expenditures if that sector experiences a downturn. If that sector's spending represents a significant portion of our advertising revenues, any reduction in its advertising expenditures may affect our revenue.

Radio revenues in the market in which we operate have been challenging and may remain so.

        Radio revenues in the market in which we operate have lagged the growth of the general United States economy. New York market revenues, as measured by the accounting firm Miller Kaplan Arase LLP ("Miller Kaplan"), during the years ended February 2018 and 2019 were down 0.3% and 2.0%, respectively. During this same period, the U.S. Bureau of Economic Analysis reports that U.S. real gross domestic product growth has been approximately 2% to 3% each year. Our results of operations could be negatively impacted if radio revenue performance in the markets in which we operate continues to lag general United States economic growth.

We may lose audience share and advertising revenue to competing radio stations or other types of media.

        The radio broadcasting industry is highly competitive. Our radio stations compete for audiences and advertising revenue with other radio stations and station groups, as well as with other media. Shifts in population, demographics, audience tastes, consumer use of technology and forms of media and other factors beyond our control could cause us to lose market share. Any adverse change in our market, or adverse change in the relative market positions of ours stations, could have a material adverse effect on our revenue or ratings, could require increased promotion or other expenses in that market, and could adversely affect our revenue. Other radio broadcasting companies may enter the market in which we operate or markets in which we may operate in the future. These companies may be larger and have more financial resources than we have. Our radio stations may not be able to maintain or increase their current audience ratings and advertising revenue in the face of such competition.

        Mediaco expects to continue to routinely conduct market research to review the competitive position of our stations in the market. If we determine that a station could improve its operating performance by serving a different demographic, we may change the format of that station. Our competitors may respond to our actions by more aggressive promotions of their stations or by replacing the format we vacate, limiting our options if we do not achieve expected results with our new format.

        From time to time, other stations may change their format or programming, a new station may adopt a format to compete directly with our stations for audiences and advertisers, or stations might engage in aggressive promotional campaigns. These tactics could result in lower ratings and advertising revenue or increased promotion and other expenses and, consequently, lower earnings and cash flow for us. Any failure by us to respond, or to respond as quickly as our competitors, could also have an adverse effect on our business and financial performance.

        Because of the competitive factors we face, we cannot assure investors that we will be able to maintain or increase our current audience ratings and advertising revenue.

Our radio operations are exclusively concentrated in the New York City market.

        Our radio operations are located exclusively in New York City. Since our revenues are concentrated in this market, an economic downturn, increased competition or another significant negative event in the New York City market could reduce our revenues more dramatically than other companies that do not depend as much on this market, which could have a material and adverse effect on our financial condition and results of operations.

Our radio operations lack the scale of some of our competitors.

        Mediaco's only radio stations will be two stations in New York. Some of our competitors in this market have larger clusters of radio stations. Our competitors may be able to leverage their market share to extract a greater percentage of available advertising revenues in this market and may be able to realize operating efficiencies by programming multiple stations in the market. Also, given our reliance on urban formats in New York, our financial condition and results of operations could be materially and adversely affected by additional urban format competition by our competitors.

We depend upon Emmis' management to operate our radio stations and expect to do so for the foreseeable future.

        In connection with the completion of the Transactions, we expect to enter into a Management Agreement with Emmis' wholly-owned subsidiary, EOC. Pursuant to this agreement, EOC will be responsible for substantially all of the operations and management of our radio stations for a fee. As such, we will be dependent on the reliability and effectiveness of Emmis' management, and cannot guarantee that their officers and employees will be sufficient in number or will have the necessary capability for their assigned roles, particularly with Emmis personnel who will, for the first time, have responsibility for running two public companies at the same time.

        We can make no assurances that we will be able to continue to receive such services from Emmis on a long-term basis on acceptable terms or at all. We would be materially adversely affected if Emmis becomes unable or unwilling to continue providing services for our benefit at the level of quality and at the cost provided in the Management Agreement. If we were required to employ a management company other than EOC, we cannot offer any assurances that the terms of such management agreement would be on terms as favorable to the Company in the long term.

We are a "controlled company" within the meaning of the Nasdaq listing standards and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.

        Immediately following this offering and the application of net proceeds from this offering, SG Broadcasting will control approximately 96.98% of the outstanding voting interests of Mediaco immediately following the Transactions through their ownership of Mediaco Class B Shares. Because of the voting power of SG Broadcasting, we are considered a "controlled company" for purposes of Nasdaq requirements. As such, we are exempt from certain corporate governance requirements of Nasdaq, including the requirements that (i) a majority of the board of directors consist of independent directors, (ii) we have a Nominating and Corporate Governance Committee that is composed entirely of independent directors and (iii) we have a Compensation Committee that is composed entirely of independent directors. Following the Transactions, we intend to rely on some or all of these exemptions. As a result, we will not have a majority of independent directors, we will not have a Nominating and Corporate Governance Committee and our Compensation Committee may not consist entirely of independent directors so long as we are considered a "controlled company" under Nasdaq requirements. Accordingly, you will not have the same protections afforded to shareholders of companies that are subject to all of Nasdaq's corporate governance requirements.

We must respond to the rapid changes in technology, services and standards that characterize our industry in order to remain competitive, and changes in technology may increase the risk of material intellectual property infringement claims.

        The radio broadcasting industry is subject to rapid technological changes, evolving industry standards and the emergence of competition from new technologies and services. We cannot assure you that we will have the resources to acquire new technologies or to introduce new services that could compete with these new technologies. Various media technologies and services that have been developed or introduced include:

  •
  satellite-delivered digital audio radio service, which has resulted in subscriber-based satellite radio services with numerous niche formats;

  •
  audio programming by cable systems, direct-broadcast satellite systems, Internet content providers and other digital audio broadcast formats, including podcasts;

  •
  personal digital audio devices;

  •
  HD Radio®, which provides multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional AM and FM radio services; and

  •
  low-power FM radio, which could result in additional FM radio broadcast outlets, including additional low-power FM radio signals authorized in December 2010 under the Local Community Radio Act.

        New media has resulted in fragmentation in the advertising market, but we cannot predict the impact that additional competition arising from new technologies may have on the radio broadcasting industry or on our financial condition and results of operations.

        A number of automakers are introducing more advanced, interactive dashboard technology including the introduction of technologies like Apple CarPlay and Google Android Auto that enable vehicle entertainment systems to more easily interface with a consumer's smartphone and include alternative audio entertainment options.

        Programmatic buying, which enables an advertiser to purchase advertising inventory through an exchange or other service and bypass the traditional personal sales relationship, has become widely adopted in the purchase of digital advertising and is an emerging trend in the radio industry. We cannot predict the impact programmatic buying may have on the radio industry or our financial condition and results of operations.

        Additionally, technological advancements in the operation of radio stations and related businesses have increased the number of patent and other intellectual property infringement claims brought against broadcasters, including Emmis. While our stations have not historically been subject to material patent and other intellectual property claims and the Company intends to take steps to limit the likelihood of, and exposure to, such claims, no assurance can be given that material claims will not be asserted in the future.

Our business depends on maintaining our licenses with the FCC. We could be prevented from operating a radio station if we fail to maintain our licenses.

        The radio broadcasting industry is subject to extensive and changing regulation. The Communications Act and FCC rules and policies require FCC approval for transfers of control and assignments of FCC licenses. The filing of petitions or complaints against FCC applications for approval could result in the FCC delaying the grant of, or refusing to grant, its consent to the assignment of an FCC license or to the transfer of control of an FCC licensee. In certain circumstances, the Communications Act and FCC rules and policies will operate to impose limitations on alien ownership and voting of our common stock. There can be no assurance that there will be no changes in the current regulatory scheme or that additional regulations will not be imposed or additional regulatory agencies created, if any, which could restrict or curtail our ability to acquire, operate and dispose of stations or, in general, to compete profitably with other operators of radio and other media properties.

        Each of our radio stations operates pursuant to one or more licenses issued by the FCC. Under FCC rules, radio station licenses are granted for a term of eight years. Our licenses expire in June 2022. Although we will apply to renew these licenses, third parties may challenge our renewal applications. While we are not aware of facts or circumstances that would prevent us from having our current licenses renewed, there can be no assurance that the licenses will be renewed or that renewals will not include conditions or qualifications that could adversely affect our business and operations. Failure to obtain the renewal of any of our broadcast licenses may have a material adverse effect on our business and operations. In addition, if we or any of our officers, directors or significant shareholders materially violates the FCC's rules and regulations or the Communications Act, is convicted of a felony or is found to have engaged in unlawful anticompetitive conduct or fraud upon another government agency, the FCC may, in response to a petition from a third party or on its own initiative, in its discretion, commence a proceeding to impose sanctions upon us which could involve the imposition of monetary fines, the revocation of our broadcast licenses or other sanctions. If the FCC were to issue an order denying a license renewal application or revoking a license, we would be required to cease operating the applicable radio station only after we had exhausted all rights to administrative and judicial review without success.

We disseminate large amounts of content to the public. An ill-conceived or mistimed on-air statement or social media post could have a material adverse effect on our business.

        The FCC's rules prohibit the broadcast of obscene material at any time and prohibit indecent material between the hours of 6 a.m. and 10 p.m. Broadcasters are at risk of violating the prohibition on the broadcast of indecent material because of the FCC's broad definition of such material, coupled with the spontaneity of live programming.

        Congress has dramatically increased the penalties for broadcasting obscene, indecent or profane programming and broadcasters can potentially face license revocation, renewal or qualification proceedings in the event that they broadcast indecent material. In addition, the FCC's heightened focus on indecency, against the broadcast industry generally, may encourage third parties to oppose our license renewal applications or applications for consent to acquire broadcast stations. As a result of these developments, we have implemented certain measures that are designed to reduce the risk of broadcasting indecent material in violation of the FCC's rules. These and other future modifications to our programming in an effort to reduce the risk of indecency violations could have an adverse effect on our competitive position.

        Even statements that do not violate the FCC's indecency rules or social media posts could offend our audiences and advertisers or infringe the rights of third parties, resulting in a decline in ratings, a loss in revenues, a challenge to our broadcast licenses, or extended litigation. While we maintain insurance covering some of these risks, others are effectively uninsurable and could have a material and adverse effect on our financial condition and results of operations.

Changes in current Federal regulations could adversely affect our business operations.

        Congress and the FCC have under consideration, and may in the future consider and adopt, new laws, regulations and policies that could, directly or indirectly, affect the profitability of our broadcast stations. In particular, Congress is considering a revocation of radio's exemption from paying royalties to performing artists for use of their recordings (radio already pays a royalty to songwriters). A requirement to pay additional royalties could have a material and adverse effect on our financial condition and results of operations.

Our business strategy and our ability to operate profitably depend on the continued services of key personnel, including on-air personalities, the loss of whom could have a material adverse effect on our business.

        Our success depends in large part upon the leadership and performance of the radio stations' management team and other key personnel, all of whom will initially continue to be employed by Emmis under the terms of the Employee Leasing Agreement. Operating as an independent company will demand a significant amount of time and effort from our management and other personnel and may give rise to increased turnover. If we lose the services of members of our management team or other key personnel, we may not be able to successfully manage our business or achieve our business objectives.

        Following the separation, we will need to continue to attract and retain qualified key personnel in a highly competitive environment. Our ability to attract, recruit and retain such talent will depend on a number of factors, including the hiring practices of our competitors, the performance of our developing business programs, our compensation and benefits, and economic conditions affecting our industry generally. Our radio stations' personnel includes several on-air personalities and hosts of syndicated radio programs with large and loyal audiences in their respective broadcast areas. These on-air personalities are sometimes significantly responsible for the ranking of a station and, thus, the ability of the station to sell advertising. Such on-air personalities or other key individuals may not remain with our radio stations and we may not retain their audiences, which could affect our competitive position. If we cannot effectively hire and retain qualified employees, our business, prospects, financial condition and results of operations could suffer.

Impairment losses related to our intangible assets have reduced our stations' earnings in the past and could reduce them in the future.

        We have reported significant net losses in our combined statement of operations in the past as a result of recording noncash impairment charges, mostly related to FCC licenses and goodwill. However, we did not record any impairment charges during the years ended February 28, 2018 and 2019. As of February 28, 2019, our FCC licenses comprised 76% of our total assets. If events occur or circumstances change, or even if radio valuations trend downward, the fair value of our FCC licenses might fall below the amount reflected on our balance sheet, and we may be required to recognize impairment charges, which may be material, in future periods.

The operating results of Mediaco's radio stations have been, and may again in the future be, adversely affected by acts of war, terrorism and natural catastrophes.

        Acts of war and terrorism against the United States, and the country's response to such acts, may negatively affect the U.S. advertising market, which could cause our advertising revenues to decline due to advertising cancellations, delays or defaults in payment for advertising time, and other factors. In addition, these events may have other negative effects on our business, the nature and duration of which we cannot predict.

        For example, after the September 11, 2001 terrorist attacks, Emmis decided that the public interest would be best served by the presentation of continuous commercial-free coverage of the unfolding events on our stations. That temporary policy had a material adverse effect on Emmis' advertising revenues and operating results for the month of September 2001. Future events like those of September 11, 2001 may cause us to adopt similar policies, which could have a material adverse effect on our advertising revenues and operating results.

        Additionally, the attacks on the World Trade Center on September 11, 2001 resulted in the destruction of the transmitter facilities that were located there. Broadcasters that had facilities located in the destroyed buildings experienced temporary disruptions in their ability to broadcast. Since we tend to locate transmission facilities for stations serving urban areas on tall buildings or other significant structures, such as the Empire State Building in New York, further terrorist attacks or other disasters could cause similar disruptions in our broadcasts in the areas affected. If these disruptions occur, we may not be able to locate adequate replacement facilities in a cost-effective or timely manner or at all. Failure to remedy disruptions caused by terrorist attacks or other disasters and any resulting degradation in signal coverage could have a material adverse effect on our business and results of operations.

        Similarly, hurricanes, floods, tornadoes, earthquakes, wild fires and other natural disasters could have a material adverse effect on our operations. While we generally carry insurance covering such catastrophes, we cannot be sure that the proceeds from such insurance will be sufficient to offset the costs of rebuilding or repairing our property or the lost income.

Our business is dependent upon the proper functioning of our internal business processes and information systems and modification or interruption of such systems may disrupt our business, processes and internal controls.

        The proper functioning of our internal business processes and information systems is critical to the efficient operation and management of our business. If these information technology systems fail or are interrupted, our operations may be adversely affected and operating results could be harmed. Our business processes and information systems need to be sufficiently scalable to adapt to the size of our business and may require modifications or upgrades that expose us to a number of operational risks. Our information technology systems, and those of third party providers, may also be vulnerable to damage or disruption caused by circumstances beyond our control. These include catastrophic events, power anomalies or outages, natural disasters, computer system or network failures, viruses or malware, physical or electronic intrusions, unauthorized access and cyber-attacks. Any material disruption, malfunction or similar challenges with our business processes or information systems, or disruptions or challenges relating to the transition to new processes, systems or providers, could have a material adverse effect on our financial condition and results of operations.

We may not be successful in identifying any additional suitable acquisition or investment opportunities.

        As part of our business strategy, we may pursue acquisitions or other investment opportunities. However, there is no assurance that we will be successful in identifying or consummating any suitable acquisitions and certain acquisition opportunities may be limited or prohibited by applicable regulatory regimes. Even if we do complete acquisitions or business combinations, there is no assurance that any of them will be of value in enhancing our business or our financial condition. In addition, our ongoing activities could divert a substantial amount of our management time and may be difficult for us to integrate, which could adversely affect management's ability to identify and consummate other investment opportunities. The failure to identify or successfully integrate future acquisitions and investment opportunities could have a material adverse effect on our results of operations and financial condition.

        Because we face significant competition for acquisition and investment opportunities, it may be difficult for us to fully execute our business strategy. We expect to encounter intense competition for acquisition and investment opportunities from both strategic investors and other potential competitors, such as private investors (which may be individuals or investment partnerships), blank check companies, and other entities, domestic and international, competing for the type of businesses that we may intend to acquire. Many of these competitors possess greater technical, human and other resources, or more local industry knowledge, or greater access to capital, than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. These factors may place us at a competitive disadvantage in successfully completing future acquisitions and investments.

        In addition, while we believe that there are numerous target businesses that we could potentially acquire or invest in, our ability to compete with respect to the acquisition of certain target businesses that are sizable will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing acquisition and investment opportunities.

Future acquisitions or investments could involve unknown risks that could harm our business and adversely affect our financial condition.

        We may make acquisitions in a variety of industries and market sectors. Future acquisitions that we consummate will involve unknown risks, some of which will be particular to the industry in which the acquisition target operates. We may be unable to adequately address the financial, legal and operational risks raised by such acquisitions, especially if we are unfamiliar with the industry in which we invest. The realization of any unknown risks could prevent or limit us from realizing the projected benefits of the acquisitions, which could adversely affect our financial condition and liquidity. In addition, our financial condition and results of operations will be subject to the specific risks applicable to any company in which we invest.

Risks Related to our Indebtedness

We expect to enter into debt financing prior to the closing of the Transactions that will result in substantial indebtedness for the Company. Our substantial indebtedness could adversely affect our financial health.

        In connection with the Transactions, we expect to enter into a financing arrangement in the form of a senior secured term loan, which we anticipate will provide for a borrowing of $50,000,000 upon the close of the Transactions, with the net proceeds to be paid concurrently to Emmis as consideration for the Initial Contribution. In addition, Mediaco intends to issue to Emmis the Emmis Promissory Note, which we expect will be for a principal amount of $5 million and be subordinated to any senior secured indebtedness. As a result, after the Transactions, we expect to be responsible for servicing significant outstanding debt incurred in connection with the Transactions, as well as for obtaining and maintaining sufficient working capital and other funds to satisfy our cash requirements.

        We cannot be certain that our earnings will be sufficient to allow us to timely pay principal and interest on our debt or to meet our other obligations. If we do not have sufficient earnings, we may be required to refinance all or part of any future indebtedness, sell assets, borrow more money or sell more securities, none of which we can guarantee we will be able to do. Our ability to incur additional debt will be limited by the terms and conditions of any future credit facility. Any of the above listed factors could have a material adverse effect on our business, financial condition and results of operations.

To service any future indebtedness and other obligations, we will likely require a significant amount of cash. Our ability to generate cash will depend on many factors beyond our control.

        Any future long-term debt agreements will likely require us to pay periodic interest and principal payments during the term of such indebtedness. Our ability to make payments on any future indebtedness and to fund capital expenditures will depend on our ability to generate cash in the future. This ability to generate cash, to a certain extent, will be subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our businesses might not generate sufficient cash flow from operations. We might not be able to complete future offerings, and future borrowings might not be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs.

The terms of any future indebtedness may restrict our current and future operations, particularly our ability to respond to changes in market conditions or to take some actions.

        Any future long-term debt instruments may impose significant operating and financial restrictions on us. These restrictions will likely significantly limit or prohibit, among other things, our ability to incur additional indebtedness, pay dividends on securities, incur liens, enter into asset purchase or sale transactions, merge or consolidate with another company, dispose of our assets or make certain other payments or investments.

        These restrictions may limit our ability to grow our business through acquisitions and could limit our ability to respond to market conditions or meet extraordinary capital needs. They also could restrict our corporate activities in other ways and could adversely affect our ability to finance our future operations or capital needs.

If we cannot comply with the financial covenants in any debt instruments into which we enter, or obtain waivers or other relief from our lenders, we may default, which could result in loss of our sources of liquidity and acceleration of our indebtedness.

        The instruments governing the debt that we expect to incur prior to the closing of the Transactions will likely contain restrictive financial covenants. Our ability to comply with the covenants in our debt instruments will depend upon our future performance and various other factors, such as business, competitive, technological, legislative and regulatory factors, some of which will be beyond our control. We may not be able to maintain compliance with all of these covenants. In that event, we would need to seek an amendment to our debt instruments, or would need to refinance our debt instruments. There can be no assurance that we will be able to obtain future amendments or waivers of our debt instruments, or refinance our debt instruments and, even if so, it is likely that such relief would only last for a specified period, potentially necessitating additional amendments, waivers or refinancings in the future. In the event that we do not maintain compliance with the covenants under any future debt instruments, the lenders could declare an event of default, resulting in a material adverse impact on our financial position. Upon the occurrence of an event of default under any future debt instruments, the lenders will likely be able to elect to declare all amounts outstanding under our credit agreements to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against any collateral granted to them to secure that indebtedness. If the lenders accelerate the repayment of borrowings, we may be forced to liquidate certain assets to repay all or part of any future debt instruments, and we cannot be assured that sufficient assets will remain for us to continue our business operations after we have paid all of the borrowings. Our ability to liquidate assets will be affected by the regulatory restrictions associated with radio stations, including FCC licensing, which may make the market for these assets less liquid and increase the chances that these assets will be liquidated at a significant loss.

Risks Related to our Common Stock

SG Broadcasting will possess significant voting interest with respect to our outstanding common stock, which limits the influence on corporate matters by holders of Mediaco Class A Shares.

        As a result of the Transactions, it is expected that SG Broadcasting will hold approximately 96.98% of the voting interests of our outstanding common stock on a fully diluted basis. Accordingly, SG Broadcasting will have the ability to significantly influence our management and affairs through the election and removal of our board of directors and all other matters requiring shareholder approval unless a separate vote of the Mediaco Class A Shares is required by our articles of incorporation or Indiana law, including any future merger, consolidation or sale of all or substantially all of our assets. This concentrated voting interest could also discourage others from initiating any potential merger, takeover or other change-of-control transaction that may otherwise be beneficial to our shareholders. Furthermore, this concentrated control will limit the practical effect of the influence by holders of Mediaco Class A Shares over our business and affairs, through any shareholder vote or otherwise. Accordingly, the effects of any of the above could depress the price of Mediaco Class A Shares.

Standard General's and Emmis' interests may conflict with those of other shareholders.

        As noted above, the directors and executive officers of Emmis and Standard General negotiated the terms of the Transaction Agreement and they may have interests in the Transactions that are different from, in addition to or in conflict with those of Emmis Shareholders. Potential conflicts could arise, for example, over matters such as the desirability of changes in our business and operations, funding and capital matters, regulatory matters, matters arising with respect to the separation or otherwise, employee retention or recruiting, or our dividend policy. Immediately after the Transactions, SG Broadcasting, a company wholly owned by funds managed by Standard General, is expected to beneficially own shares representing approximately 96.98% of the outstanding combined voting power of all classes of our common stock. Therefore, SG Broadcasting is in a position to exercise substantial influence over the outcome of most matters submitted to a vote of our shareholders, including the election of a majority of our directors, the determination to engage in a merger, acquisition or disposition of a material amount of assets, or otherwise.

        Additionally, Emmis does not expect to hold any common stock of Mediaco after the consummation of the Transactions, and its officers will be serving as the initial Mediaco Class A Directors. These officers will initially be shareholders of Mediaco, but no assurance can be given that they will retain their ownership of Mediaco shares. Further, during the term of the Management Agreement or so long as amounts remain outstanding under the Emmis Promissory Note, Mediaco's board of directors is obligated to nominate as Mediaco Class A Directors only persons specified by Emmis. Under Indiana law, directors of Mediaco may, in considering the best interests of the Company, consider the effects of any action on shareholders, employees, suppliers, and customers of the Company, and communities in which offices or other facilities of the Company are located, and any other factors the directors consider pertinent.

Mediaco Class A Shares may cease to be listed on Nasdaq.

        The Company plans to apply to list the Mediaco Class A Shares on Nasdaq under the ticker symbol "        ". If approved for listing, we may not be able to meet the continued listing requirements of Nasdaq, which require, among other things, a minimum closing price of Mediaco Class A Shares, a minimum market capitalization and minimum shareholders' equity. If we are unable to satisfy the requirements of Nasdaq for continued listing, Mediaco Class A Shares would be subject to delisting from that market, and we might or might not be eligible to list our shares on another market.

        A delisting of Mediaco Class A Shares from Nasdaq could negatively impact us by, among other things, reducing the liquidity and market price of Mediaco Class A Shares. There can be no assurance that we will be able to comply with Nasdaq's continued listing requirements.

We are an "emerging growth company" and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, Mediaco Class A Shares may be less attractive to investors for so long as we remain an emerging growth company.

        We are an "emerging growth company," as defined in the JOBS Act, and we intend to take advantage of some of the exemptions from reporting requirements that are afforded to emerging growth companies, including, but not limited to, exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find Mediaco Class A Shares less attractive because we intend to rely on these exemptions. If some investors find Mediaco Class A Shares less attractive as a result, there may be a less active trading market for Mediaco Class A Shares and its stock price may be lower or more volatile as a result. We may take advantage of these exemptions until we no longer qualify as an emerging growth company.

 CAUTIONARY NOTICE CONCERNING FORWARD-LOOKING STATEMENTS

        This report includes or incorporates forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The disclosure and analysis set forth in this information statement includes management's assumptions, expectations, projections, intentions and beliefs about future events in a number of places, particularly in relation to our operations, cash flows, financial position, plans, strategies, business prospects, changes and trends in our business and the markets in which we operate. These statements are intended as forward-looking statements. In some cases, predictive, future-tense or forward-looking words such as "intend," "plan," "may," "will," "project," "estimate," "anticipate," "believe," "expect," "continue," "potential," "opportunity," "forecast," "should" and similar expressions, whether in the negative or affirmative, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.

        Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, such matters as:

  •
  The completion and timing of the Transactions and any benefits or costs of the separation;

  •
  The tax treatment of the Distribution and the impact on Emmis Shareholders;

  •
  Our relationship with Emmis following the Transactions and EOC's ability to effectively manage our operations;

  •
  Potential conflicts of interest with S.G. Broadcasting and our status as a "controlled company";

  •
  Our ability to operate as a standalone public company and to execute on our business strategy;

  •
  Our ability to compete with, and integrate into our operations, new media channels, such as digital video, YouTube, and real-time media delivery;

  •
  Our ability to continue to exchange advertising time for goods or services;

  •
  Our ability to use market research, advertising and promotions to attract and retain audiences;

  •
  U.S. regulatory requirements for owning and operating media broadcasting channels and our ability to maintain regulatory licenses granted by the FCC;

  •
  Industry and economic trends within the U.S. radio industry;

  •
  Our ability to obtain financing in connection with the Transactions, to finance our operations or to obtain financing on terms that are favorable to Mediaco;

  •
  Our ability to successfully complete and integrate any future acquisitions;

  •
  The accuracy of management's estimates and assumptions on which the Company's financial projections are based; and

  •
  Other factors discussed in "Risk Factors," beginning on page     .

        We caution that the forward-looking statements included in this information statement represent our estimates and assumptions only as of the date of this information statement and are not intended to give any assurance as to future results. These forward-looking statements are not statements of historical fact and represent only our management's beliefs and expectations as of the date hereof, and involve risks and uncertainties that could cause actual results to differ materially and inversely from expectations expressed in or indicated by the forward-looking statements. Assumptions, expectations, projections, intentions and beliefs about future events may, and often do, vary from actual results and these differences can be material. There are a variety of factors, many of which are beyond our control, which affect our operations, performance, business strategy and results and could cause actual reported results and performance to differ materially from the performance and expectations expressed in these forward-looking statements. These factors include, but are not limited to, the strength of the economy and the financial markets in which we operate; our dependence upon Emmis to manage the operations of our radio stations; changes in federal and local regulations of the broadcasting industry; our ability to maintain regulatory licenses necessary to operate our radio stations; and the other risks and uncertainties that are outlined in this information statement. As a result, the forward-looking events discussed in this information statement might not occur and our actual results may differ materially from those anticipated in the forward-looking statements. Accordingly, you should not unduly rely on any forward-looking statements.

        We undertake no obligation to update or revise any forward-looking statements contained in this information statement, whether as a result of new information, future events, a change in our views or expectations or otherwise. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the effect of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

 DIVIDEND POLICY

        Mediaco currently intends to retain future earnings for use in its business and has no plans to pay any dividends on shares of its common stock in the foreseeable future.

 CAPITALIZATION

        The following table, which you should read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Mediaco," "Unaudited Pro Forma Condensed Combined Financial Statements" and the historical combined financial statements and accompanying notes included elsewhere in this information statement, sets forth our cash and cash equivalents and combined capitalization as of May 31, 2019 on an historical basis and on a pro forma basis after giving effect to the Transactions. The information below is not necessarily indicative of what the Company's capitalization would have been had the Transactions been completed as of May 31, 2019. In addition, it is not indicative of the Company's future capitalization.

	MAY 31, 2019
	(Historical)	(Pro Forma)
	(Unaudited) (in thousands, except per share amounts)
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,044	$8,161
Current maturities of long-term debt	—	—
Accrued salaries and commissions	584	584
Deferred revenue	1,132	1,132
Income taxes payable	919	—
Operating lease liabilities	2,271	2,271
Other	81	81

Total current liabilities	6,031	12,229
LONG-TERM DEBT, NET OF CURRENT PORTION	—	53,000
OPERATING LEASE LIABILITIES, NET OF CURRENT	12,053	12,053
OTHER NONCURRENT LIABILITIES	85	85
DEFERRED INCOME TAXES	—	—

Total liabilities	18,169	77,367
COMMITMENTS AND CONTINGENCIES (NOTE 8)
EQUITY:
Class A common stock, $.01 par value; authorized shares; issued and outstanding 2,372,000 shares at May 31, 2019	—	24
Class B common stock, $.01 par value; authorized shares; issued and outstanding 7,628,000 shares at May 31, 2019	—	76
Class C common stock, $.01 par value; authorized shares; none issued	—	—
Additional paid-in capital	—	11,290
Net parent company investment	76,712	—

Total equity	76,712	11,390

Total liabilities and equity	$94,881	$88,757

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR MEDIACO

        The following discussion and analysis should be read in conjunction with the financial statements of Mediaco presented elsewhere in this document. Operating results are not necessarily indicative of results that may occur in future periods. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in the forward-looking statements as a result of many factors including, but not limited to, those set forth under "Cautionary Notice Concerning Forward-Looking Statements" and "Risk Factors" elsewhere in this document. All forward-looking statements regarding Mediaco included in this document are based on the information available to Mediaco on the date of this document and Mediaco assumes no obligation to update any forward-looking statements contained in this document.

Spin-off of Mediaco from Emmis

        On June 28, 2019, Mediaco entered into the Transaction Agreement with Emmis and SG Broadcasting, an affiliate of Standard General, a New York-based investment firm that manages event-driven opportunity funds. Pursuant to the Transaction Agreement, Emmis intends to contribute the assets of its radio stations WQHT-FM and WBLS-FM, both in New York, NY, in exchange for $91.5 million in cash, a $5.0 million promissory note by Mediaco in favor of Emmis and        Mediaco Class A Shares representing approximately 23.72% of the Mediaco common stock outstanding on a fully diluted basis and approximately 3.02% of the outstanding voting interests of Mediaco. Simultaneously, SG Broadcasting will make an initial contribution to Mediaco of $91.5 million, to be reduced by the net proceeds of any financing arrangements entered into by Mediaco prior to the closing of the Transactions, in exchange for which Mediaco will issue to SG Broadcasting        Mediaco Class B Shares representing approximately 76.28% of the Mediaco common stock outstanding on a fully diluted basis and approximately 96.98% of the outstanding voting interests of Mediaco. On the distribution date, each Emmis Shareholder will receive            Mediaco Class A Shares for every        shares of Emmis Common Stock held by such Emmis Shareholders at the close of business on        , 2019. Following the Distribution, Mediaco will operate as a separate, publicly traded company. The completion of the Distribution and the closing of the Transactions as described in this information statement is subject to the satisfaction or waiver by Mediaco, Emmis or SG Broadcasting, as the case may be, of certain conditions. For a more detailed description of these conditions, see "Description of the Transactions—Conditions to the Distribution," beginning on page    .

        Mediaco's historical combined financial statements have been prepared on a stand-alone basis and are derived from Emmis' combined financial statements and accounting records and are presented in conformity with U.S. GAAP. Mediaco's financial position, results of operations and cash flows historically operated, and will continue to operate, as part of Emmis' financial position, results of operations and cash flows prior to and until the Distribution. These historical combined financial statements may not be indicative of Mediaco's future performance and do not necessarily reflect what Mediaco's combined results of operations, financial condition and cash flows would have been had Mediaco operated as a separate, publicly traded company during the periods presented. Mediaco expects that changes will occur in its operating structure and its capitalization as a result of the separation from Emmis. For additional detail, see "Capitalization," beginning on page     , "Description of Business," beginning on page     , and "Description of the Transactions," beginning on page     .

Overview

        We own and operate two radio stations located in New York, New York. Our revenues are mostly affected by the advertising rates our stations charge, as advertising sales represent approximately 70% of our consolidated revenues. These rates are in large part based on our stations' ability to attract audiences in demographic groups targeted by their advertisers. The Nielsen Company generally measures radio station ratings weekly for markets measured by the Portable People Meter™, which includes our radio stations. Because audience ratings in a station's local market are critical to the station's financial success, our strategy is to use market research, advertising and promotion to attract and retain audiences in each of our station's chosen demographic target group.

        Our revenues vary throughout the year. As is typical in the broadcasting industry, our revenues and operating income are usually lowest in our fourth fiscal quarter.

        In addition to the sale of advertising time for cash, our stations typically exchange advertising time for goods or services, which can be used by the station in its business operations. These barter transactions are recorded at the estimated fair value of the product or service received. We generally confine the use of such trade transactions to promotional items or services for which we would otherwise have paid cash. In addition, it is our general policy not to preempt advertising spots paid for in cash with advertising spots paid for in trade.

KNOWN TRENDS AND UNCERTAINTIES

        The U.S. radio industry is a mature industry and its growth rate has stalled. Management believes this is principally the result of two factors: (1) new media, such as various media distributed via the Internet, telecommunication companies and cable interconnects, as well as social networks, have gained advertising share against radio and other traditional media and created a proliferation of advertising inventory and (2) the fragmentation of the radio audience and time spent listening caused by satellite radio, audio streaming services and podcasts has led some investors and advertisers to conclude that the effectiveness of radio advertising has diminished.

        Along with a large portion of the radio industry, our stations have deployed HD Radio®. HD Radio offers listeners advantages over standard analog broadcasts, including improved sound quality and additional digital channels. In addition to offering secondary channels, the HD Radio spectrum allows broadcasters to transmit other forms of data. We are participating in a joint venture with other broadcasters to provide the bandwidth that a third party uses to transmit location-based data to hand-held and in-car navigation devices. The number of radio receivers incorporating HD Radio has increased in the past year, particularly in new automobiles. It is unclear what impact HD Radio will have on the market in which we operate.

        Our stations have also aggressively worked to harness the power of broadband and mobile media distribution in the development of emerging business opportunities by developing highly interactive websites with content that engages our listeners, deploying mobile applications and streaming our content, harnessing the power of digital video on our websites and YouTube channels, and delivering real-time traffic to navigation devices.

        Our two radio stations in New York account for 100% of our operating results. Some of our competitors that operate larger station clusters in the New York market are able to leverage their market share to extract a greater percentage of available advertising revenue through packaging a variety of advertising inventory at discounted unit rates. Market revenues in New York as measured by Miller Kaplan Arase LLP ("Miller Kaplan"), an independent public accounting firm used by the radio industry to compile revenue information, were down 2.0% for the twelve months ended February 28, 2019 and up 4.1% for the three months ended May 31, 2019, as compared to the same periods of the prior year. During these periods, revenues for our stations were down 3.4% and up 4.8%, respectively. As discussed in further detail below, our underperformance in fiscal 2019 was largely attributable to lower ticket sale revenues for our largest concert, Summer Jam. Poor weather on the day of the concert negatively impacted ticket sales.

CRITICAL ACCOUNTING POLICIES

        Critical accounting policies are defined as those that encompass significant judgments and uncertainties, and potentially derive materially different results under different assumptions and conditions. We believe that our critical accounting policies are those described below.

Revenue Recognition

        Broadcasting revenue is recognized as advertisements are aired. Broadcasting revenue recognition is subject to meeting certain conditions. These criteria are generally met at the time the advertisement is aired for broadcasting revenue. Advertising revenues presented in the financial statements are reflected on a net basis, after the deduction of advertising agency fees, usually at a rate of 15% of gross revenues.

FCC Licenses

        As of February 28, 2019 and May 31, 2019, we have recorded approximately $63.3 million in FCC licenses, which represents approximately 76% and 67%, respectively, of our total assets. We would not be able to operate our radio stations without the related FCC license for each property. FCC licenses are renewed every eight years; consequently, we continually monitor our stations' compliance with the various regulatory requirements. Historically, each of our FCC licenses has been renewed at the end of its respective period, and we expect that each FCC license will continue to be renewed in the future. We consider our FCC licenses to be indefinite-lived intangibles.

        We do not amortize indefinite-lived intangible assets, but rather test for impairment at least annually or more frequently if events or circumstances indicate that an asset may be impaired. When evaluating our radio broadcasting licenses for impairment, the testing is performed at the unit of accounting level as determined by Accounting Standards Codification ("ASC") Topic 350-30-35. In our case, radio stations in a geographic market cluster are considered a single unit of accounting, provided that they are not being operated under a Local Marketing Agreement by another broadcaster. Consequently, our two radio stations in New York are considered a single unit of accounting.

        We complete our annual impairment tests on December 1 of each year and perform additional interim impairment testing whenever triggering events suggest such testing is warranted.

Valuation of Indefinite-lived Broadcasting Licenses

        Fair value of our FCC licenses is estimated to be the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To determine the fair value of our FCC licenses, the Company uses an income valuation method when it performs its impairment tests. Under this method, the Company projects cash flows that would be generated by its unit of accounting assuming the unit of accounting was commencing operations in its respective market at the beginning of the valuation period. This cash flow stream is discounted to arrive at a value for the FCC license. The Company assumes the competitive situation that exists in the unit of accounting's market remains unchanged, with the exception that the unit of accounting commenced operations at the beginning of the valuation period. In doing so, the Company extracts the value of going concern and any other assets acquired, and strictly values the FCC license. Major assumptions involved in this analysis include market revenue, market revenue growth rates, unit of accounting audience share, unit of accounting revenue share and discount rate. Each of these assumptions may change in the future based upon changes in general economic conditions, audience behavior, consummated transactions, and numerous other variables that may be beyond our control. The projections incorporated into our license valuations take current economic conditions into consideration.

        Below are some of the key assumptions used in our annual impairment assessments. In recent years, we have reduced long-term growth rates based on recent industry trends and our expectations for the New York market going forward. The methodology used to value our FCC licenses has not changed in the two year period ended February 28, 2019.

	December 1, 2017	December 1, 2018
Discount Rate	12.1%	11.9%
Long-term Revenue Growth Rate	1.0%	0.3%
Mature Market Share	12.7%	12.9%
Operating Profit Margin	39.1%	38.0%

        The Company did not record any impairment charges related to FCC licenses in the two-year period ended February 28, 2019.

Sensitivity Analysis

        Based on the results of our December 1, 2018 annual impairment assessment, the fair value of our broadcasting licenses was approximately $94.2 million, which was in excess of the $63.3 million carrying value by $30.9 million, or 48.9%. Should our estimates or assumptions worsen, or should negative events or circumstances occur in our unit of accounting, we may need to record license impairments in the future.

	Radio Broadcasting Licenses
	As of December 1, 2018
			Percentage by which fair value exceeds carrying value
Unit of Accounting	Carrying Value	Fair Value
New York Cluster	63,265	94,225	48.9%

        If we were to assume a 100 basis point change in any of our three key assumptions (a reduction in the long-term revenue growth rate, a reduction in local commercial share or an increase in the discount rate) used to determine the fair value of our broadcasting licenses on December 1, 2018, it would not result in an impairment charge.

Deferred Taxes

        The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequence of events that have been recognized in the Company's financial statements or income tax returns. Income taxes are recognized during the year in which the underlying transactions are reflected in the consolidated statements of operations. Deferred taxes are provided for temporary differences between amounts of assets and liabilities recorded for financial reporting purposes as compared to amounts recorded for income tax purposes. After determining the total amount of deferred tax assets, the Company determines whether it is more likely than not that some portion of the deferred tax assets will not be realized. If the Company determines that a deferred tax asset is not likely to be realized, a valuation allowance will be established against that asset to record it at its expected realizable value.

RESULTS OF OPERATIONS
QUARTER ENDED MAY 31, 2018 COMPARED TO QUARTER ENDED MAY 31, 2019

        The following table summarizes the sources of our revenues for the three-month periods ended May 31, 2018 and 2019. The category "Non Traditional" principally consists of ticket sales and sponsorships of events our stations conduct in New York. The category "Other" includes, among other items, network revenues and barter.

	Three Months Ended May 31,
	2018	% of Total	2019	% of Total
	(As reported, dollar amounts in thousands)
Net revenues:
Local	$5,910	63.4%	$6,137	62.4%
National	830	8.9%	942	9.6%
Political	—	—%	—	—%
Non Traditional	610	6.5%	640	6.5%
Digital	722	7.8%	960	9.8%
Other	1,243	13.4%	1,159	11.7%

Total net revenues	$9,315		$9,838

        As previously mentioned, we derive approximately 70% of our net revenues from advertising sales. In the three-month period ended May 31, 2019, local sales, excluding political revenues, represented approximately 87% of the advertising revenues for our radio stations.

        No customer represents more than 10% of our net revenues. Our top ten categories represent approximately 65% and 70% of our stations' total advertising net revenues for the three-month periods ended May 31, 2018 and 2019, respectively. Media was our largest category for the three-month periods ended May 31, 2018 and 2019, representing approximately 10% and 11% of our net revenues, respectively.

        A significant portion of our expenses varies in connection with changes in revenue. These variable expenses primarily relate to costs in our sales department, such as salaries, commissions and bad debt. Our costs that do not vary as much in relation to revenue are mostly in our programming and general and administrative departments, such as talent costs, syndicated programming fees, utilities, office expenses and salaries. Lastly, our costs that are highly discretionary are costs in our marketing and promotions department, which we primarily incur to maintain and/or increase our audience and market share.

Net revenues:

	For the Three Months Ended May 31,
	2018	2019	$ Change	% Change
	(As reported, dollar amounts in thousands)
Net revenues	$9,315	$9,838	$523	5.6%

        Net revenues were up due to strong growth in digital revenues, coupled with higher average advertising rates during the period at WQHT, which has improved its relative position in the market by growing its ratings.

        We typically monitor the performance of our stations against the aggregate performance of the market in which we operate based on reports for the period prepared by Miller Kaplan. Miller Kaplan reports are generally prepared on a gross revenues basis and exclude revenues from barter and syndication arrangements. Miller Kaplan reported gross revenues for the New York market increased 4.1% for the three-month period ended May 31, 2019, as compared to the same period of the prior year. Our gross revenues reported to Miller Kaplan were up 4.8% for the three-month period ended May 31, 2019, as compared to the same period of the prior year.

Station operating expenses excluding depreciation and amortization expense:

	For the Three Months Ended May 31,
			$ Change	% Change
	2018	2019
	(As reported, dollar amounts in thousands)
Station operating expenses excluding depreciation and amortization expense	$6,628	$7,337	$709	10.7%

        Station operating expenses excluding depreciation and amortization expense were up in the quarter principally due to three factors: (1) higher employee health care costs, (2) costs associated with supporting digital sales growth during the quarter, and (3) personnel additions in the back half of the prior fiscal year, particularly in sales leadership roles.

Depreciation and amortization:

	For the Three Months Ended May 31,
			$ Change	% Change
	2018	2019
	(As reported, dollar amounts in thousands)
Depreciation and amortization	$292	$323	$31	10.6%

        The increase in depreciation and amortization expense relates to projects placed into service in the fourth quarter of the prior fiscal year.

Operating income:

	For the Three Months Ended May 31,
			$ Change	% Change
	2018	2019
	(As reported, dollar amounts in thousands)
Operating income	$2,395	$2,178	$(217)	(9.1)%

        Operating income decreased as expense growth outpaced revenue growth due to the items discussed above.

Provision for income taxes:

	For the Three Months Ended May 31,
			$ Change	% Change
	2018	2019
	(As reported, dollar amounts in thousands)
Provision for income taxes	$773	$697	$(76)	(9.8)%

        Our provision for income taxes decreased due to the decline in operating income. For purposes of the combined condensed carve out financial statements of WQHT and WBLS, the provision for income taxes was determined using the separate return method.

Net income:

	For the Three Months Ended May 31,
			$ Change	% Change
	2018	2019
	(As reported, dollar amounts in thousands)
Net income	$1,622	$1,481	$(141)	(8.7)%

        Net income decreased due to a decline in our operating income, partially offset by a decrease in our provision for income taxes.

Intangibles

        As of May 31, 2019, approximately 67% of our total assets consisted of FCC broadcast licenses, the values of which depend significantly upon various factors including, among other things, market revenues and estimated market growth rates. We would not be able to operate our stations without the related FCC license for each property. FCC licenses are renewed every eight years; consequently, we continually monitor our stations' compliance with the various regulatory requirements. Historically, our FCC licenses have been renewed (or a waiver has been granted pending renewal) at the end of their respective eight-year periods, and we expect that each FCC license will continue to be renewed in the future.

Regulatory, Legal and Other Matters

        Our stations are parties to various legal proceedings arising in the ordinary course of business. In the opinion of management of the Company, however, there are no legal proceedings pending against the Company that we believe are likely to have a material adverse effect on the Company.

RESULTS OF OPERATIONS
YEAR ENDED FEBRUARY 28, 2018 COMPARED TO YEAR ENDED FEBRUARY 28, 2019

        The following table summarizes the sources of our revenues for the twelve-month periods ended February 28, 2018 and 2019. The category "Non Traditional" principally consists of ticket sales and sponsorships of events our stations conduct in New York. The category "Other" includes, among other items, network revenues and barter.

	Year Ended February 28,
	2018	% of Total	2019	% of Total
	(As reported, dollar amounts in thousands)
Net revenues:
Local	$24,300	54.5%	$24,539	56.9%
National	4,535	10.2%	3,799	8.8%
Political	221	0.5%	559	1.3%
Non Traditional	8,449	19.0%	7,024	16.3%
Digital	3,214	7.2%	2,756	6.4%
Other	3,838	8.6%	4,414	10.3%

Total net revenues	$44,557		$43,091

        As previously mentioned, we derive approximately 70% of our net revenues from advertising sales. In the year ended February 28, 2019, local sales, excluding political revenues, represented approximately 87% of the advertising revenues for our radio stations.

        No customer represents more than 10% of our net revenues. Our top ten categories represent approximately 67% and 66% of our stations' total advertising net revenues for the years ended February 28, 2018 and 2019, respectively. Media was our largest category for the years ended February 28, 2018 and 2019, representing approximately 11% and 10% of our net revenues, respectively.

        A significant portion of our expenses varies in connection with changes in revenue. These variable expenses primarily relate to costs in our sales department, such as salaries, commissions and bad debt. Our costs that do not vary as much in relation to revenue are mostly in our programming and general and administrative departments, such as talent costs, syndicated programming fees, utilities, office expenses and salaries. Lastly, our costs that are highly discretionary are costs in our marketing and promotions department, which we primarily incur to maintain and/or increase our audience and market share.

Net revenues:

	For the years ended February 28,
			$ Change	% Change
	2018	2019
	(As reported, dollar amounts in thousands)
Net revenues	$44,557	$43,091	$(1,466)	(3.3)%

        Net revenues decreased during the year ended February 28, 2019 mostly due to a decline in ticket sales for our largest concert, Summer Jam. Poor weather on the day of the concert negatively impacted ticket sales.

        We typically monitor the performance of our stations against the aggregate performance of the market in which we operate based on reports for the period prepared by Miller Kaplan. Miller Kaplan reports are generally prepared on a gross revenues basis and exclude revenues from barter and syndication arrangements. Miller Kaplan reported gross revenues for the New York market decreased 2.0% for the year ended February 28, 2019, as compared to the same period of the prior year. Our gross revenues reported to Miller Kaplan were down 2.5% for the year ended February 28, 2019, as compared to the same period of the prior year.

Station operating expenses excluding depreciation and amortization expense:

	For the years ended February 28,
			$ Change	% Change
	2018	2019
	(As reported, dollar amounts in thousands)
Station operating expenses excluding depreciation and amortization expense	$33,094	$33,830	$736	2.2%

        Station operating expenses excluding depreciation and amortization expense increased principally due to higher production costs for our largest concert, Summer Jam. In addition, our personnel costs increased in the back half of fiscal 2019 as we made a couple of strategic hires in our sales department.

Depreciation and amortization:

	For the years ended February 28,
			$ Change	% Change
	2018	2019
	(As reported, dollar amounts in thousands)
Depreciation and amortization expense	$1,117	$1,318	$201	18.0%

        Depreciation and amortization expense increased due to broadcasting facility improvements that were placed into service during fiscal 2019.

Operating income:

	For the years ended February 28,
			$ Change	% Change
	2018	2019
	(As reported, dollar amounts in thousands)
Operating income	$10,346	$7,887	$(2,459)	(23.8)%

        Operating income decreased due to the reduction in revenues and increase in operating expenses, as discussed above.

Provision for income taxes:

	For the years ended February 28,
			$ Change	% Change
	2018	2019
	(As reported, dollar amounts in thousands)
Provision for income taxes	$8,331	$2,518	$(5,813)	(69.8)%

        Our provision for income taxes decreased due to a decline in operating income and the impact of the Tax Cuts and Jobs Act (the "Tax Act"), which was signed into law on December 22, 2017. As a result of the Tax Act, we remeasured our deferred tax balances to account for the reduction in the corporate federal rate, which caused us to book an additional $3.7 million of provision for income taxes in the year ended February 28, 2018.

        For purposes of the combined condensed carve out financial statements of WQHT and WBLS, the provision for income taxes was determined using the separate return method.

Net income:

	For the years ended February 28,
			$ Change	% Change
	2018	2019
	(As reported, dollar amounts in thousands)
Net income	$2,000	$5,369	$3,369	168.5%

        Net income increased, despite a decrease in our operating income, due to a decline in our provision for income taxes in the fiscal year ended February 28, 2019 as compared to the fiscal year ended February 28, 2018, as discussed above.

Liquidity and Capital Resources

        Our primary sources of liquidity are cash on hand and cash provided by operations. Our stations' primary uses of cash provided by operations during the past few years have been capital expenditures, working capital and distributions to Emmis, and are expected to be capital expenditures, working capital, debt service requirements and repayment of debt after the closing of the Transactions. Additionally, we may grow in the future through acquisitions that may be financed with debt or equity, or any combination thereof. The Company continually projects its anticipated cash needs, which include its operating needs, capital needs, and principal and interest payments on its indebtedness.

        At February 28, 2019 and May 31, 2019, we had no cash or cash equivalents on our combined condensed balance sheets because Emmis uses a centralized approach to cash management and financing of its operations, and none of Emmis' cash or cash equivalents were assigned to us in our combined financial statements. At February 28, 2019 and May 31, 2019, our net working capital was $5.9 million and $3.9 million, respectively. On March 1, 2019, we adopted ASC 842, Leases, which resulted in a current liability of $2.3 million as of May 31, 2019, negatively impacting our net working capital.

        At February 28, 2018 and 2019, we had no cash or cash equivalents on our combined balance sheets because Emmis uses a centralized approach to cash management and financing of its operations and none of Emmis' cash or cash equivalents were assigned to us in our combined financial statements. At February 28, 2018 and 2019, our net working capital was $5.3 million and $5.9 million, respectively.

        Cash provided by operating activities was $2.0 million and $2.4 million for the three-month periods ended May 31, 2018 and 2019, respectively. Capital expenditures were not material, and this cash provided by operating activities was swept to and retained by Emmis, as discussed above.

        Cash provided by operating activities was $11.2 million and $8.7 million for the years ended February 28, 2018 and 2019, respectively. Net cash used in investing activities, consisting solely of capital expenditures, were $0.7 million and $0.2 million, respectively. These net amounts, or $10.5 million and $8.5 million for the years ended February 28, 2018 and 2019, respectively, were swept to and retained by Emmis, as discussed above.

Description of Anticipated Indebtedness

        In connection with Transactions, we expect to enter into a senior secured term loan, which we expect will provide for a borrowing of $50,000,000 upon the close of the Transactions, with the net proceeds to be paid concurrently to Emmis as consideration for the Initial Contribution. We anticipate that the senior secured term loan will contain repayment terms, interest rates, financial covenants, and affirmative and negative covenants that are usual and customary for a facility of this nature and for a borrower similarly situated to Mediaco. We expect that the term loan will be secured and collateralized by Mediaco assets in a nature consistent with a senior secured term loan of this kind.

Intangibles

        As of February 28, 2019, approximately 76% of our total assets consisted of FCC broadcast licenses, the values of which depend significantly upon various factors including, among other things, market revenues and estimated market growth rates. In the case of our radio stations, we would not be able to operate the properties without the related FCC license for each property. FCC licenses are renewed every eight years; consequently, we continually monitor the activities of our stations for compliance with regulatory requirements. Historically, our FCC licenses have been renewed (or a waiver has been granted pending renewal) at the end of their respective eight-year periods, and we expect that each FCC license will continue to be renewed in the future.

Seasonality

        Our results of operations are subject to seasonal fluctuations, which result in higher second and third quarter revenues and operating income. This seasonality is partly due to the younger demographic composition of WQHT. Advertisers increase spending during the summer months to target younger listeners. In addition, we produce a large outdoor concert in June every year, Hot 97's Summer Jam, which falls in our second fiscal quarter, resulting in higher revenues and generally higher operating income, depending on the success of the event, in the quarter. Finally, advertisers generally increase spending during the months of October and November, which are part of our third fiscal quarter, in anticipation of the holiday season.

Inflation

        The impact of inflation on operations has not been significant to date. However, there can be no assurance that a high rate of inflation in the future would not have an adverse effect on our operating results.

Off-Balance Sheet Financings and Liabilities

        Other than lease commitments, legal contingencies incurred in the normal course of business, contractual commitments to purchase goods and services and employment contracts for key employees, all of which are discussed in Note 8 to the combined financial statements, the Company does not have any material off-balance sheet financings or liabilities. The Company does not have any majority-owned and controlled subsidiaries that are not included in the combined financial statements, nor does the Company have any interests in or relationships with any "special-purpose entities" that are not reflected in the combined financial statements or disclosed in the Notes to Combined Financial Statements.

 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed combined financial statements should be read in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations for Mediaco" and our audited and unaudited combined financial statements and accompanying notes included elsewhere in this Information Statement.

        Our unaudited pro forma condensed combined financial statements consist of an unaudited pro forma condensed combined balance sheet as of May 31, 2019 and unaudited pro forma condensed combined statements of operations for the three months ended May 31, 2018 and 2019 and the year ended February 28, 2019. The unaudited pro forma condensed combined financial statements are based on and have been derived from our historical combined financial statements included elsewhere in this Information Statement.

        In management's opinion, the unaudited pro forma condensed combined financial statements reflect certain adjustments that are necessary to present fairly our unaudited pro forma condensed combined results of operations and our unaudited pro forma condensed combined balance sheet as of and for the periods indicated. The pro forma adjustments give effect to events that are (i) directly attributable to the transactions described below, (ii) factually supportable, and, (iii) with respect to the statement of operations, expected to have a continuing impact on us. The pro forma adjustments are based on assumptions that management believes are reasonable given the best information currently available. Mediaco has elected to use the historical carrying value of the WQHT-FM and WBLS-FM assets and liabilities for financial reporting purposes rather than apply push-down accounting, which would have resulted in the assets and liabilities being recorded at fair value.

        The unaudited pro forma condensed combined financial statements are for illustrative and informational purposes only and are not intended to represent what our results of operations or financial position would have been had we operated as an independent, publicly traded company during the periods presented or if the transactions described below had actually occurred as of the dates indicated. The unaudited pro forma condensed combined financial statements also should not be considered indicative of our future results of operations or financial position as an independent, publicly traded company.

        The unaudited pro forma condensed combined financial statements give effect to the following transactions, which we refer to as the "Transactions," as if they each had occurred on May 31, 2019 for the unaudited pro forma condensed combined balance sheet and on March 1, 2018 for the pro forma condensed combined statements of operations:

  •
  the contribution of the assets and liabilities of WQHT-FM and WBLS-FM, as reflected in our audited and unaudited combined financial statements, from Emmis to Mediaco;

  •
  the distribution to Emmis of $91.5 million in cash, a promissory note in the amount of $5.0 million, a payment related to working capital in the amount of $5.0 million, and the issuance of 2,372,000 shares of Mediaco Class A Shares in consideration of the contribution of the WQHT-FM and WBLS-FM assets and liabilities to Mediaco;

  •
  the distribution of $3.0 million for costs associated with the Transactions;

  •
  the impact of debt financing by Mediaco to fund a portion of its $91.5 million distribution to Emmis and the use of the proceeds therefrom;

  •
  the issuance of 7,628,000 shares of Mediaco Class B Shares to Standard General in exchange for $46.5 million in cash; and

  •
  the impact of the management agreement between Mediaco and Emmis.

        Our combined financial statements include expense allocations related to certain Emmis corporate functions, including, but not limited to, executive oversight, treasury, legal, finance, human resources, tax, internal audit, financial reporting, and information technology. These expenses have been allocated to us based on direct usage or benefit where specifically identifiable, with the remainder allocated primarily on a pro rata basis of revenue, headcount or other measures. We believe that this expense methodology, and the results thereof, is reasonable for all periods presented. However, the allocations may not be indicative of the actual expense that would have been incurred if we would have operated as an independent, publicly traded company for the period presented. Following the Transactions, Emmis will continue to provide us with some of the services related to these functions pursuant to a Management Agreement in exchange for an agreed-upon fee and we expect to incur other costs to replace the services and resources that will not be provided by Emmis. We will also incur new costs relating to our public reporting and compliance obligations as an independent, publicly traded company. We have not adjusted the accompanying unaudited pro forma condensed combined statements of operations for these estimated costs as they are projected amounts based on estimates and are not factually supportable. For purposes of these unaudited pro forma condensed combined financial statements, we have assumed the sale of 7,628,000 shares of Mediaco Class B Shares to SG Broadcasting for $46.5 million of net proceeds and issuance of 2,372,000 shares of Mediaco Class A Shares to Emmis at par value. These assumptions are subject to change prior to the Distribution.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of May 31, 2019

	Historical	Pro Forma Adjustments	Notes	Pro Forma
	(Dollars in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$—	$—	(A)	$—
Accounts receivable, net	8,079	—		8,079
Prepaid expenses	1,705	—		1,705
Other	174	—		174

Total current assets	9,958	—		9,958

PROPERTY AND EQUIPMENT, NET	2,238	—		2,238
INTANGIBLE ASSETS, NET	63,951	—		63,951
OTHER ASSETS:				—
Deferred tax assets	6,124	(6,124)	(B)	—
Operating lease right of use assets	12,267	—		12,267
Deposits and other	343	—		343

Total other assets	18,734	(6,124)		12,610

Total assets	$94,881	$(6,124)		$88,757

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,044	$7,117	(C)	$8,161
Accrued salaries and commissions	584	—		584
Deferred revenue	1,132	—		1,132
Income taxes payable	919	(919)	(B)	—
Operating lease liabilities	2,271	—		2,271
Current portion of long-term debt	—	—		—
Other	81	—		81

Total current liabilities	6,031	6,198		12,229
OPERATING LEASE LIABILITIES, NET OF CURRENT	12,053	—		12,053
LONG-TERM DEBT, NET OF CURRENT	—	53,000	(D)	53,000
OTHER NONCURRENT LIABILITIES	85	—		85

Total liabilities	18,169	59,198		77,367
COMMITMENTS AND CONTINGENCIES
EQUITY:
Net parent company investment	76,712	(76,712)	(E)	—
Class A common stock, $.01 par value, shares authorized; 2,372,000 shares issued and outstanding on a pro forma basis	—	24	(F)	24
Class B common stock, $.01 par value, shares authorized; 7,628,000 shares issued and outstanding on a pro forma basis	—	76	(F)	76
Additional paid-in capital	—	11,290	(F)	11,290

Total equity	76,712	(65,322)		11,390

Total liabilities and equity	$94,881	$(6,124)		$88,757

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Unaudited Pro Forma Condensed Combined Statements of Operations

Three Months Ended May 31, 2019

	Historical	Pro Forma Adjustments	Notes	Pro Forma
	(In thousands, except per share data)
NET REVENUES	$9,838	$—		$9,838
OPERATING EXPENSES:
Station operating expenses excluding depreciation and amortization expense	7,337	313	(G)	7,650
Depreciation and amortization	323	—		323

Total operating expenses	7,660	313		7,973

OPERATING INCOME	2,178	(313)		1,865
INTEREST EXPENSE	—	1,484	(H)	1,484

INCOME BEFORE INCOME TAXES	2,178	(1,797)		381
PROVISION FOR INCOME TAXES	697	(565)	(I)	132

NET INCOME	$1,481	$(1,232)		$249

NET INCOME PER SHARE—BASIC AND DILUTED			(J)	$0.02
WEIGHTED AVERAGE SHARES OUTSTANDING—BASIC AND DILUTED			(J)	10,000

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Unaudited Pro Forma Condensed Combined Statements of Operations

Three Months Ended May 31, 2018

	Historical	Pro Forma Adjustments	Notes	Pro Forma
	(In thousands, except per share data)
NET REVENUES	$9,315	$—		$9,315
OPERATING EXPENSES:
Station operating expenses excluding depreciation and amortization expense	6,628	313	(G)	6,941
Depreciation and amortization	292	—		292

Total operating expenses	6,920	313		7,233

OPERATING INCOME	2,395	(313)		2,082
INTEREST EXPENSE	—	1,484	(H)	1,484

INCOME BEFORE INCOME TAXES	2,395	(1,797)		598
PROVISION FOR INCOME TAXES	773	(565)	(I)	208

NET INCOME	$1,622	$(1,232)		$390

NET INCOME PER SHARE—BASIC AND DILUTED			(J)	$0.04
WEIGHTED AVERAGE SHARES OUTSTANDING—BASIC AND DILUTED			(J)	10,000

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Unaudited Pro Forma Condensed Combined Statements of Operations

Year Ended February 28, 2019

	Historical	Pro Forma Adjustments	Notes	Pro Forma
	(In thousands, except per share data)
NET REVENUES	$43,091	$—		$43,091
OPERATING EXPENSES:
Station operating expenses excluding depreciation and amortization expense	33,830	1,250	(G)	35,080
Depreciation and amortization	1,318	—		1,318
Loss on disposal of assets	56			56

Total operating expenses	35,204	1,250		36,454

OPERATING INCOME	7,887	(1,250)		6,637
INTEREST EXPENSE	—	5,935	(H)	5,935

INCOME BEFORE INCOME TAXES	7,887	(7,185)		702
PROVISION FOR INCOME TAXES	2,518	(2,258)	(I)	260

NET INCOME	$5,369	$(4,927)		$442

NET INCOME PER SHARE—BASIC AND DILUTED			(J)	$0.04
WEIGHTED AVERAGE SHARES OUTSTANDING—BASIC AND DILUTED			(J)	10,000

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(A)
Pro forma adjustments, which net to zero, include the following:

Net proceeds from senior credit facility	$48,000
Net proceeds from sale of Mediaco Class B Shares	46,500
Less: Distribution of debt and equity net proceeds to Emmis	(91,500)
Less: Distribution for estimated transaction fees and expenses	(3,000)

Total pro forma adjustment	$—

(B)
Reflects the elimination of income tax balances because (i) we anticipate that Mediaco will receive a step-up in tax basis upon the completion of the Transactions, thereby eliminating the current book/tax differences as of the closing date, and (ii) the recorded tax payable balance will remain with Emmis upon closing of the transaction. After the closing of the Transactions, we expect to obtain a valuation of the acquired assets and liabilities, which will be used to determine the tax basis in these assets and liabilities, giving rise to new deferred tax assets and liabilities. The unaudited pro forma condensed combined financial statements do not reflect the establishment of any new deferred tax balances because the valuation of the assets and liabilities has not been completed. However, upon completion, we expect that the tax basis of acquired intangible assets will exceed the book basis and give rise to a net deferred tax asset.

(C)
Reflects adjustment for net working capital. Pursuant to the Transaction Agreement, Emmis agreed to leave $5.0 million of net working capital in Mediaco and Mediaco will pay this amount to Emmis on the nine month anniversary of the closing date. Furthermore, any net working capital balance in excess of $5.0 million belongs to Emmis. The net working capital balance as of May 31, 2019 has been reflected in the pro forma balance sheet as an increase to accounts payable and accrued expenses with the offset to additional paid-in capital. The current portion of operating lease liabilities and income taxes payable are excluded from the determination of net working capital.

(D)
Reflects $50.0 million of proceeds from borrowings under the senior credit facility and the $5.0 million Emmis Promissory Note, which are offset by estimated debt issuance costs of $2.0 million.

(E)
Represents the reclassification of parent net investment to additional paid-in capital at closing.

(F)
Represents the adjustments to additional paid-in capital resulting from the Transactions, calculated as follows:

Issuance of shares(i)	$46,400
Distribution of debt and equity net proceeds to Emmis(ii)	(91,500)
Distribution for estimated transaction fees and expenses	(3,000)
Issuance of Emmis Promissory Note	(5,000)
Distribution of assets and liabilities that will remain with Emmis(iii)	(12,322)
Reclassification of NPI to APIC	76,712

Total pro forma adjustment	$11,290

(i)
Reflects the sale of 7,628,000 shares of Mediaco Class B Shares to Standard General for $46.5 million of net proceeds and issuance of 2,372,000 shares of Mediaco Class A Shares to Emmis at par value.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

(ii)
Net proceeds from the sale of Mediaco Class B Shares and borrowings under the senior credit facility will be distributed to Emmis. This represents the adjustment to reflect $91.5 million of cash being distributed to Emmis at closing under the Transaction Agreement.

(iii)
Represents the distribution of certain net working capital balances and income tax balances that will be retained by Emmis.
(G)
Reflects the pro rata portion of the $1.25 million annual management fee to Emmis. Included in the historical amounts are certain allocated costs from Emmis. While the annual management fee is intended to replace a portion of these expenses, these expenses are not being eliminated in the pro forma financial statements. These allocated costs, included in station operating expenses, excluding depreciation and amortization in the accompanying combined financial statements were as follows for each period presented:

	Three Months May 31, 2019	Three Months May 31, 2018	Twelve Months February 28, 2019
Allocated charges from Emmis	$702	$796	$2,894
(H)
Reflects interest expense related to the senior credit facility, the Emmis Promissory Note, amortization of the associated deferred debt issuance costs, and agent monitoring fees. The interest expense has been calculated based on the estimated rate for borrowings under the senior credit facility and Emmis Promissory Note of 9.7%, along with an estimated $2.0 million of debt issuance costs amortized over the term of the senior credit facility. The expected borrowing rate under the senior credit facility is LIBOR + 7.50% with a 2.00% LIBOR floor. The interest rate for the Emmis Promissory Note is the same as the senior credit facility. We have used 2.20% as the applicable LIBOR for these pro forma statements. A 1/8 percent variance in our assumed interest rate would cause our annual interest expense to increase or decrease by $68 thousand.

(I)
Reflects the impact of the pro forma adjustments on income tax calculated using our statutory tax rate of 31.4% for all periods presented. This represents our U.S. statutory rate during these periods, which differs from our effective rate and does not include the tax impact of valuation allowances.

(J)
We have calculated earnings per share based on assuming 10,000,000 shares were outstanding for the full period. This represents 2,372,000 shares of Mediaco Class A Shares issued to Emmis and immediately distributed to Emmis' shareholders on a pro rata basis, and 7,628,000 shares of Mediaco Class B Shares purchased by Standard General for $46.5 million in cash.

 DESCRIPTION OF BUSINESS

        Unless otherwise indicated, the discussion below regarding Mediaco and its market opportunities assumes the completion of the Transactions. To better understand the separation, the Distribution, and Mediaco's business, risks, and financial position following the Transactions, you should carefully read this information statement in its entirety.

General

        Mediaco is a radio broadcasting media company, formed in June 2019, for the purpose of acquiring from Emmis and operating the New York City radio stations WBLS-FM and WQHT-FM and the associated assets. Mediaco is an Indiana corporation.

Business Strategy

        We are committed to improving the operating results of our core assets while simultaneously seeking future growth opportunities in new businesses. Our strategy is focused on the following operating principles:

Develop unique and compelling content and strong local brands

        Our established radio station brands have achieved and sustained a leading position in their respective market segments over many years. Knowledge of the local market and consistently producing unique and compelling content that meets the needs of our target audiences are critical to our success. As such, our radio stations make substantial investments in areas such as market research, data analysis and creative talent to ensure that our content remains relevant, has a meaningful impact on the communities we serve and reinforces the core brand image of each respective property.

Extend the reach and relevance of our local brands through digital platforms

        In recent years, our radio stations have placed substantial emphasis on enhancing the distribution of our content through digital and mobile platforms. We believe these digital platforms offer excellent opportunities to further enhance the relationships we have with our audiences by allowing them to consume and share our content in new ways and providing us with new distribution channels for one-to-one communication with them.

Deliver results to advertisers

        Competition for advertising revenue is intense and becoming more so. To remain competitive, our stations focus on sustaining and growing their audiences, optimizing their pricing strategy and developing innovative marketing programs for their clients that allow clients to interact with our stations' audiences in more direct and measurable ways. These programs often include elements such as on-air endorsements, events, contests, special promotions, Internet advertising, email marketing, interactive mobile advertising and online video. Our stations' ability to deploy multi-touchpoint marketing programs allows the stations to deliver a stronger return-on-investment for our clients while simultaneously generating ancillary revenue streams for our media properties.

Extend sales efforts into new market segments

        Given the competitive pressures in many of our "traditional" advertising categories, our stations have been expanding their network of advertiser relationships into not-for-profits, political advertising, corporate philanthropy, environmental initiatives and government agencies. These efforts primarily focus on the health care and education sectors. We believe our stations' capabilities can address these clients' under-served needs.

Enhance the efficiency of our operations

        We believe it is essential that we operate our businesses as efficiently as possible. We intend to regularly review our business operations and reduce costs or realign resources as necessary. We have also entered into a Management Agreement that allows us to leverage Emmis' common technology platforms across our radio stations to reduce our costs.

Pursue acquisition and investment opportunities

        We may pursue acquisitions or other investment opportunities in the radio industry or in a variety of other industries and market sectors. We believe that consummating such acquisitions and investments can be a valuable tool in our efforts to grow our business.

Radio Stations

        In the following table, "Market Rank by Revenue" is the ranking of the market revenue size of the principal radio market served by our stations among all radio markets in the United States. Market revenue rankings are from BIA Advisory Services, LLC's Media Access Pro database as of July 18, 2019. "Ranking in Primary Demographic Target" is the ranking of the station within its designated primary demographic target among all radio stations in its market based on the June 2019 Nielsen Audio, Inc. ("Nielsen") Portable People Meter results. "Station Audience Share" represents a percentage generally computed by dividing the average number of persons in the primary demographic listening to a particular station during specified time periods by the average number of such persons in the primary demographic for all stations in the market area as determined by Nielsen.

STATION AND MARKET	MARKET RANK BY REVENUE	FORMAT	PRIMARY DEMOGRAPHIC TARGET AGES	RANKING IN PRIMARY DEMOGRAPHIC TARGET		STATION AUDIENCE SHARE
New York, NY	2
WQHT-FM		Hip-Hop	18 - 34	2		6.1
WBLS-FM		Urban Adult Contemporary	25 - 54	4	(t)	5.2

(t)
Indicates the station tied with another station for the stated ranking.

New Technologies

        We believe that the growth of new technologies not only presents challenges, but also opportunities for broadcasters. The primary challenge is increased competition for the time and attention of our listeners. The primary opportunity is to further enhance the relationships we already have with our listeners by expanding products and services offered by our radio stations and to increase distribution to in-home devices like smart speakers, as well as portable devices like smartphones.

Community Involvement

        We believe that to be successful, we must be integrally involved in the communities we serve. We see ourselves as community partners. To that end, both of our radio stations participate in many community programs, fundraisers and activities that benefit a wide variety of causes. Charitable organizations that have been the beneficiaries of our support include, among others, the Harlem Chamber of Commerce, the Sarcoidosis Foundation, New York Cares, American AIDS Foundation and the Queens Police Service Area Community Counsel.

        The National Association of Broadcasters Education Foundation recognized WQHT-FM in New York for its outreach after Hurricane Sandy, both for the news coverage it provided and the relief efforts it organized in the weeks after the storm. In 2017, WBLS-FM won a national Crystal Award from the National Association of Broadcasters.

Industry Involvement

        We have an active leadership role in a wide range of industry organizations. Our senior executives have served in various capacities with industry associations, including as directors of the National Association of Broadcasters, the Radio Advertising Bureau, the Nielsen Audio Advisory Council, and the Media Financial Management Association. Our chief executive officer has been honored with the National Association of Broadcasters' "National Radio Award," was named Radio Ink's "Radio Executive of the Year," and was named the 2017 recipient of the Broadcasters Foundation of America's "Lowry Mays Excellence in Broadcasting Award." In 2018, our chief financial officer was awarded Media Financial Management's "Rainmaker Award" recognizing his efforts and contributions in helping Media Financial Management's growth initiatives. Our other management and on-air personalities have won numerous industry awards.

Competition

        Radio broadcasting stations compete with the other broadcasting stations in their respective market areas, as well as with other advertising media such as newspapers, cable, magazines, outdoor advertising, transit advertising, the Internet, satellite radio, direct marketing and mobile and wireless device marketing. Competition within the broadcasting industry occurs primarily in individual market areas, so that a station in one market (e.g., New York) does not generally compete with stations in other markets (e.g., Austin). Our stations face competition from other stations with substantial financial resources, including stations targeting the same demographic groups. In addition to management experience, factors that are material to competitive position include the station's rank in its market in terms of the number of listeners, authorized power, assigned frequency, audience characteristics, local program acceptance and the number and characteristics of other stations in the market area. We attempt to improve our competitive position with programming and promotional campaigns aimed at the demographic groups targeted by our stations. We also seek to improve our position through sales efforts designed to attract advertisers that have done little or no radio advertising by emphasizing the effectiveness of radio advertising in increasing the advertisers' revenues. The policies and rules of the Federal Communications Commission (the "FCC") permit certain joint ownership and joint operation of local stations. Our radio stations take advantage of these joint arrangements when appropriate in an effort to lower operating costs and to offer advertisers more attractive rates and services. Although we believe that each of our stations can compete effectively in its market, there can be no assurance that any of our stations will be able to maintain or increase its current audience ratings or advertising revenue market share.

        Although the broadcasting industry is highly competitive, barriers to entry exist. The operation of a broadcasting station in the United States requires a license from the FCC. Also, the number of stations that can operate in a given market is limited by the availability of the frequencies that the FCC will license in that market, as well as by the FCC's multiple ownership rules regulating the number of stations that may be owned or controlled by a single entity, and cross ownership rules which limit the types of media properties in any given market that can be owned by the same person or company.

Advertising Sales

        Our stations derive their advertising revenue from local and regional advertising, as well as from the sale of national advertising. Local and most regional sales are made by a station's sales staff. National sales are made by firms specializing in such sales, which are compensated on a commission-only basis. We believe that the volume of national advertising revenue tends to adjust to shifts in a station's audience share position more rapidly than does the volume of local and regional advertising revenue. During the year ended February 28, 2019, approximately 15% of our total advertising revenues were derived from national sales, and 85% were derived from local sales.

Non-Traditional Revenues

        Our stations are involved with numerous events in the market in which we operate that support the local community, entertain our audiences, and better connect our listeners with our stations and our advertisers. In most cases, a third party produces the event, which we help promote, and we sell certain sponsorship opportunities to our advertisers. In these situations, we do not bear financial risk on the success of the event. In limited cases, such as our two signature events, Hot 97's Summer Jam and WBLS' Circle of Sisters, we produce the event, including securing the performing artists and venue, and are primarily responsible for the financial risk and reward, including ticket and sponsorship sales associated with the event.

Employees

        The Company is not expected to have any employees during the term of the Employee Leasing Agreement. As of June         , 2019, approximately        full-time employees and approximately        part-time employees would have been employed by Emmis under the Employee Leasing Agreement to provide services for the Company, four of whom act as the Company's executive officers. Approximately        of those employees were represented by unions at the Mediaco radio stations. Mediaco considers relations with employees who provide services under the Employee Leasing Agreement to be good.

Facilities

        The types of properties required to support our radio stations include offices, studios and transmitter/antenna sites. We lease our studio and office spaces. Our stations' studios are housed within its offices in Manhattan. We generally consider our facilities to be suitable and of adequate size for our current and intended purposes. We lease primary and backup transmitter/antenna sites for WQHT and WBLS in Manhattan. With regard to WBLS, we intend to lease an additional backup transmitter/antenna site in Lyndhurst, New Jersey from WLIB Tower LLC, an Indiana corporation and subsidiary of Emmis ("WLIB") pursuant to a transmitter/antenna site lease. The transmitter/antenna site lease is for an initial term of 20 years, with two automatic renewal periods of 10 years each, unless Mediaco provides notice to WLIB of its intention to not renew the lease for an additional term. The transmitter/antenna site for each station is generally located so as to provide maximum market coverage, consistent with the station's FCC license. In general, we do not anticipate difficulties in renewing the transmitter/antenna site leases or in leasing additional space or sites if required.

        Our principal executive offices are located at 40 Monument Circle, Suite 700, Indianapolis, Indiana 46204, in approximately 115,000 square feet of office space owned by Emmis and which we share with Emmis during the term of the Management Agreement.

Legal Proceedings

        We are not a party to any material legal proceedings at this time. From time to time, we may be subject to various legal proceedings and claims, which may have a material adverse effect on our financial position or results of operations.

Federal Regulation of Broadcasting

        Radio broadcasting in the United States is subject to the jurisdiction of the FCC under the Communications Act of 1934 (the "Communications Act"), as amended in part numerous times, including by the Telecommunications Act of 1996 (the "1996 Act"). Radio broadcasting is prohibited except in accordance with a license issued by the FCC upon a finding that the public interest, convenience and necessity would be served by the grant of such license. The FCC has the power to revoke licenses for, among other things, false statements made in applications or willful or repeated violations of the Communications Act or of FCC rules. In general, the Communications Act provides that the FCC shall allocate broadcast licenses for radio stations in such a manner as will provide a fair, efficient and equitable distribution of service throughout the United States. The FCC determines the operating frequency, location and power of stations; regulates the equipment used by stations; and regulates numerous other areas of radio broadcasting pursuant to rules, regulations and policies adopted under authority of the Communications Act. The Communications Act, among other things, prohibits the assignment of a broadcast license or the transfer of control of an entity holding such a license without the prior approval of the FCC.

        The following is a brief summary of certain provisions of the Communications Act and of specific FCC regulations and policies. Reference should be made to the Communications Act, as well as FCC rules, public notices and rulings for further information concerning the nature and extent of federal regulation of radio stations. Legislation has been introduced from time to time which would amend the Communications Act in various respects, and the FCC from time to time considers new regulations or amendments to its existing regulations. We cannot predict whether any such legislation will be enacted or whether new or amended FCC regulations will be adopted or what their effect would be on Mediaco.

LICENSE RENEWAL.

        Radio stations operate pursuant to broadcast licenses that are ordinarily granted by the FCC for maximum terms of eight years and are subject to renewal upon approval by the FCC. The following table sets forth our FCC license expiration dates in addition to the call letters, license classification, antenna elevation above average terrain, power and frequency of all owned stations as of July 1, 2019:

Radio Market	Stations	City of License	Frequency	Expiration Date of License	FCC Class	Height Above Average Terrain (in feet)	Power (in Kilowatts)
New York, NY	WQHT-FM	New York, NY	97.1	June 2022	B	1,339	6.7
New York, NY	WBLS-FM	New York, NY	107.5	June 2022	B	1,362	4.2

        Under the Communications Act, at the time an application is filed for renewal of a station license, parties in interest, as well as members of the public, may apprise the FCC of the service the station has provided during the preceding license term and urge the denial of the application. If such a petition to deny presents information from which the FCC concludes (or if the FCC concludes on its own motion) that there is a "substantial and material" question as to whether grant of the renewal application would be in the public interest under applicable rules and policy, the FCC may conduct a hearing on specified issues to determine whether the renewal application should be granted. The Communications Act provides for the grant of a renewal application upon a finding by the FCC that the licensee:

  •
  has served the public interest, convenience and necessity;

  •
  has committed no serious violations of the Communications Act or the FCC rules; and

  •
  has committed no other violations of the Communications Act or the FCC rules which would constitute a pattern of abuse.

        If the FCC cannot make such a finding, it may deny the renewal application, and only then may the FCC consider competing applications for the same frequency. In a vast majority of cases, the FCC renews a broadcast license even when petitions to deny have been filed against the renewal application.

REVIEW OF OWNERSHIP RESTRICTIONS.

        The FCC is required by statute to review all of its broadcast ownership rules on a quadrennial basis (i.e., every four years) and to repeal or modify any of its rules that are no longer "necessary in the public interest."

        Despite several such reviews and appellate remands, the FCC's rules limiting the number of radio stations that may be commonly owned in a local market have remained largely intact since their initial adoption following the 1996 Act. The FCC's previous ownership reviews have been subject to litigation. The most recent court decision was issued by the Third Circuit in May 2016 and concerned the FCC's then-pending 2010 and 2014 reviews. In August 2016, the FCC concluded its 2010 and 2014 reviews, deciding to retain the local radio ownership rule, as well as several other media ownership rules, without significant alteration. Various parties appealed the FCC's August 2016 order, and other parties filed petitions for reconsideration. In November 2017, the FCC issued a decision on reconsideration of the August 2016 Order (the "November 2017 Order") which, while making only a minor change to the local radio ownership rule (discussed below), eliminated the restrictions on newspaper/broadcast cross-ownership and radio/television cross-ownership and relaxed the local television ownership rule. Several parties have jointly appealed the FCC's November 2017 Order, and their appeal remains pending. In December 2018, the FCC commenced its 2018 quadrennial review of its media ownership regulations. Among other things, the FCC is seeking comment on all aspects of the local radio ownership rule's implementation and whether the current version of the rule remains necessary in the public interest. We cannot predict whether the appeal or current review proceeding will result in modifications of the ownership rules or the impact (if any) that such modifications would have on our business.

        The discussion below reviews the pertinent ownership rules currently in effect as a result of the FCC's August 2016 and November 2017 Orders.

Local Radio Ownership:

        The local radio ownership rule limits the number of commercial radio stations that may be owned by one entity in a given radio market based on the number of radio stations in that market:

  •
  if the market has 45 or more radio stations, one entity may own up to eight stations, not more than five of which may be in the same service (AM or FM);

  •
  if the market has between 30 and 44 radio stations, one entity may own up to seven stations, not more than four of which may be in the same service;

  •
  if the market has between 15 and 29 radio stations, one entity may own up to six stations, not more than four of which may be in the same service; and

  •
  if the market has 14 or fewer radio stations, one entity may own up to five stations, not more than three of which may be in the same service, however one entity may not own more than 50% of the stations in the market.

        The New York market has at least 45 radio stations.

        Although the FCC's quadrennial review decisions have not changed the numerical caps under the local radio rule, the FCC adjusted the rule in June 2003 by deciding that both commercial and noncommercial stations could be counted in determining the number of stations in a radio market. The decision also altered the definition of the relevant local market for purposes of the rule. The FCC "grandfathered" existing station "clusters" not in compliance with the numerical caps as calculated pursuant to the new market definition, but provided that they could be sold intact only to small businesses meeting certain requirements. In December 2007, the FCC expanded this policy to allow an owner to sell a grandfathered station cluster to any buyer, so long as the buyer committed to file, within 12 months, an application with the FCC to transfer the excess station(s) to an eligible small business or to a trust for ultimate sale to such an entity. Although the Third Circuit vacated the FCC's selected definition of small businesses eligible to purchase clusters that exceed the numerical limits in 2011, the FCC reinstated that definition in its August 2016 order.

Cross-Media Ownership:

        Prior to the November 2017 Order, the FCC's rules generally restricted the common ownership of (1) certain combinations of radio and television stations and (2) a daily newspaper and a radio or television station in the same local market. The November 2017 Order, which has, as noted above, been appealed, eliminated these restrictions.

ATTRIBUTION OF OWNERSHIP INTERESTS.

        In applying its ownership rules, the FCC has developed specific criteria that it uses to determine whether a certain ownership interest or other relationship with an FCC licensee is significant enough to be "attributable" or "cognizable" under its rules. Specifically, among other relationships, certain shareholders, officers and directors of a broadcasting company are deemed to have an attributable interest in the licenses held by that company, such that there would be a violation of the FCC's rules where the broadcasting company and such a shareholder, officer or director together hold attributable interests in more than the permitted number of stations or a prohibited combination of outlets in the same market. The FCC's regulations generally deem the following relationships and interests to be attributable for purposes of its ownership restrictions:

  •
  all officer and director positions in a licensee or its direct/indirect parent(s);

  •
  voting stock interests of at least 5% (or 20%, if the holder is a passive institutional investor, i.e., a mutual fund, insurance company or bank);

  •
  any equity interest in a general partnership, or in a limited partnership or limited liability company where the limited partner or member has not been "insulated" from the media-related activities of the LP or LLC pursuant to specific FCC criteria;

  •
  equity and/or debt interests which, in the aggregate, exceed 33% of the total asset value of a station or other media entity (the "equity/debt plus policy"), if the interest holder supplies more than 15% of the station's total weekly programming (usually pursuant to a time brokerage, local marketing or network affiliation agreement) or is a same-market media entity (i.e., broadcast company or newspaper). In December 2007, the FCC increased these limits under certain circumstances where the equity and/or debt interests are in a small business meeting certain requirements. Although the Third Circuit vacated the FCC's selected definition of small businesses eligible to take advantage of these increased limits in 2011, the FCC reinstated that definition in its August 2016 order.

        To assess whether a voting stock interest in a direct or indirect parent corporation of a broadcast licensee is attributable, the FCC uses a "multiplier" analysis in which non-controlling voting stock interests are deemed proportionally reduced at each non-controlling link in a multi-corporation ownership chain.

        Under existing FCC policy, in the case of corporations having a "single majority shareholder," the interests of minority shareholders are generally not deemed attributable. Because SG Broadcasting's voting interest in the Company currently exceeds 50%, this exemption appears to apply to the Company. Elimination of the exemption is, however, under consideration by the FCC. If the exemption is eliminated, or if SG Broadcasting's voting interest falls to or below 50%, then the interests of any minority shareholders that meet or exceed the thresholds described above would become attributable and would be combined with the Company's interests for purposes of determining compliance with FCC ownership rules.

        Ownership-rule conflicts arising as a result of aggregating the media interests of the Company and its attributable shareholders could require divestitures by either the Company or the affected shareholders. Any such conflicts could result in Mediaco being unable to obtain FCC consents necessary for future acquisitions. Conversely, Mediaco's media interests could operate to restrict other media investments by shareholders having or acquiring an interest in Mediaco.

ALIEN OWNERSHIP.

        Under the Communications Act, no FCC license may be held by a corporation if more than one-fifth of its capital stock is owned or voted by aliens or their representatives, a foreign government or representative thereof, or an entity organized under the laws of a foreign country (collectively, "Non-U.S. Persons"). Furthermore, the Communications Act provides that no FCC license may be granted to an entity directly or indirectly controlled by another entity of which more than one-fourth of its capital stock is owned or voted by Non-U.S. Persons if the FCC finds that the public interest will be served by the denial of such license. The FCC staff had interpreted this provision to require an affirmative public interest finding to permit the grant or holding of a license, and had made such a finding only in limited circumstances. In November 2013 the FCC clarified that it would accept requests to allow foreign investment above 25% in broadcast holding companies, and that it would evaluate those requests on a case-by-case basis to determine whether the requesting party had provided a sufficient public interest showing. In September 2016, the FCC adopted rules to simplify and streamline the process for requesting authority to exceed the 25% indirect foreign ownership limit in broadcast licensees and revised the methodology that publicly traded broadcasters must use to assess their compliance with the foreign ownership restrictions. The foregoing restrictions on alien ownership apply in modified form to other types of business organizations, including partnerships and limited liability companies.

ASSIGNMENTS AND TRANSFERS OF CONTROL.

        The Communications Act prohibits the assignment of a broadcast license or the transfer of control of a broadcast licensee without the prior approval of the FCC. In determining whether to grant such approval, the FCC considers a number of factors, including compliance with the various rules limiting common ownership of media properties, the "character" of the assignee or transferee and those persons holding attributable interests therein and compliance with the Communications Act's limitations on alien ownership as well as other statutory and regulatory requirements. When evaluating an assignment or transfer of control application, the FCC is prohibited from considering whether the public interest might be served by an assignment of the broadcast license or transfer of control of the licensee to a party other than the assignee or transferee specified in the application.

PROGRAMMING AND OPERATION.

        The Communications Act requires broadcasters to serve the "public interest." Beginning in the late 1970s, the FCC gradually relaxed or eliminated many of the more formalized procedures it had developed to promote the broadcast of certain types of programming responsive to the needs of a station's community of license. However, licensees are still required to present programming that is responsive to community problems, needs and interests and to maintain certain records demonstrating such responsiveness.

        Federal law prohibits the broadcast of obscene material at any time and the broadcast of indecent material during specified time periods; these prohibitions are subject to enforcement by the FCC and carry fines of up to $407,270 for each violation or each day of a continuing violation, up to a maximum of $3,759,410 per continuing violation. Our radio stations have received, and may receive in the future, letters of inquiry or other notifications concerning alleged violations of the indecency rules. We cannot predict the outcome of any indecency complaint proceeding or investigation or the extent or nature of future FCC enforcement actions.

        The FCC's indecency rules have also been the subject of litigation. In July 2010, the Second Circuit held the FCC's indecency standards to be unconstitutionally vague in violation of the First Amendment. The Second Circuit later vacated the agency decision at issue in another appeal based on its earlier decision. The FCC challenged these rulings in the Supreme Court. In June 2012 the Supreme Court vacated the Second Circuit's decision, finding that the FCC had failed to provide adequate notice regarding the contours of its indecency policy with respect to the broadcasts at issue in the underlying proceedings, but leaving open the possibility that the agency might be able to enforce the prohibition on broadcast indecency in the future. The Third Circuit issued a decision vacating another FCC indecency ruling in November 2011, and the Supreme Court denied the FCC's request for review of this decision. It is not clear how the FCC will apply these judicial decisions to outstanding complaints, including any that may involve our radio stations, or how they will impact future FCC policies in this area. The FCC has also solicited public comment on whether, and if so how, to revise its indecency enforcement policies, in a proceeding that remains pending.

        Federal law also imposes sponsorship identification (or "payola") requirements, which mandate the disclosure of information concerning programming the airing of which is paid for by third parties. Our radio stations have received, and may receive in the future, letters of inquiry or other notifications concerning alleged violations of the sponsorship identification rules. We cannot predict the outcome of any sponsorship identification complaint proceeding or investigation or the extent or nature of future FCC enforcement actions.

        Stations also must pay regulatory and application fees and follow various rules promulgated under the Communications Act that regulate, among other things, political advertising, sponsorship identification, equal employment opportunities, contest and lottery advertisements, and technical operations, including limits on radio frequency radiation. Radio stations are also required to maintain an online public file where listeners and other interested parties may obtain information on the station and its activities.

        Failure to observe FCC rules and policies can result in the imposition of various sanctions, including monetary fines, the grant of "short-term" (less than the maximum term) license renewals or, for particularly egregious violations, the denial of a license renewal application or the revocation of a license.

ADDITIONAL DEVELOPMENTS AND PROPOSED CHANGES.

        The FCC has adopted rules implementing a low power FM ("LPFM") service, and approximately 800 such stations are in operation. In November 2007, the FCC adopted rules that, among other things, enhance LPFM's interference protection from subsequently-authorized full-service stations. Congress then passed legislation eliminating certain minimum distance separation requirements between full-power and LPFM stations, thereby reducing the interference protection afforded to FM stations. As required by the legislation, the FCC in January 2012 submitted a report to Congress indicating that the results of a statutorily mandated economic study indicated that, on the whole, LPFM stations do not currently have, and in the future are unlikely to have, a demonstrable economic impact on full-service commercial FM radio stations. In March 2012, the FCC modified its rules to permit the processing of additional LPFM applications and to implement the legislative requirements regarding interference protection. The FCC opened a window for the filing of applications seeking authority to construct or make major changes to LPFM facilities which extended from October 15 through November 14, 2013, and in which it received more than 2,800 LPFM applications. The FCC continues to process the applications submitted during the window and, although to date there have been very few, if any, instances of LPFM stations interfering with full-power radio stations, we cannot predict whether any LPFM stations will actually interfere with the coverage of our radio stations in the future.

        In June 2009, the FCC adopted rules that allow an AM radio station to use currently authorized FM translator stations to retransmit the AM station's programming within the AM station's authorized service area. In October 2015, the FCC issued an order that adopted a two-stage process for AM radio stations to acquire additional FM translators. The FCC has also adopted certain changes to its rules that govern AM radio stations, and has sought comment on additional changes to those rules, which remain pending.

        The FCC also previously authorized the launch and operation of a satellite digital audio radio service ("SDARS") system. In July 2008, the two original SDARS companies-Sirius Satellite Radio, Inc. and XM Satellite Radio Holdings, Inc.-merged into a new company called Sirius XM, which currently provides nationwide programming service. Sirius XM also offers channels that provide local traffic and weather information for major cities.

        In October 2002, the FCC issued an order selecting a technical standard for terrestrial digital audio broadcasting ("DAB," also known as high definition radio or "HD Radio®"). The in-band, on-channel ("IBOC") technology chosen by the agency allows AM and FM radio broadcasters to introduce digital operations and permits existing stations to operate on their current frequencies in either full analog mode, full digital mode, or a combination of both (at reduced power). In March 2005, the FCC announced that, pending adoption of final rules, it would allow stations on an interim basis to broadcast multiple digital channels. In March 2007, the FCC adopted service rules for HD Radio®. Significantly, the FCC decided to allow FM stations to broadcast digital multicast streams without seeking prior FCC authority, to provide datacasting services, to lease excess digital capacity to third parties, and to offer subscription services pursuant to requests for experimental authority. Under these rules, FM stations may operate in the "extended hybrid mode," which provides more flexibility for multicasting and datacasting services; and may use separate analog and digital antennas without seeking prior FCC authority. FM translators, FM boosters and low power FM stations may also broadcast digitally where feasible, and AM stations may now operate digitally during nighttime hours. The rules mandate that broadcasters offering digital service provide at least one free over-the-air signal comparable in quality to their analog signal and that they simulcast their analog programming on their main digital stream, but the FCC chose not to adopt rules that would permit broadcasters to operate exclusively in digital. The FCC also declined to set any mandatory deadline for broadcasters to convert to digital operations, or to impose additional public interest obligations (beyond those that already apply to analog broadcasters) on broadcasters using IBOC technology. In January 2010, the FCC revised its DAB service rules to allow FM DAB stations to increase the permitted power levels of DAB transmissions. In September 2008, shortly after approving the Sirius-XM merger, the FCC sought comment on whether it should mandate the inclusion of HD Radio® features in satellite radio receivers. That proceeding remains pending, and we cannot predict its outcome or the impact that a decision might have on our business.

        In order to broadcast musical compositions or to stream them over the Internet, the Company must pay royalties to copyright owners of musical compositions (typically, songwriters and publishers). These copyright owners often rely on organizations known as performing rights organizations, which negotiate licenses with copyright users for the public performance of their compositions, collect royalties, and distribute them to copyright owners. The three major performing rights organizations, from which our stations have licenses and to which our stations pay royalties, are the American Society of Composers, Authors, and Publishers, Broadcast Music, Inc., and SESAC, Inc. These rates are set periodically, are often negotiated by organizations acting on behalf of broadcasters, and may increase in the future. It also is possible that songwriters or publishers may disassociate with these performing rights organizations, or that additional such organizations could emerge in the future. In 2013 a new performing rights organization, named Global Music Rights ("GMR"), was formed. GMR has obtained the rights to certain copyrights and is seeking to negotiate individual licensing agreements with radio stations for songs within its repertoire. GMR and the Radio Music License Committee, Inc. ("RMLC"), which negotiates music licensing fees with performance rights organizations on behalf of many radio stations, have initiated antitrust litigation against one another, which remains pending. In addition, there has been litigation concerning whether the consent decrees between the Department of Justice ("DOJ") and major performance rights organizations require so-called "full-work" licenses (which would allow a license-holder to play all of the works in a performance rights organization's repertoire), most recently resulting in a ruling by a federal appeals court that they do not. If a significant number of musical composition copyright owners withdraw from the established performing rights organizations, if new performing rights organizations form to license compositions that are not already licensed, or if the consent decrees between the DOJ and certain major performance rights organizations are eliminated, our stations' royalty rates or negotiation costs could increase. Our stations' royalty rates or negotiation costs could also change as a result of GMR/RMLC litigation or the resolution of the full-work licensing issue.

        In order to stream music over the Internet, our stations must also obtain licenses and pay royalties to the owners of copyrights in sound recordings (typically, artists and record companies). These royalties are in addition to royalties for Internet streaming that must also be paid to performance rights organizations. The Copyright Royalty Board ("CRB") set a rate for the 2016-2020 license period for performances by non-subscription noninteractive services of 0.17 cent per listener per song, and a rate for noninteractive subscription services of 0.22 cent per listener per song, both of which are subject to changes that mirror changes in the Consumer Price Index. A proceeding to establish the rates for 2021-2025 is expected to begin in 2019.

        Sound recordings fixed on or after February 15, 1972 are protected by federal copyright law. Sound recording copyright owners have asserted that state law provides copyright protection for recordings fixed before that date ("pre-72 recordings"). Sound recording copyright owners have sued radio broadcasters and digital audio transmission services for unauthorized public performances and reproductions of pre-72 recordings under various state laws. In October 2018, federal legislation was signed into law that applies a statutory licensing regime to pre-72 recordings similar to that which governs post-72 recordings. Among other things, the new law extends remedies for copyright infringement to owners of pre-72 recordings when recordings are used without authorization. The new law creates a public performance right for pre-72 recordings streamed online that may increase our licensing costs.

        Legislation also has previously been introduced in Congress that would require the payment of performance royalties to artists, musicians, or record companies whose music is played on terrestrial radio stations, ending a long-standing copyright law exception. If enacted, such legislation could have an adverse impact on the cost of music programming.

        Congress and the FCC also have under consideration, and may in the future consider and adopt, new laws, regulations and policies regarding a wide variety of additional matters that could, directly or indirectly, affect the operation, ownership and profitability of our broadcast stations, result in the loss of audience share and advertising revenues for our broadcast stations and/or affect our ability to acquire additional broadcast stations or finance such acquisitions. Such matters include, but are not limited to:

  •
  proposals to impose spectrum use or other fees on FCC licensees;

  •
  proposals to repeal or modify some or all of the FCC's multiple ownership rules and/or policies;

  •
  proposals to change rules relating to political broadcasting;

  •
  technical and frequency allocation matters;

  •
  AM stereo broadcasting;

  •
  proposals to modify service and technical rules for digital radio, including possible additional public interest requirements for terrestrial digital audio broadcasters;

  •
  proposals to restrict or prohibit the advertising of beer, wine and other alcoholic beverages;

  •
  proposals to tighten safety guidelines relating to radio frequency radiation exposure;

  •
  proposals permitting FM stations to accept formerly impermissible interference;

  •
  proposals to modify broadcasters' public interest obligations;

  •
  proposals to limit the tax deductibility of advertising expenses by advertisers; and

  •
  proposals to regulate violence and hate speech in broadcasts.

        We cannot predict whether any proposed changes will be adopted, what other matters might be considered in the future, or what impact, if any, the implementation of any of these proposals or changes might have on our business. The foregoing is only a brief summary of certain provisions of the Communications Act and of specific FCC regulations. Reference should be made to the Communications Act, as well as FCC regulations, public notices and rulings for further information concerning the nature and extent of federal regulation of broadcast stations.

 MANAGEMENT

Our Board of Directors and Executive Officers

        Upon completion of the Transactions, our board of directors is expected to be comprised of seven members, three of whom will be executives of Emmis. Each of our directors will serve until the first annual meeting of our shareholders and until his or her successor is duly elected and qualified. Thereafter, the holders of shares of Mediaco Class A Shares will be entitled to elect three directors and holders of shares of Mediaco Class B Shares will be entitled to elect four directors, each to serve until the next annual meeting of our shareholders and until his or her successor is duly elected and qualified. Under Mediaco's Articles of Incorporation, during the term of the Management Agreement or so long as amounts remain outstanding under the Emmis Promissory Note, Mediaco's board of directors is required to nominate three persons specified by EOC, and no other persons, to serve as Mediaco Class A Directors. We expect our board of directors to determine that each of Andrew Glaze, Laura Lee and Deborah McDermott, listed in the table below, satisfy the listing standards for independence of the Nasdaq. We expect that our By-Laws will provide that a majority of the entire board of directors may at any time increase or decrease the number of directors. However, the number of directors may never be less than six, nor more than fifteen, unless our Articles of Incorporation are amended.

        The following table sets forth certain information regarding our executive officers and directors, including those who are expected to serve upon completion of the Transactions:

NAME	POSITION	AGE AT AUGUST , 2019	YEAR FIRST ELECTED OFFICER
Jeffrey H. Smulyan	Director, Chief Executive Officer	72	2019
Patrick M. Walsh	Director, President and Chief Operating Officer	52	2019
J. Scott Enright	Director, Executive Vice President, General Counsel and Secretary	56	2019
Ryan A. Hornaday	Executive Vice President, Chief Financial Officer and Treasurer	45	2019
Andrew Glaze	Director	40	2019
Laura Lee	Director	43	2019
Deborah McDermott	Director	65	2019
Stephen Usher	Director	52	2019

Biographical Information for Executive Officers

        Jeffrey Smulyan was appointed our Chief Executive Officer and a member of our board of directors in June 2019. Mr. Smulyan founded Emmis in 1979 and serves as its Chairman of the board of directors and Chief Executive Officer. At Emmis, he has held the positions of Chairman of the board of directors and Chief Executive Officer since 1981 and was President until August 2015. Mr. Smulyan began working in radio in 1973, and has owned one or more radio stations since then. Formerly, he was also the owner and chief executive officer of the Seattle Mariners Major League Baseball team. He is former Chairman of the Radio Advertising Bureau; a former director of The Finish Line, a sports apparel manufacturer; and serves as a Trustee of his alma mater, the University of Southern California. Among other awards, Mr. Smulyan has received the National Radio Award, been inducted into the Broadcasting and Cable Hall of Fame, been named a "Giant of Broadcasting" by the Library of American Broadcasting, and been honored as an Indiana Living Legend.

        Patrick Walsh was appointed our President and Chief Operating Officer in June 2019 and was appointed to our board of directors on                   , 2019. Mr. Walsh also serves as the President and

Chief Operating Officer of Emmis, positions he has held since August 2015. Previously, he was Executive Vice President, Chief Financial Officer and Chief Operating Officer of Emmis, having joined Emmis in September 2006. Mr. Walsh joined Emmis from iBiquity Digital Corporation (now Xperi Corporation), the developer and licensor of HD Radio technology, where he served as Chief Financial Officer and Senior Vice President from 2002 to 2006. Prior to joining iBiquity, Mr. Walsh was a management consultant for McKinsey & Company, and served in various management positions at General Motors and Deloitte. Mr. Walsh also serves as a director and member of the Executive Committee of the National Association of Broadcasters, and a director of the Radio Advertising Bureau, the Radio Music License Committee, and the Center for Leadership Development. He also sits on the Alumni Board of Governors at the Ross School of Business Administration at the University of Michigan.

        Scott Enright was appointed our Executive Vice President, General Counsel and Secretary in June 2019 and was appointed to our board of directors on                  , 2019. Mr. Enright also serves as Executive Vice President, General Counsel and Secretary of Emmis, a position he has held since March 2009. Previously he served as Senior Vice President, Associate General Counsel and Secretary from September 2006 to February 2009 and as Vice President, Associate General Counsel and Assistant Secretary from the date he joined Emmis in October 1998, previously being a partner at the law firm Bose McKinney & Evans. Mr. Enright serves on the boards of Digonex Technologies, Inc. (a dynamic pricing company) and Broadcaster Traffic Consortium, LLC (an aggregator of radio broadcast spectrum used to distribute traffic data to in-dash and hand held mapping devices), as well as on the boards of charitable organizations such as Goodwill of Central and Southern Indiana, Inc., EdChoice, Inc. (formerly the Milton and Rose D. Friedman Foundation) and the Endowment of the Second Presbyterian Church of Indianapolis.

        Ryan Hornaday was appointed our Executive Vice President, Chief Financial Officer and Treasurer in June 2019. Mr. Hornaday also serves as Executive Vice President, Chief Financial Officer and Treasurer of Emmis, a position he has held since August 2015. Previously, Mr. Hornaday served as Senior Vice President—Finance and Treasurer from December 2008 to July 2015. Mr. Hornaday joined Emmis in 1999. Mr. Hornaday also serves as a director of Choices, Inc. (a non-profit organization that provides cross system coordination services for youth and their families) and as a community adviser to the Finance Committee of The Children's Museum of Indianapolis.

Biographical Information for Non-Management Directors

        Andrew Glaze is the founder and has served as the Chief Investment Officer of Shiro Capital since 2019. Prior to Shiro Capital, Mr. Glaze served as a Research Analyst at Standard General from 2016 to June 2019. Before joining Standard General, Mr. Glaze was a Managing Director at Claar Advisors, LLC, which he joined in 2014. Mr. Glaze was the founder, and, from 2009 through 2014, the Chief Investment Officer of Emys Capital, LLC. Prior to May 2009 he was an investment banking associate on the Consumer and Leveraged Finance teams at Merrill Lynch. Mr. Glaze began his career in the United States Army where he served as an officer for five years in the 1st Cavalry Division. As part of his service, Mr. Glaze deployed to Baghdad, Iraq for one year where he served with distinction as a Captain and Aviation Brigade Fire Support Officer. Mr. Glaze is a service-disabled veteran. He holds a B.S. from the United States Military Academy at West Point and an M.B.A. from Columbia Business School, where he participated in the highly selective Value Investing Program. He is also a member of the Success Academy Charter Network Advisory Board. Mr. Glaze is a Chartered Financial Analyst.

        Laura Lee is a seasoned tech and media executive and advisor who has been recognized as a top executive by Variety, NACD, Crain's New York, and Multichannel News. Since 2018, Ms. Lee has been advising Patreon and other growth companies. Previously, she held senior positions at various media, tech, and consumer companies including Executive Vice President of Content, Strategy, and Operations

at NBCUniversal in 2017, Chief Digital Officer and President of Media at Margaritaville Media (Jimmy Buffett's lifestyle company) from 2015-2016, Global Head of Top Creators and North American Content at YouTube from 2007-2015, and various roles at Viacom from 2003-2007, including Vice President of Business Development and Operations at MTV Networks. Ms. Lee is a former board member of American Apparel and currently sits on the advisory boards of Marca Global, LLC and Womensphere. Ms. Lee is a class officer for her Brown University class and is an active alumna for Harvard Business School.

        Deborah McDermott has served as Chief Executive Officer of Standard Media Group LLC since April 2018. Ms. McDermott has over twenty years of experience leading broadcast groups, most recently as Chief Operating Officer of Media General and the Chief Executive Officer and President of Young Broadcasting. In these roles, Ms. McDermott served as a key member of the leadership teams responsible for the successful acquisition and integration of more than 90 stations. During her tenure at Young Broadcasting, she guided that company through a series of successful mergers, including transformative transactions with Media General and Lin Media, and finally a sale to Nexstar Broadcasting. Ms. McDermott is also a member of the Broadcasting & Cable Hall of Fame and has served as Chair of the National Association of Television Program Executives (NATPE), Chair of the ABC Affiliate Board of Governors, and as a member of the Boards of the National Association of Broadcasters (NAB) and the Television Bureau of Advertising (TVB).

        Stephen Usher is a partner at Standard General. He was formerly a founding partner of Serengeti Asset Management, a New York based hedge fund, where he managed the firm's marketing activity and developed its credit trading business. Mr. Usher spent more than a decade at Goldman Sachs, during which time he built out Goldman's European distressed bond and bank debt sourcing effort in London, he continued his work on Goldman's distressed bond sales and trading group in New York. Mr. Usher joined Goldman Sachs in 1997 as Vice President in their bank loan sales group. He began his career at Citibank on the leveraged loan sales and trading desk. He received his B.A. from Wesleyan University and currently sits on the Presidents Council.

Corporate Governance—Committees of the Board of Directors

        Upon the completion of the Transactions, we expect that our board of directors will have two standing committees: an Audit Committee and a Compensation Committee, both of which will operate pursuant to written charters to be adopted by our board of directors and which will be available on our website at www.mediacoholding.net. Mediaco anticipates qualifying as a "controlled company" within the meaning of the Nasdaq listing standards. As such, we expect to be exempt from certain of Nasdaq's corporate governance requirements, including the requirement that director nominees be selected exclusively by independent directors constituting a majority of the independent directors of the board of directors or that Mediaco have a nominations committee comprised solely of independent directors. Accordingly, Mediaco will not have a separate standing nomination and corporate governance committee comprised of independent directors. The responsibilities and functions normally associated with such committee will instead be carried out by the full board of directors. The responsibilities of our board of directors will be described in the Mediaco Corporate Governance Guidelines to be adopted by our board of directors, which will be available on our website at www.mediacoholding.net.

Audit Committee

        Our Audit Committee will be composed of three independent directors, Mr. Glaze, Ms. McDermott, and Ms. Lee, as required by the Nasdaq listing standards and Rule 10A-3 under the Securities and Exchange Act of 1934, as amended.        will be designated as our audit committee financial expert, as that term is defined by the SEC. Each of these audit committee members are "financially literate" under the rules of the Nasdaq.

        The responsibilities of the Audit Committee will be more fully described in the Mediaco Audit Committee Charter and are expected to include, among other things:

  •
  to oversee the appointment, compensation and oversight of the work of the independent auditors;

  •
  to review and discuss with management and our independent registered public accounting firm our annual and quarterly financial statements, earnings releases and related disclosures;

  •
  to authorize or recommend to the Board, as appropriate, that the Company's financial statements be included in Mediaco's periodic reports for filing with the Securities and Exchange Commission;

  •
  to review and discuss with management and our independent registered public accounting firm our internal controls and internal auditing procedures, including any material weaknesses in either;

  •
  to discuss with management and the independent auditors major issues regarding accounting principles used in the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles;

  •
  to review and discuss with management the Company's major risk exposures and the steps management has taken to monitor, control and manage such exposures, including the Company's risk assessment and risk management guidelines and policies;

  •
  to review, based upon the recommendation of the independent auditors and the persons performing the internal audit function, the scope and plan of the work to be done by the persons performing the internal audit function and the responsibilities, budget and staffing needs of the persons performing the internal audit function;

  •
  to review (i) the internal control report prepared by management, including management's assessment of the effectiveness of the Company's internal control structure and procedures for financial reporting and (ii) the independent auditors' attestation, and report, on the assessment made by management;

  •
  to review and approve all related party-transactions;

  •
  to review and approve (a) any change or waiver in the Company's Code of Business Conduct and Ethics applicable to the Chief Executive Officer or any senior financial officers and (b) any public disclosure regarding such change or waiver; and

  •
  to investigate reported violations of the Mediaco Code of Business Conduct and Ethics, determine whether violations of the Mediaco Code of Business Conduct and Ethics by directors, executive officers or senior financial officers have occurred and, if so, determine the appropriate corrective and disciplinary measures to take.

Compensation Committee

        Our Compensation Committee will be composed of three directors,          . As a "controlled company" we expect to be exempt from the Nasdaq requirement that the Compensation Committee be composed entirely of independent directors. We expect that        will meet the independence requirements set forth in the listing standards of the Nasdaq.

        The responsibilities of the Compensation Committee will be more fully described in the Mediaco Compensation Committee Charter and are expected to include, among other things:

  •
  to review and approve the compensation of all directors;

  •
  to evaluate the performance of EOC or any successor management services provider and to review the management fee payable to EOC or its personnel in light of Mediaco's corporate goals and objectives;

  •
  to review and discuss the "Compensation Discussion and Analysis" required by SEC rules to be included in the Company's annual proxy statement, prepare the report of the Compensation Committee required by SEC rules to be included in the Company's annual proxy statement, and recommend to the Board, if appropriate, that such "Compensation Discussion and Analysis" and report be included in the Company's annual proxy statement;

  •
  to review its own performance annually; and

  •
  in the event that Mediaco, in the future, pays compensation directly to its executive officers, to review and approve the corporate goals and objectives with respect to the executive officers and to evaluate the executive officers' performance in light of those goals and objectives and, based upon such evaluation, to set the chief executive officer's compensation and to set or make recommendations to the board of directors regarding the compensation of the other executive officers.

Board of Directors Role in Risk Oversight

        After careful consideration, we have determined that risk oversight is a function best served by the entire Mediaco board of directors and the committees thereof. As described above, the Audit Committee will initially review certain elements of risk oversight related to financial risks, including internal controls and procedures for financial reporting and related party transactions. Similarly, the Compensation Committee will initially review risks posed by Mediaco's compensation practices. While both committees are responsible for evaluating and overseeing management of such risks, to facilitate oversight of risk by the entire board of directors, each committee will be required to report regularly to the full board of directors regarding such risks. The Mediaco board of directors will also communicate regularly with the executive officers managing Mediaco regarding material risks that Mediaco faces so that all members of the board of directors understand the risks associated with the business.

Code of Business Conduct and Ethics

        Upon the closing of the Transactions, we intend to adopt the Mediaco Code of Business Conduct and Ethics. The Mediaco Code of Business Conduct and Ethics will apply to all Mediaco employees, officers and directors. The purpose of the Mediaco Code of Business Conduct and Ethics will be to promote honest and ethical conduct by all of our employees, officers and directors, to promote compliance with all applicable laws and regulations, to provide a mechanism for reporting unethical conduct and to create accountability for adherence to the Mediaco Code of Business Conduct and Ethics. A copy of the Mediaco Code of Business Conduct and Ethics will be available on our website at www.mediacoholding.net.

 EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

        We are managed by EOC, which provides us with executive officers, and we currently have no employees independent of EOC. As employees of EOC, all of our executive officers devote a portion of their time to our affairs as is required pursuant to the Management Agreement. We currently do not pay our executive officers any cash or other compensation, and we have no compensation agreements with our executive officers, who are indirectly compensated for their services to Mediaco through the fees paid to EOC under the Management Agreement. As a result, we do not determine their compensation amounts. Instead, we pay EOC a management fee and EOC pays and has discretion to determine the form and level of compensation paid to and earned by our executive officers.

Director Compensation

        Following completion of the Transactions, our board of directors will determine compensation to be paid to members of our board who are independent directors. Compensation for our independent directors is anticipated to consist of an annual retention fee of $        . The annual retention fee may be comprised of cash compensation, equity compensation, or a combination thereof. The Chairman and committee chairs of our board of directors are anticipated to receive additional payments for their services in that capacity. Except in the case of independent directors, our directors who also serve as executive officers will not receive additional compensation for their service on our board of directors. Following the separation, the board of directors may adopt stock ownership guidelines for directors.

Compensation Committee Interlocks and Insider Participation

        The members of the compensation committee of the board of directors will be independent directors. Upon completion of the Transactions, none of our compensation committee members, or any of our executive officers, will serve as a member of a board of directors or board of trustees or any compensation committee of any entity that has one or more executive officers serving as a member of our board.

 RELATED PARTY TRANSACTIONS

Relationship with Emmis

        Prior to the completion of the Transactions, all of the outstanding Mediaco Class A Shares are owned by Emmis. Following the completion of the Distribution, Emmis will no longer own any shares of our common stock. See "Risk Factors—Risks Related to the Transactions" and "Description of the Transactions."

        Following the Distribution, Emmis and the Company will operate separately, each as an independent public company. In connection with this separation, we and Emmis have entered or will enter into certain agreements that will affect the separation of our business from Emmis and govern our relationship with Emmis after the separation. The following is a summary of the terms of the material agreements that we have entered or intend to enter into with Emmis prior to the completion of this separation, which have been filed as exhibits to the registration statement of which this information statement is a part. These summaries set forth the terms of the agreements that we believe are material and are qualified in their entirety by reference to the full text of such agreements. The terms of some of the agreements described below that will be in effect following the Distribution have not yet been finalized. Changes to these agreements, some of which may be material, may be made prior to the Distribution.

Agreements with Emmis

Transaction Agreement

        On June 28, 2019, we entered into the Transaction Agreement with Emmis and SG Broadcasting. The Transaction Agreement sets forth our agreements with Emmis and SG Broadcasting regarding the principal actions to be taken in connection with the Transactions. The Transaction Agreement identifies assets to be transferred, liabilities to be assumed and contracts to be assigned to the Company as part of the separation, and it provides for when and how these transfers, assumptions and assignments will occur.

        Initial Contribution, SG Broadcasting Investment, Purchase Price and Adjustment.    At the closing of the Transactions and pursuant to the terms of the Transaction Agreement, SG Broadcasting will make the Initial Contribution, consisting of $91,500,000, to be reduced by the net proceeds of any financing arrangements entered into by Mediaco prior to the closing of the Transactions. As consideration for the Initial Contribution, Mediaco will issue to SG Broadcasting        Mediaco Class B Shares, which will constitute all of the issued and outstanding Mediaco Class B Shares, representing in the aggregate an approximately 76.28% equity ownership interest and 96.98% of the outstanding voting interests of Mediaco immediately following the Transactions. Simultaneous with the Initial Contribution, Mediaco will pay to Emmis the sum of $91,500,000 (the "Purchase Price"), a promissory note payable by Mediaco to Emmis in the amount of $5,000,000 and issue to Emmis        Mediaco Class A Shares will constitute all of the issued and outstanding Mediaco Class A Shares and represent in the aggregate approximately 23.72% equity ownership interest and 3.02% of the outstanding voting interests of Mediaco immediately following the Transactions.

        The Distribution.    The Transaction Agreement governs the rights and obligations of the parties with respect to the Distribution and certain actions that must occur prior to the Distribution. Emmis will cause the transfer agent to distribute on a pro rata basis to Emmis Shareholders as of the record date for the Distribution all of the issued and outstanding Mediaco Class A Shares. The fractional shares that an Emmis Shareholder would be entitled to receive will be aggregated and rounded to the nearest whole number and distributed to the Emmis Shareholder. For further information regarding the Distribution, see "Description of the Transactions—The Number of Mediaco Class A Shares You Will Receive," beginning on page        .

        Conditions to the Transaction Agreement.    The Transaction Agreement provides that the Distribution is subject to several conditions that must be satisfied (or waived by the relevant party). For further information regarding these conditions, see "Description of the Transactions—Conditions to the Distribution," beginning on page        .

        Indemnification.    The Transaction Agreement provides for releases with respect to pre-closing claims arising from the Transactions, and with respect to post-Distribution claims, except as otherwise provided in the Transaction Agreement, indemnifications principally designed to place financial responsibility for obligations and liabilities allocated to Mediaco under the Transaction Agreement with Mediaco and financial responsibility for obligations and liabilities allocated to Emmis under the Transaction Agreement with Emmis. Other than in limited circumstances, Emmis shall only be responsible for certain breaches of representations and warranties if losses exceed one percent (1%) and the maximum recovery is limited to ten percent (10%) of the Purchase Price.

        Termination.    The Transaction Agreement is subject to certain termination rights of Emmis and SG Broadcasting. Emmis or SG Broadcasting may terminate the Transactions upon notice to the other party where there has been a material breach of the Transaction Agreement; a court or governmental authority has issued a final and nonappealable order, decree or ruling prohibiting or restraining the Transactions; or, the Transactions have not occurred by December 31, 2019, unless that date has otherwise been extended pursuant to the terms of the Transaction Agreement. Emmis and SG Broadcasting may also terminate the Transactions by mutual written consent. For further information regarding these conditions, see "Description of the Transactions—Conditions to the Distribution," beginning on page         .

        Other Matters Governed by the Contribution and Distribution Agreement.    Other matters governed by the Transaction Agreement include, without limitation, access to financial and other information, insurance, confidentiality and access to and provision of records.

Employee Leasing Agreement

        Prior to the Distribution, we intend to enter into an Employee Leasing Agreement with Emmis. We expect to finalize the Employee Leasing Agreement prior to the close of the Transactions.

Management Agreement

        Prior to the Distribution, we intend to enter into a Management Agreement with EOC for an initial term of two years. Under the Management Agreement, EOC will provide to us direct management of our radio stations and related assets, management of the Company's financial reporting, SEC compliance and other similar obligations arising as a public company. The Company will pay EOC an annual management fee equal to $1,250,000 in equal monthly installments, plus reimbursement of certain expenses directly related to the operation of Mediaco's business. EOC will also be prohibited from directly or indirectly investing in any business that competes with the Company and from soliciting or attempting to hire any of the Company's employees during the term and through the fifth anniversary of the termination of the Employee Leasing Agreement.

Shared Services Agreements

        Prior to the Distribution, we intend to enter into two Shared Services Agreements with EOC. Historically, EOC has operated radio stations WLIB-AM and WEPN-FM (which are being retained by EOC) from many of the same facilities and using many of the same personnel as used in the operation of radio stations WBLS-FM and WQHT-FM (which are being contributed to Mediaco). The Shared Services Agreements will become operative as of the completion of the separation of the WBLS-FM and WQHT-FM radio stations from Emmis, and will allow EOC to continue to use Mediaco's facilities, equipment and personal consistent with past practices. EOC will reimburse Mediaco for all incremental out of pocket costs and expenses incurred by Mediaco in connection with this arrangement.

Local Programming and Marketing Agreement

        Prior to the Distribution, we intend to enter into a Local Programming and Marketing Agreement (the "LMA") with WBLS-WLIB LLC, an Indiana limited liability company and a subsidiary of Emmis ("WBLS-WLIB"). Pursuant to the terms and provisions of the LMA, except for the hours of 6:00 a.m. to 8:00 a.m. each Sunday, Mediaco shall make available to WBLS-WLIB the HD-2 channel of WQHT-FM for purposes of rebroadcasting the programs of WLIB-AM. The term of the LMA is intended to continue through December 31, 2022, but may otherwise terminate upon the occurrence of certain other events. WBLS-WLIB will be responsible for the salaries of WQHT-FM employees and related costs for all personnel used in broadcasting WLIB-AM programing, all other costs associated with the production of WLIB-AM programming, and the costs of delivering WLIB-AM programing to WQHT-FM.

Antenna Site Agreement

        Prior to the Distribution, we intend to enter into an Antenna Site Agreement with WLIB. Historically, WBLS-FM has used the antenna site owned by WLIB in Lyndhurst, New Jersey as an emergency backup site from which to broadcast WBLS-FM's programs in the event its other broadcast antennas are unavailable. The Antenna Site Agreement will allow WBLS-FM antenna space on the WLIB tower, as well as ground space for WBLS-FM transmission equipment. The Antenna Site Agreement will last for an initial term of 20 years, with two automatic renewal periods of 10 years each, unless Mediaco provides notice to WLIB of its intention to not renew the lease for an additional term. Mediaco will pay to WLIB an annual license fee of ten dollars ($10).

Related Party Transactions Policy

        Effective upon consummation of the Distribution, our board of directors expects to adopt a Related Party Transactions Policy that applies to transactions exceeding $120,000 in which any of our officers, directors, beneficial owners of more than 5% of our common shares, or any member of their immediate family, has a direct or indirect material interest, determined in accordance with the policy, each of which we refer to as a Related Person Transaction. A Related Person Transaction must be reported to our outside legal counsel and our Chief Financial Officer, and will be subject to review and approval by our Audit Committee prior to effectiveness or consummation, to the extent practical. In addition, any Related Person Transaction that is ongoing in nature will be reviewed by the Audit Committee annually to ensure that the transaction has been conducted in accordance with any previous approval and that all required disclosures regarding the transaction are made.

        The Audit Committee will review all relevant information available to it about a Related Person Transaction. The Audit Committee may approve or ratify the Related Person Transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not in conflict with, our best interests. The Audit Committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the Related Person in connection with approval of the Related Person Transaction.

        As appropriate for the circumstances, the Audit Committee will review and consider:

  •
  the interest of the officer, director, beneficial owner of more than 5% of our common shares, or any member of their immediate family, each of which we refer to as a Related Person, in the Related Person Transaction;

  •
  the approximate dollar value of the amount involved in the Related Person Transaction;

  •
  the approximate dollar value of the amount of the Related Person's interest in the transaction without regard to the amount of any profit or loss;

  •
  whether the transaction was undertaken in the ordinary course of our business;

  •
  whether the transaction with the Related Person is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

  •
  the purpose of, and the potential benefits to the transaction to us; and

  •
  any other information regarding the Related Person Transaction or the Related Person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

        A copy of our Related Person Transaction Policy will be posted on our website at www.mediacoholding.net concurrently with the Distribution.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Prior to the Distribution, all of the issued and outstanding Mediaco Class A Shares will be owned beneficially and of record by Emmis and all of the issued and outstanding Mediaco Class B Shares will be owned beneficially and of record by SG Broadcasting. Pursuant to the terms of the Transactions Agreement, Emmis shall recieve a number of Mediaco Class A Shares equal to 23.72% of the total number of Mediaco Class A Shares and Mediaco Class B Shares to be issued and outstanding after giving effect to the Transactions and SG Broadcasting shall receive a number of Mediaco Class B Shares equal to 76.28% of the total number of Mediaco Class A Shares and Mediaco Class B Shares to be issued and outstanding after giving effect to the Transactions. It is anticipated that immediately following the Distribution,        Mediaco Class A Shares and        Mediaco Class B Shares will be issued and outstanding. The following table sets forth information after giving effect to the Transactions on the anticipated beneficial ownership percentages of each person or group who is known by us to beneficially own more than 5% of the outstanding shares of common stock of Emmis (based on the anticipated Distribution of common stock of Mediaco), each of the Company's expected executive officers, each of the Company's expected directors and all of the Company's expected executive officers and directors as a group. All of the Company's shareholders, including the shareholders listed in this table, will be entitled to one vote for each Mediaco Class A Share held. SG Broadcasting and its affiliates are the only permitted holders of Mediaco Class B Shares and will be entitled to ten votes for each Mediaco Class B Share held. Unless otherwise indicated, the address of each beneficial owner is in care of One Emmis Plaza, 40 Monument Circle, Suite 700, Indianapolis, Indiana 46204.

        Beneficial ownership is determined in accordance with SEC rules. In computing percentage ownership of each person, shares subject to options held by that person that are currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this information statement, are deemed to be beneficially owned by that person. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares held by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Mediaco Class A Shares(1)(2)	Amount and Nature of Beneficial Ownership of Mediaco Class B Shares(1)	Total Beneficial Ownership(4)		Percent of Class
Standard General L.P.(3) 767 Fifth Avenue, 12th Floor New York, NY 10153				%		%
Jeffrey H. Smulyan		—		%		%
Patrick M. Walsh		—	*		*
J. Scott Enright		—	*		*
Ryan A. Hornaday		—	*		*
Andrew Glaze	—	—	*		*
Laura Lee	—	—	*		*
Deborah McDermott	—	—	*		*
Stephen Usher	—	—	*		*
All directors and executive officers as a group			*		*

*
Indicates less than one percent (1%) ownership.

(1)
Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the securities shown to be owned by such shareholder. The inclusion herein of securities listed as beneficially owned does not constitute an admission of beneficial ownership.

(2)
The number of Mediaco Class A Shares in this column includes (i) the number of Mediaco Class A Shares held by such beneficial owner as of             , 2019, and (ii) the number of Mediaco Class A Shares into which the Mediaco Class B Shares held by such beneficial owner would convert if so elected by such holder.

(3)
Shares are held by SG Broadcasting LLC, an entity for which Soohyung Kim is the managing member and Standard General L.P. ("Standard General") serves as investment manager. Mr. Kim is the managing partner and chief investment officer of Standard General and a director of the general partner of Standard General. By virtue of the foregoing, Standard General and Mr. Kim may be deemed to beneficially own these shares. Each of Mr. Kim and Standard General disclaims beneficial ownership of the shares reported except to the extent of its or his pecuniary interest in such shares.

(4)
As Mediaco Class B Shares are convertible into Mediaco Class A Shares at the election of the holder, the beneficial ownership reported herein assumes that the beneficial owner (and no other stockholder) elected to convert all Mediaco Class B Shares beneficially owned by such beneficial owner into Mediaco Class A Shares.

(5)
As of the date hereof, Standard General and its affiliates own        % of the issued and outstanding Mediaco Class A Shares and Mediaco Class B Shares.

 DESCRIPTION OF THE TRANSACTIONS

Overview

        On July 1, 2019, Emmis announced its plans to separate the WBLS-FM and WQHT-FM radio stations and the associated assets from its radio broadcasting business through a pro rata distribution of Mediaco Class A Shares to shareholders of Emmis.

        In furtherance of this plan, on        , 2019, Emmis' board of directors approved the distribution to the Emmis Shareholders of all of the Mediaco Class A Shares on the basis of        Mediaco Class A Shares for every        shares of Emmis Common Stock issued and outstanding as of the close of business on        , 2019, the record date for the Distribution. As a result of the Distribution, Emmis and Mediaco will become two independent, publicly traded companies.

        On        , 2019, the distribution date, each Emmis Shareholder will receive        Mediaco Class A Shares for every        shares of Emmis Common Stock held of record at the close of business on the record date, as described below. Registered shareholders will not receive cash in lieu of any fractional shares of Emmis Common Stock that they would have received as a result of the application of the distribution ratio. Any fractional Mediaco Class A Shares that any Emmis Shareholder would otherwise be entitled to receive will be rounded to the nearest whole number. Shareholders will not be required to make any payment, surrender or exchange their shares of Emmis Common Stock or take any other action to receive Mediaco Class A Shares in the Distribution.

        The distribution of Mediaco Class A Shares as described in this information statement is subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see this section under "—Conditions to the Distribution."

Reasons for the Separation

        Emmis' board of directors determined that separating the WBLS-FM and WQHT-FM radio stations and the associated assets from Emmis would be in the best interests of Emmis and approved the Transaction Agreement. A wide variety of factors were considered by Emmis' board of directors in evaluating the separation, with the decision largely driven by the view that the Transactions are effectively a sale of the stations by Emmis. Among other things, Emmis' board of directors considered the following potential benefits of the separation:

  •
  Sale of the stations for consideration approximating eight times the stations' adjusted (or pro forma) broadcast cash flow exceeded the trading multiples of other publicly traded radio broadcasting companies;

  •
  Entering into the Management Agreement and Employee Leasing Agreement allowed Emmis to offset some of its existing overhead costs and provided a chance to participate in further expansion of Mediaco's business;

  •
  Standard General has an excellent track record with its prior media ventures, creating the possibility of increased value of the Mediaco Class A Shares to be distributed to Emmis Shareholders; and

  •
  Cash proceeds to Emmis will enable Emmis to invest in new businesses with growth profiles exceeding those of radio broadcasting.

        Emmis' board of directors also considered a number of potentially negative factors in evaluating the separation, including the following factors impacting Mediaco:

  •
  Risk that certain of Emmis' corporate resources could be stretched too thin with the prospect of managing two public companies; and

  •
  Risk that certain Emmis Shareholders may not want to receive a distribution of Mediaco Class A Shares in a taxable distribution.

        Emmis' board of directors concluded that the potential benefits of the Transactions outweighed these factors. However, neither Emmis nor the Company can assure you that, following the separation, any of the benefits described above or otherwise will be realized to the extent anticipated or at all. For more information on the risks involved in the separation process, see "Risk Factors—Risks Related to the Transactions," beginning on page        .

Formation of a Holding Company Prior to the Distribution

        In connection with and prior to the Distribution, Mediaco was incorporated by Emmis in the State of Indiana on June 27, 2019, for the purpose of holding the WBLS-FM and WQHT-FM radio stations and the associated assets and liabilities in connection with the separation described herein. As part of the plan to create two independent public companies, Emmis plans to transfer the assets and liabilities of the WBLS-FM and WQHT-FM radio stations to Mediaco prior to the Distribution through an internal reorganization.

When and How You Will Receive the Distribution

        With the assistance of the transfer agent, Emmis expects to distribute Mediaco Class A Shares on        , 2019, the distribution date, to all holders of outstanding shares of Emmis Common Stock as of the close of business on        , 2019, the record date (the "Record Date").                        will serve as the transfer agent in connection with the Distribution.

        If you own shares of Emmis Common Stock as of the close of business on the Record Date, Mediaco Class A Shares that you are entitled to receive in the Distribution will be issued electronically, as of the distribution date, to you in direct registration form or to your bank or brokerage firm on your behalf. If you are a registered holder, the transfer agent will then mail you a direct registration account statement that reflects your Mediaco Class A Shares. "Direct registration form" refers to a method of recording share ownership when no physical share certificates are issued to shareholders, as is the case in this distribution.

        Commencing on or shortly after the distribution date, if you hold physical share certificates that represent your shares of Emmis Common Stock and you are the registered holder of the shares represented by those certificates, the transfer agent will mail to you an account statement that indicates the number of Mediaco Class A Shares that have been registered in book-entry form in your name. If you sell shares of Emmis Common Stock in the "regular way" market up to and including the distribution date, you will be selling your right to receive Mediaco Class A Shares in the Distribution.

        Most Emmis Shareholders hold their shares of Emmis Common Stock through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in "street name" and ownership would be recorded on the bank or brokerage firm's books. If you hold your shares of Emmis Common Stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the Mediaco Class A Shares that you are entitled to receive in the Distribution. If you have any questions concerning the mechanics of having shares held in "street name," please contact your bank or brokerage firm.

Results of the Distribution

        After its separation from Emmis, Mediaco will be an independent, publicly traded company. The actual number of shares to be distributed will be determined on the Record Date, and will reflect any exercise of Emmis options between the date the Emmis board of directors declares the distribution and the record date for the Distribution. The Distribution will not affect the number of outstanding shares of Emmis Common Stock or any rights of Emmis Shareholders.

        Prior to the Distribution, Mediaco entered into the Transaction Agreement and will enter into other agreements with Emmis to effect the separation and govern Mediaco's relationship with Emmis after the separation. These agreements will provide for the transfer between Emmis and Mediaco of the WBLS-FM and WQHT-FM radio stations and the associated assets and liabilities attributable to periods prior to and after Mediaco's separation from Emmis and will govern certain relationships between Emmis and Mediaco after the separation. For a more detailed description of these agreements, see "Certain Relationships and Related Person Transactions—Agreements with Emmis," beginning on page        .

The Number of Mediaco Class A Shares You Will Receive

        For every        shares of Emmis Common Stock that you own at the close of business on        , 2019, the record date, you will receive        Mediaco Class A Shares on the distribution date. In the event that an Emmis Shareholder would receive fractional Mediaco Class A Shares as a result of the Distribution, the fractional shares that an Emmis Shareholder would receive will be aggregated and rounded to the nearest whole number and distributed to the Emmis Shareholder.                        is not an affiliate of either Emmis or Mediaco. Any broker-dealer used by the transfer agent will not be an affiliate of either Emmis or Mediaco. Neither Emmis nor Mediaco will be able to guarantee any minimum sale price in connection with the sale of these shares.

        See "Material U.S. Federal Income Tax Considerations," beginning on page     , for an explanation of the material U.S. federal income tax considerations of the Distribution.

Transferability of Shares You Receive

        Mediaco Class A Shares distributed to holders through the Distribution will be transferable without registration under the Securities Act, except for shares received by persons who may be deemed to be Mediaco affiliates. Persons who may be deemed to be Mediaco affiliates after the Distribution generally include individuals or entities that control, are controlled by or are under common control with Mediaco, which may include certain of Mediaco executive officers, directors or principal shareholders. Securities held by Mediaco affiliates will be subject to resale restrictions under the Securities Act. Mediaco affiliates will be permitted to sell Mediaco Class A Shares only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 promulgated under the Securities Act.

Market for Mediaco Class A Shares

        There is currently no public trading market for Mediaco Class A Shares. The Company intends to apply to have Mediaco Class A Shares authorized for listing on Nasdaq under the symbol "        ." Mediaco has not and will not set the initial price of Mediaco Class A Shares. The initial price will be established by the public markets.

        Mediaco cannot predict the price at which Mediaco Class A Shares will trade after the Distribution. In fact, the combined trading prices, after the Distribution, of the Mediaco Class A Shares that each Emmis Shareholder will receive in the Distribution and shares of Emmis Common Stock held at the record date may not equal the "regular way" trading price of a share of Emmis Common Stock immediately prior to the Distribution. The price at which Mediaco Class A Shares trades may fluctuate significantly, particularly until an orderly public market develops. Trading prices for Mediaco Class A Shares will be determined in the public markets and may be influenced by many factors. See "Risk Factors—Risks Related to our Common Stock," beginning on        .

Trading Between the Record Date and Distribution Date

        Beginning on or shortly before the Record Date and continuing up to and including through the distribution date, we expect that there will be two markets in shares of Emmis Common Stock: a "regular way" market and an "ex-distribution" market. Shares of Emmis Common Stock that trade on the "regular way" market will trade with an entitlement to Mediaco Class A Shares distributed pursuant to the separation. Shares of Emmis Common Stock that trade on the "ex-distribution" market will trade without an entitlement to Mediaco Class A Shares distributed pursuant to the Distribution. Therefore, if you sell shares of Emmis Common Stock in the "regular way" market up to and including through the distribution date, you will be selling your right to receive Mediaco Class A Shares in the Distribution. If you own shares of Emmis Common Stock at the close of business on the Record Date and sell those shares on the "ex-distribution" market up to and including through the distribution date, you will receive the Mediaco Class A Shares that you are entitled to receive pursuant to your ownership as of the Record Date.

        Furthermore, we anticipate that trading in Mediaco Class A Shares will begin on a "when issued" basis on or shortly before the record date for the Distribution and will continue up to and including the distribution date. "When issued" trading in the context of a separation refers to a sale or purchase made conditionally on or before the distribution date because the securities of the separated entity have not yet been distributed. The "when issued" trading market will be a market for Mediaco Class A Shares that will be distributed to holders of shares of Emmis Common Stock on the distribution date. If you owned shares of Emmis Common Stock at the close of business on the record date, you would be entitled to Mediaco Class A Shares distributed pursuant to the Distribution. You may trade this entitlement to Mediaco Class A Shares, without shares of Emmis Common Stock you own, on the "when issued" market. On the first trading day following the distribution date, "when issued" trading with respect to Mediaco Class A Shares will end, and "regular way" trading will begin.

Conditions to the Distribution

        Mediaco expects that the Distribution will be effective at                , on        , 2019, the distribution date, provided that certain conditions, including the following, shall have been satisfied or waived by Emmis, SG Broadcasting, or Mediaco, as the case may be:

  •
  Mediaco having obtained all FCC licenses and all other material licenses, permits, registrations, authorizations or certificates necessary to conduct its business and the FCC shall have consented to the assignment of all FCC licenses to Mediaco;

  •
  No court or administrative agency shall have issued an order and no proceeding by or before any governmental authority shall have been instituted or threatened that would restrain, prohibit or invalidate the Transactions; and

  •
  The SEC shall have declared effective the registration statement on Form 10 of which this information statement forms a part, and such registration statement shall not be subject to any stop order or proceeding seeking a stop order.

        The Company cannot assure you that any or all of these conditions will be met.

        Additionally, the Transaction Agreement is subject to certain termination rights of Emmis and SG Broadcasting. Emmis or SG Broadcasting may termination the Transactions upon notice to the other party, and that party's inability to cure within fifteen days, of a material breach of the Transaction Agreement; a court or governmental authority has issued a final and nonappealable order, decree or ruling prohibiting or restraining the Transactions; or, the Transactions have not occurred by December 31, 2019 (the "Outside Date") and the Outside Date has not otherwise been extended pursuant to the terms of the Transaction Agreement. Emmis and SG Broadcasting may also terminate the Transactions by mutual written consent. Emmis does not intend to notify its shareholders of any modifications to the terms of the separation that, in the judgment of its board of directors, are not material. For example, the Emmis board of directors might consider material such matters as significant changes to the distribution ratio, the assets to be contributed or the liabilities to be assumed in the separation. To the extent that the Emmis board of directors determines that any modifications by Emmis materially change the material terms of the Distribution or to abandon the Distribution, Emmis will notify Emmis Shareholders in a manner reasonably calculated to inform them about the modification as may be required by law, by, for example, publishing a press release, filing a Current Report on Form 8-K, or circulating a supplement to this information statement.

 DESCRIPTION OF MEDIACO SECURITIES—INDEMNIFICATION OF OFFICERS AND DIRECTORS

Common Stock

        General.    The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our Articles of Incorporation and By-laws that will be in effect upon the Distribution, which have been filed as exhibits to the Form 10 of which this information statement is a part, and to the applicable provisions of the Indiana Business Corporation Law (the "IBCL"). Upon the Distribution, our authorized common stock will consists of        shares of Class A Common Stock, $.01 par value per share,        shares of Class B Common Stock, $.01 par value per share, and        shares of Class C Common Stock ("Mediaco Class C Shares"), $.01 par value per share. Holders of common stock will have no preemptive rights. Under Indiana law, shareholders will generally not be liable for our debts or obligations.

        Dividends.    Holders of record of shares of common stock on a record date fixed by our board of directors will be entitled to receive such dividends as may be declared by the board of directors out of funds legally available for such distributions. Mediaco will be restricted from declaring or paying dividends in cash or property on any share of any classes of common stock, however, unless simultaneously the same dividend is declared or paid on each share of the other class of common stock. In the case of any stock dividend, holders of Mediaco Class A Shares will be entitled to receive the same percentage dividend (payable in Mediaco Class A Shares) as the holders of Mediaco Class B Shares receive (payable in Mediaco Class B Shares) and the holders of Mediaco Class C Shares receive (payable in Mediaco Class C Shares). Notwithstanding the forgoing, holders of Mediaco Class B Shares may receive a different dividend or share of dividends than is received by the holders of Mediaco Class A Shares and Mediaco Class C Shares if such disparity is approved in advance by the affirmative vote of the holders of the majority of the then-outstanding Mediaco Class A Shares and a majority of the then-outstanding Mediaco Class B Shares, each voting as a separate class. We anticipate the payment of common stock dividends will be restricted by any credit facility we enter into prior to the close of the Transactions.

        Voting Rights.    Holders of Mediaco Class A Shares and holders of Mediaco Class B Shares will vote as a single class on all matters submitted to a vote of the common shareholders, with each Mediaco Class A Share entitled to one vote and each Mediaco Class B Shares entitled to ten votes, except:

  •
  for the election of three directors voted on by the holders of Mediaco Class A Shares voting as a separate class (the "Mediaco Class A Directors") and the election of four directors voted on by the holders of Mediaco Class B Shares voting as a separate class (the "Mediaco Class B Directors");

  •
  with respect to any proposed "going private" transaction (as defined below) between the Company and SG Broadcasting (the holder of all the Mediaco Class B Shares Stock), or an affiliate of SG Broadcasting, or any group of which SG Broadcasting or an affiliate of SG Broadcasting is a member; and

  •
  as otherwise provided by law.

        In the election of directors, the holders of Mediaco Class A Shares will be entitled to vote as a separate class to elect the Mediaco Class A Directors. Under Mediaco's Articles of Incorporation, during the term of the Management Agreement or so long as amounts remain outstanding under the Emmis Promissory Note, Mediaco's board of directors is required to nominate three persons specified by EOC, and no other persons, to serve as Mediaco Class A Directors. The holders of Mediaco Class B Shares will be entitled to vote as a separate class to elect the Mediaco Class B Directors. The holders of Mediaco Class A Shares and the holders of Mediaco Class B Shares will be entitled to elect the remaining directors by voting as a single class with each Mediaco Class A Shares entitled to one vote and each Mediaco Class B Shares entitled to ten votes.

        Directors will be divided into three classes, as nearly equal in number as possible, whose three-year terms expire in successive years. At each annual election of directors, the successors to the class of directors whose term then expires are elected to hold office for a term of three years and until the director's successor is elected and qualifies or until the director's earlier resignation, removal from office or death. Holders of common stock will not entitled to cumulate votes in the election of directors.

        The holders of Mediaco Class A Shares and the holders of Mediaco Class B Shares will vote as a single class with respect to any proposed "going private" transaction, with each Mediaco Class A Shares entitled to one vote and each Mediaco Class B Shares entitled to ten votes. In addition, the approval of any proposed "going private" transaction shall require the approval of the holders of the majority of the outstanding Mediaco Class A Shares. A "going private" transaction is any "Rule 13e-3 Transaction," as that term is defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended, between Mediaco and SG Broadcasting, any affiliate of SG Broadcasting or any group of which SG Broadcasting or an affiliate of SG Broadcasting is a member. An "affiliate" is defined as:

  •
  any individual or entity who or that, directly or indirectly, controls, is controlled by, or is under common control with SG Broadcasting; or

  •
  any corporation or organization (other than Mediaco or a majority-owned subsidiary of Mediaco) of which SG Broadcasting is, directly or indirectly, the beneficial owner of 10% or more of any class of voting securities, or in which SG Broadcasting has a substantial beneficial interest.

        Under Indiana law, the affirmative vote of the holders of a majority of the outstanding shares of any class of capital stock is required to approve, among other things, a change in the designation, rights, preferences or limitations of the shares of such class of capital stock.

        Holders of Mediaco Class C Shares do not have any rights to vote, except as may be required by Indiana law.

        Liquidation Rights.    Upon liquidation, dissolution or winding-up of Mediaco, except as otherwise provided in the Articles of Incorporation or as approved by the affirmative vote of the holders of a majority of the then-outstanding Mediaco Class A Shares and the holders of a majority of the then-outstanding Mediaco Class B Shares, each voting as a separate class, the holders of Mediaco Class A Shares will be entitled to share ratably with the holders of Mediaco Class B Shares in all assets available for distribution after payment in full of creditors and payment in full to any holders of our preferred stock then outstanding of any amount required to be paid under the terms of such preferred stock.

        Conversion.    Each Mediaco Class B Shares will be convertible, at the option of its holder, into one Mediaco Class A Shares at any time. One Mediaco Class B Shares will convert automatically and without the requirement of any further action into one Mediaco Class A Shares upon its sale or other transfer to a person or entity other than SG Broadcasting or an affiliate of SG Broadcasting. A pledge of Mediaco Class B Shares will not be considered a transfer for this purpose unless the pledge is enforced. All outstanding Mediaco Class B Shares will convert automatically and without the requirement of any further action into an equivalent number of Mediaco Class A Shares upon the affirmative vote of the holders of two-thirds of the holders of the then-outstanding Mediaco Class B Shares, voting as a separate class.

        Other Provisions.    The holders of common stock will not be entitled to preemptive rights.

        In any merger, consolidation or business combination, the consideration to be received per share by the holders of Mediaco Class A Shares, Mediaco Class B Shares and Mediaco Class C Shares must be identical for each class of stock, except that (i) in any such transaction in which shares of common stock are to be distributed, such shares may differ as to voting rights to the extent that the voting rights provided in the Mediaco Articles of Incorporation differ between the Mediaco Class A Shares, the Mediaco Class B Shares and the Mediaco Class C Shares, and (ii) holders of Mediaco Class B Shares may receive different or disproportionate distributions or payments in connection with such merger, consolidation or business combination as compared to those received by the holders of Mediaco Class A Shares and Mediaco Class C Shares if such merger, consolidation or business combination is approved by the affirmative vote of the holders of the majority of the then-outstanding Mediaco Class A Shares, a majority of the then-outstanding Mediaco Class B Shares, and a majority of the then-outstanding Mediaco Class C Shares, each voting as a separate class.

        No class of common stock may be subdivided, combined, or reclassified unless concurrently the other classes of common stock are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner, except that shares of one class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved by the affirmative vote of the holders of the majority of the then-outstanding Mediaco Class A Shares, a majority of the then-outstanding Mediaco Class B Shares, and a majority of the then-outstanding Mediaco Class C Shares, each voting as a separate class.

        Foreign Ownership Restriction.    Our Articles of Incorporation will restrict the ownership, voting and transfer of our capital stock, including the Mediaco Class A Shares, in accordance with the Communications Act of 1934, as amended (the "Communications Act"), and the rules of the Federal Communications Commission (the "FCC"), to prohibit ownership of more than 25% of our outstanding capital stock or more than 25% of the voting rights it represents by or for the account of aliens (as defined in the Communications Act) or corporations otherwise subject to domination or control by aliens. The Articles of Incorporation will authorize our board of directors to prohibit any transfer of our capital stock that would cause Mediaco to violate this prohibition. In addition, the Articles of Incorporation will provide that shares of our capital stock determined by the board of directors to be beneficially owned by an alien shall always be subject to redemption by Mediaco by action of the board of directors to the extent necessary, in the judgment of the board of directors, to comply with the alien ownership restrictions of the Communications Act and FCC rules. The Articles of Incorporation will further authorize our board of directors to adopt such provisions as it deems necessary to enforce these alien ownership restrictions.

        Listing.    Mediaco intends to list the Mediaco Class A Shares on Nasdaq under the symbol "        ."

        Holders.    There are currently no beneficial holders of the Mediaco Class A Shares, Mediaco Class B Shares or Mediaco Class C Shares. Immediately following consummation of the Transactions, we expect that there will be a number of beneficial holders of Mediaco Class A Shares equal to the number of Emmis Shareholders on the Record Date, one beneficial holder of Mediaco Class B Shares and no beneficial holders of Mediaco Class C Shares.

Preferred Stock

        Upon the Distribution, our authorized stock will also include        shares of preferred stock, $.01 par value per share. The preferred stock may be issued with such designations, preferences, limitations and relative rights as the board of directors may authorize, including but not limited to:

  •
  the distinctive designation of each series and the number of shares that will constitute such series;

  •
  the voting rights, if any, of shares of such series;

  •
  the dividend rate on the shares of such series, any restriction, limitation or condition upon the payment of such dividends, whether dividends shall be cumulative, and the dates on which dividends are payable;

  •
  the prices at which, and the terms and conditions on which, the shares of such series may be redeemed, if such shares are redeemable;

  •
  the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of such series;

  •
  any preferential amount payable upon shares of such series in the event of the liquidation, dissolution or winding-up of the company or the distribution of its assets; and

  •
  the prices or rates of conversion at which, and the terms and conditions of which, the shares of such series may be converted into other securities, if such shares are convertible.

Sales of Unregistered Securities

        As consideration for the Initial Contribution, Mediaco will issue to Emmis        Mediaco Class A Shares, which shares Emmis will distribute pro rata to the Emmis Shareholders. As consideration for the SG Broadcasting Investment, Mediaco will issue to SG Broadcasting        Mediaco Class B Shares. Both issuances of securities will be made pursuant to Section 4(a)(2) of the Securities Act, and we will not use an underwriter in connection with either issuance. We will not register the issuances of such shares under the Securities Act because the issuances will not constitute a public offering.

Indemnification of Officers and Directors

        Chapter 37 of the IBCL requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. Mediaco's Articles of Incorporation will expressly require such indemnification.

        The IBCL also permits a corporation to indemnify a director, officer, employee or agent who is made a party to a proceeding because the person was a director, officer, employee or agent of the corporation against liability incurred in the proceeding if (i) the individual's conduct was in good faith and (ii) the individual reasonably believed (A) in the case of conduct in the individual's official capacity with the corporation that the conduct was in the corporation's best interests and (B) in all other cases that the individual's conduct was at least not opposed to the corporation's best interests and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual's conduct was lawful or (B) had no reasonable cause to believe the individual's conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

        Mediaco's Articles of Incorporation will provide that any director or officer of the Company or any person who is serving at the request of the Company as a director, officer, employee or agent of another entity shall be indemnified and held harmless by the Company to the fullest extent authorized by the IBCL. The Articles of Incorporation will also provide that the Company shall, upon a determination that such indemnification is permissible, pay the expenses incurred in defending proceedings in advance of their final disposition and authorize the Company to maintain insurance to protect itself and any director, officer, employee or agent of the Company or any person who is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another entity against expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Articles of Incorporation.

        At closing, the Company will enter into written indemnification agreements with each of its officers and directors that provide for indemnification by the Company to the maximum extent permitted under Indiana law.

 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Material U.S. Federal Income Tax Consequences of the Distribution

        The following is a summary of certain material U.S. federal income tax consequences to U.S. Holders (as defined below) of shares of Emmis Common Stock in connection with the Distribution and certain related transactions. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder and judicial and administrative interpretations thereof, in each case as in effect and available as of the date of this information statement, and all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below.

        This summary is limited to holders of Emmis Common Stock that are "U.S. Holders" (as defined below) who hold their shares of Emmis Common Stock as capital assets. A U.S. Holder is a beneficial owner of Emmis Common Stock that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or a resident of the United States;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (ii) that has a valid election is in place under applicable Treasury Regulations to be treated as a United States person.

        This summary does not discuss all tax considerations that may be relevant to U.S. Holders in light of their particular circumstances, nor does it address the consequences to shareholders subject to special treatment under the U.S. federal income tax laws, such as:

  •
  dealers or traders in securities or currencies;

  •
  persons who have a functional currency other than the U.S. dollar;

  •
  broker-dealers;

  •
  persons acting as nominees or otherwise not as beneficial owners;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  banks, financial institutions or insurance companies;

  •
  persons who acquired Emmis Common Stock pursuant to the exercise of employee stock options or otherwise as compensation;

  •
  tax-exempt entities;

  •
  shareholders who own, or are deemed to own, at least 5% or more, by voting power or value, Emmis equity;

  •
  persons subject to special tax accounting rules under Section 451(b) of the Code;

  •
  persons who acquired their Emmis Common Stock pursuant to the exercise of warrants or conversion rights under convertible instruments;

  •
  persons who own Emmis Common Stock that is "section 306 stock" within the meaning of Section 306(c) of the Code;

  •
  persons who hold Emmis Common Stock through individual retirement accounts or other tax-deferred accounts;

  •
  holders owning Emmis Common Stock as part of a position in a straddle or as part of a hedging, conversion or other risk reduction transaction for U.S. federal income tax purposes;

  •
  certain former citizens or long-term residents of the United States;

  •
  holders who are subject to the alternative minimum tax; and

  •
  pass-through entities (such as entities treated as partnerships for U.S. federal income tax purposes), or persons that own Emmis Common Stock through partnerships or other pass-through entities, including any persons subject to Section 1061 of the Code.

        This summary does not address any state, local or foreign tax consequences, or any estate, gift or other non-income tax consequences (including the tax on net investment income or the alternative minimum tax). If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Emmis Common Stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to its tax consequences.

        The following discussion does not purport to address the U.S. federal income tax position of any individual taxpayer, and does not include any matters of state or local tax laws or regulations, or any matters of any tax laws or regulations of any country other than the United States of America. The following discussion is not and should not be construed to be tax advice to any Emmis Shareholder or any recipient of any Mediaco Class A Shares.

        All Emmis Shareholders should consult their own tax advisors concerning the specific tax consequences of the Distribution to them in light of their particular circumstances. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any Emmis Shareholder or recipient of Mediaco Class A Shares.

        A U.S. Holder receiving Mediaco Class A Shares in the Distribution will be treated as receiving a taxable distribution in an amount equal to the fair market value of the Mediaco Class A Shares received on the distribution date. That distribution will be treated as a taxable dividend to the extent of such U.S. Holder's ratable share of Emmis' current and accumulated earnings and profits allocable to the Distribution (including any additional earnings and profits recognized by Emmis as a result of the Initial Contribution and Distribution), with the excess, if any, treated first as a non-taxable return of capital to the extent of the U.S. Holder's adjusted tax basis in its shares of Emmis Common Stock (thus reducing such adjusted tax basis) and thereafter as capital gain. Such capital gain will be long term capital gain if the U.S. Holder's holding period for the shares of Emmis Common Stock exceeded one year at the distribution date. Any such taxable dividend income and capital gain should be included in the U.S. Holder's income in the taxable year that includes the distribution date.

        A U.S. Holder's tax basis in Mediaco Class A Shares received in the Distribution generally will equal the fair market value of such shares on the distribution date, and the holding period for such shares will begin the day after the distribution date. The holding period for the U.S. Holder's shares of Emmis Common Stock will not be affected by the fact that the Distribution was taxable, and the adjusted tax basis in such shares will be affected to the extent described in the preceding paragraph.

        In calculating the amount, if any, of the Distribution to be considered a taxable dividend, non-taxable return of capital, or capital gain, it is the fair market value of the Mediaco Class A Shares that is utilized in the calculation and analysis. The fair market value of Mediaco Class A Shares reported by Emmis to certain U.S. Holder's on IRS From 1099-DIV may differ from the trading price of Mediaco Class A Shares on the distribution date. Additionally, although Emmis will be ascribing a value to the Mediaco Class A Shares in the Distribution for tax purposes, this valuation is not binding on the IRS or any other tax authority. These taxing authorities could ascribe a higher valuation to Mediaco Class A Shares, particularly if such stock trades at prices significantly above the value ascribed to Mediaco Class A Shares in the period following the Distribution. Such a higher valuation may cause a larger reduction in the tax basis of a U.S. Holder's Emmis Common Stock or may cause a U.S. Holder to recognize additional dividend or capital gain income.

        Emmis will not be able to conclusively determine the amount of its current and accumulated earnings and profits until after the end of the current tax year. Additionally, Emmis' current earnings and profits (which include additional earnings and profits recognized by Emmis as a result of the Initial Contribution and Distribution) are measured as of the end of the tax year and are generally allocated to all distributions made during such tax year on a pro rata basis. As a result, a proportionate part of Emmis' current earnings and profits for the entire taxable year of the Distribution will be allocated to the Distribution. That proportionate part will be treated as dividend income to a U.S. Holder even if such U.S. Holder has not held Emmis Common Stock for the entire taxable year of Emmis in which the Distribution occurs. Thus, if a U.S. Holder did not hold their Emmis Common Stock for the entire taxable year of Emmis in which the Distribution occurs, such U.S. Holder may be allocated a disproportionate amount of ordinary dividend income attributable to Emmis' current earnings and profits as a result of the Distribution.

        Corporate U.S. Holders may be entitled to a dividends-received deduction with respect to the Distribution, to the extent taxable as a dividend, for U.S. federal income tax purposes, subject to limitations and requirements. Corporate U.S. Holders should be aware that under certain circumstances, a corporation that receives an "extraordinary dividend" (as defined in Section 1059 of the Code) is required to (i) reduce its tax basis (but not below zero) by the portion of such dividend that is not taxed because of the dividends received deduction and (ii) treat the non-taxed portion of such dividend as gain from the sale or exchange of Emmis Common Stock for the taxable year in which such dividend is received (to the extent that the non-taxed portion of such dividend exceeds such holder's tax basis).

        Individual and certain other non-corporate U.S. Holders may qualify for preferential rates of taxation for qualified dividend income with respect to their taxable dividend income from the Distribution, provided that a minimum holding period and other requirements are satisfied. Such U.S. Holders who receive an "extraordinary dividend" may be required to treat any losses on a subsequent sale of Emmis Common Stock as long-term capital losses, regardless of its actual holding period, to the extent such U.S. Holders claimed the preferential rate of taxation for qualified dividend income on the Distribution.

        U.S. Holders should consult their tax advisors with respect to the potential application of the extraordinary dividend rules to the Distribution.

Backup Withholding and Information Reporting

        In general, information reporting requirements will apply to payments of dividends on Emmis Common Stock held by U.S. Holders, unless the U.S. Holder provides proof of an applicable exemption or an exception applies. Such payments that are subject to information reporting may also be subject to backup withholding (currently at a rate of 24 percent), unless the U.S. Holder (1) is an exempt recipient or (2) provides a certificate (generally on an IRS Form W-9) containing the holder's name, address, correct federal taxpayer identification number and statement that the holder is a U.S. person and is not subject to backup withholding. Some U.S. Holders, including corporations, may be exempt from backup withholding and information reporting. Any backup withholding tax with respect to the Distribution must be remitted in cash to the IRS. A U.S. Holder's broker or other applicable withholding agent may obtain the funds necessary to remit such withholding tax by selling (on the U.S. Holder's behalf) Mediaco Class A Shares that such U.S. Holder would otherwise receive in the Distribution. Such holder may bear brokerage or other costs for this withholding procedure. Backup withholding does not constitute an additional tax, but merely an advance payment, which may be refunded or credited against a shareholder's U.S. federal income tax liability, provided the required information is timely supplied to the IRS.

        In addition, Emmis or other applicable withholding agents may be required or permitted to withhold at the applicable rate on all or a portion of the Distribution payable to non-U.S. stockholders, and any such withholding could be satisfied by Emmis or such agent withholding by selling a portion of the Mediaco Class A Shares otherwise distributable to non-U.S. stockholders or by withholding from other property held in the non-U.S. stockholder's account with Emmis or the withholding agent.

        The preceding is a summary of certain anticipated U.S. federal income tax consequences of the Distribution to U.S. Holders. Emmis' shareholders should consult their own tax advisors as to the specific tax consequences of the Distribution to them, including the application and effect of state, local or non- U.S. tax laws and non-income tax laws and of changes in applicable tax laws.

 RESALE OF SHARES OF MEDIACO ISSUED IN THE TRANSACTIONS

        Sales or the availability for sale of substantial amounts of Mediaco Class A Shares in the public market could adversely affect the prevailing market price for such stock. Upon completion of the Distribution, we will have outstanding an aggregate of approximately        Mediaco Class A Shares based upon the Emmis Common Stock outstanding on        , 2019, excluding treasury stock and assuming no exercise of outstanding options. In general, all of the Mediaco Class A Shares distributed pursuant to the Transactions will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless the shares are owned by our "affiliates" as that term is defined in Rule 405 under the Securities Act. Shares held by affiliates may be sold in the public market only if registered or if they qualify for an exemption from registration or in compliance with Rule 144 under the Securities Act which is summarized below.

Rule 144

        In general, a person who has beneficially owned restricted Mediaco common stock for at least six months would be entitled to freely sell its securities provided that (1) such person is not deemed to have been one of Mediaco's affiliates at the time of, or at any time during the 90 days preceding, a sale and (2) Mediaco is subject to, and in compliance with, the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted Mediaco Class A Shares for at least six months but who are Mediaco's affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, and such person would be entitled to freely sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

  •
  one percent of the number of Mediaco Class A Shares then outstanding; or

  •
  the average weekly trading volume of Mediaco Class A Shares on Nasdaq during the four calendar weeks preceding the filing of a notice of Form 144 with respect to such sale.

provided, in each case, that Mediaco is subject to, and in compliance with, the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information, and notice provisions of Rule 144.

 WHERE YOU CAN FIND MORE INFORMATION

        The Company has filed a registration statement on Form 10 with the SEC with respect to the Mediaco Class A Shares being distributed as contemplated by this information statement. This information statement is a part of the registration statement and does not contain all of the information set forth in, and the exhibits and schedules to, the registration statement. For further information with respect to the Company and the Mediaco Class A Shares, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document.

        As a result of the Distribution, the Company will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC. Those periodic reports, proxy statements and other information will be available on the SEC's website at http://www.sec.gov. The Company plans to make available free of charge on its website, www.mediacoholding.net, such materials as soon as reasonably practicable after the Company electronically files or furnishes such materials to the SEC. Such materials will also be provided free of charge to any shareholders requesting a copy by writing to:        , Telephone:        . The Company intends to use its website as a channel for routine distribution of important information, including news releases, analyst presentations and financial information. In addition, the Company's website allows investors and other interested persons to sign up to automatically receive e-mail alerts when the Company posts news releases and financial information on its website. Information contained on any website referenced in this information statement is not incorporated by reference into this information statement.

        We intend to furnish holders of our common shares with annual reports containing financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

        You should rely only on the information contained in this information statement or to which this information statement has referred you. The Company has not authorized any person to provide you with different information or to make any representation not contained in this information statement and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, Emmis or SG Broadcasting. Neither the delivery of this information statement nor consummation of the Distribution shall, under any circumstances, create any implication that there has been no change in the affairs of the Company, Emmis or SG Broadcasting since the date of this information statement, or that the information in this information statement is correct as of any time after its date.

 INDEX TO FINANCIAL STATEMENTS

Unudited Financial Statements
Combined Condensed Statements of Operations	F-3
Combined Condensed Balance Sheets	F-4
Combined Condensed Statements of Changes in Equity	F-6
Combined Condensed Statements of Cash Flows	F-7
Notes to Combined Condensed Financial Statements	F-8
Report of Independent Registered Public Accounting Firm	F-20
Audited Financial Statements
Combined Statements of Operations	F-21
Combined Balance Sheets	F-22
Combined Statements of Changes in Equity	F-24
Combined Statements of Cash Flows	F-25
Notes to Combined Financial Statements	F-26

 WQHT-FM and WBLS-FM

Carved-out Stations of Emmis Communications Corporation

Combined Condensed Financial Statements

Three months ended May 31, 2018 and 2019

Contents

Unaudited Financial Statements
Combined Condensed Statements of Operations	F-3
Combined Condensed Balance Sheets	F-4
Combined Condensed Statements of Changes in Equity	F-6
Combined Condensed Statements of Cash Flows	F-7
Notes to Combined Condensed Financial Statements	F-8

WQHT-FM and WBLS-FM
(Carved-out Stations of Emmis Communications Corporation)

Combined Condensed Statements of Operations
(Amounts in thousands)
(Unaudited)

	For the three months ended May 31,
	2018	2019
NET REVENUES	$9,315	$9,838
OPERATING EXPENSES:
Station operating expenses excluding depreciation and amortization expense	6,628	7,337
Depreciation and amortization	292	323

Total operating expenses	6,920	7,660

OPERATING INCOME	2,395	2,178

INCOME BEFORE INCOME TAXES	2,395	2,178
PROVISION FOR INCOME TAXES	773	697

NET INCOME	$1,622	$1,481

The accompanying notes to combined condensed financial statements are an integral part of these statements.

WQHT-FM and WBLS-FM
(Carved-out Stations of Emmis Communications Corporation)

Combined Condensed Balance Sheets

(Amounts in thousands)

	February 28, 2019	May 31, 2019
		(Unaudited)
ASSETS
CURRENT ASSETS:
Accounts receivable, net of allowance for doubtful accounts of $198 and $274, respectively	$7,886	$8,079
Prepaid expenses	1,680	1,705
Other	220	174

Total current assets	9,786	9,958

PROPERTY AND EQUIPMENT, NET	2,421	2,238
INTANGIBLE ASSETS, NET	64,025	63,951
OTHER ASSETS:
Deferred tax assets	6,753	6,124
Operating lease right of use assets	—	12,267
Deposits and other	143	343

Total other assets	6,896	18,734

Total assets	$83,128	$94,881

The accompanying notes to combined condensed financial statements are an integral part of these statements.

WQHT-FM and WBLS-FM
(Carved-out Stations of Emmis Communications Corporation)

Combined Condensed Balance Sheets (Continued)

(Amounts in thousands)

	February 28, 2019	May 31, 2019
		(Unaudited)
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$809	$1,044
Accrued salaries and commissions	370	584
Deferred revenue	1,299	1,132
Income taxes payable	850	919
Operating lease liabilities	—	2,271
Other	543	81

Total current liabilities	3,871	6,031
OPERATING LEASE LIABILITIES, NET OF CURRENT	—	12,053
OTHER NONCURRENT LIABILITIES	1,779	85

Total liabilities	5,650	18,169
COMMITMENTS AND CONTINGENCIES (NOTE 8)
EQUITY:
Net parent company investment	77,478	76,712

Total equity	77,478	76,712

Total liabilities and equity	$83,128	$94,881

The accompanying notes to combined condensed financial statements are an integral part of these statements.

WQHT-FM and WBLS-FM
(Carved-out Stations of Emmis Communications Corporation)

Combined Condensed Statements of Changes in Equity

(Amounts in thousands)

(Unaudited)

Total Equity
BALANCE, FEBRUARY 28, 2018	$80,291
Net income	1,622
Net distributions to Emmis Communications Corp.	(1,957)

BALANCE, May 31, 2018	$79,956

BALANCE, FEBRUARY 28, 2019	$77,478
Net income	1,481
Net distributions to Emmis Communications Corp.	(2,247)

BALANCE, May 31, 2019	$76,712

The accompanying notes to combined condensed financial statements are an integral part of these statements.

WQHT-FM and WBLS-FM
(Carved-out Stations of Emmis Communications Corporation)

Combined Condensed Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	For the three months ended May 31,
	2018	2019
OPERATING ACTIVITIES:
Net income	$1,622	$1,481
Adjustments to reconcile net income to net cash provided by operating activities—Depreciation and amortization	292	323
(Recovery of) provision for bad debts	(27)	77
Provision for deferred income taxes	773	629
Noncash compensation	85	71
Changes in assets and liabilities—Accounts receivable	422	(270)
Prepaid expenses and other current assets	(1,060)	22
Other assets	—	316
Accounts payable and accrued liabilities	(603)	449
Deferred revenue	584	(167)
Income taxes	—	69
Other liabilities	(46)	(615)

Net cash provided by operating activities	2,042	2,385

INVESTING ACTIVITIES:
Purchases of property and equipment	—	(67)

Net cash used in investing activities	—	(67)

FINANCING ACTIVITIES:
Net transactions with Emmis Communications Corp.	(2,042)	(2,318)

Net cash used in financing activities	(2,042)	(2,318)

INCREASE IN CASH AND CASH EQUIVALENTS	—	—
CASH AND CASH EQUIVALENTS:
Beginning of period	—	—

End of period	$—	$—

The accompanying notes to combined condensed financial statements are an integral part of these statements.

WQHT-FM and WBLS-FM
(Carved-out Stations of Emmis Communications Corporation)

Notes to Combined Condensed Financial Statements
(Dollars in thousands, unless otherwise noted)

1. ORGANIZATION, BUSINESS AND BASIS OF PRESENTATION

  Organization

        Emmis Communications Corporation ("Emmis" or the "Company"), an Indiana corporation, is a diversified media company, principally focused on radio broadcasting. Included within the Company are the net assets and operations of two radio stations doing business as WQHT-FM and WBLS-FM, along with the FCC licenses applicable to each station (collectively, the "Carved-out Stations," "we," "us," or "our"). These combined condensed financial statements reflect the financial position, results of operations, and cash flows of the Carved-out Stations. The Carved-out Stations were acquired by Emmis through acquisitions. Purchase accounting adjustments arising from these acquisitions have been reflected in these combined condensed financial statements to the extent that these adjustments related to the Carved-out Stations and the applicable FCC licenses.

  Business

        Both of the Carved-out Stations operate in New York, New York. WQHT-FM broadcasts at 97.1 and WBLS-FM broadcasts at 107.5. Both stations operate pursuant to broadcast licenses granted by the Federal Communications Commission (FCC) for a maximum term of eight years and are subject to renewal upon approval by the FCC. The current licenses for both WQHT-FM and WBLS-FM expire in June 2022.

  Basis of Presentation

        The combined condensed financial statements of the Carved-out Stations give effect to accounting and allocation policies established by the Company's management for purposes of these combined statements and are in accordance with the guidelines provided by Staff Accounting Bulletin Topic 1.B, "Allocation of Expenses and Related Disclosures in Financial Statements of Subsidiaries, Divisions, and Lesser Business Components of Another Entity" of the Securities and Exchange Commission. Allocations include corporate overhead, taxes, and other expenses. The combined condensed financial statements of the Carved-out Stations have been prepared on a basis that management believes to be reasonable to reflect the combined financial position, results of operations and cash flows of the businesses that comprise the Carved-out Stations, including allocated portions of Emmis' overhead and administrative shared services.

        In the opinion of management, the accompanying combined condensed financial statements contain all material adjustments (consisting only of normal recurring adjustments, except as otherwise noted) necessary to present fairly the consolidated financial position of the Carved-out Stations at May 31, 2019, the results of their operations for the three-month periods ended May 31, 2018 and 2019, and cash flows for the three-month periods ended May 31, 2018 and 2019.

        The Company's results are subject to seasonal fluctuations. Therefore, results shown on an interim basis are not necessarily indicative of results for a full year.

        All intercompany transactions and accounts within the Carved-out Stations have been eliminated. All transactions between us and Emmis are considered to be effectively settled in the combined condensed financial statements at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the combined condensed statements of

WQHT-FM and WBLS-FM
(Carved-out Stations of Emmis Communications Corporation) (Continued)

1. ORGANIZATION, BUSINESS AND BASIS OF PRESENTATION (Continued)

cash flows as a financing activity and in the combined condensed balance sheets as net parent company investment.

        Emmis maintains various benefit and share-based compensation plans at a corporate level. Our employees participate in such programs and the portion of the cost of those plans related to our employees is included in our financial statements. However, the combined condensed balance sheets do not include any equity issued related to share-based compensation plans maintained by Emmis.

        The equity balance in these combined condensed financial statements represents the excess of total assets over total liabilities, including intercompany balances between us and Emmis (net parent company investment). Net parent company investment primarily consists of contributions from Emmis, principally related to the initial purchase of the Carved-out Stations, offset by treasury activities, which include daily sweeps of cash balances and centralized funding of accounts payable and payroll.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  a. Allocation Policies

        The following allocation policies have been established by management of Emmis. Unless otherwise noted, these policies have been consistently applied in the historical financial statements. In the opinion of management, the methods for allocating these costs are reasonable. It is not practicable to estimate the costs that would have been incurred by us if we had been operated on a stand-alone basis.

  (i)    Specifically Identifiable Operating Expenses

        Costs which relate entirely to the operations of the Carved-out Stations are attributed entirely to the Carved-out Stations. These expenses consist of costs of personnel who are 100% dedicated to the operations of the Carved-out Stations, all costs associated with locations that conduct only the business of the Carved-out Stations and amounts paid to third parties for services rendered to the Carved-out Stations. In addition, any costs incurred by Emmis, which are specifically identifiable to the operations of the Carved-out Stations, are attributed to the Carved-out Stations.

  (ii)    Shared Operating Expenses

        Emmis incurs the cost of certain corporate general and administrative services and shared services that benefit all of its entities, including the Carved-out Stations. These shared services include radio executive management, legal, accounting, information services, telecommunications, human resources, insurance, and intellectual property compliance and maintenance. These costs have been allocated to the Carved-out Stations based on one of the following allocation methods: (1) percentage of Company revenues, (2) percentage of Company's radio revenues, (3) headcount, and (4) pro rata portion based on the number of stations owned by Emmis. Management determined which allocation method was appropriate based on the nature of the shared service being provided.

  (iii)    Debt and Interest Expense

        Emmis incurred debt and related debt issuance costs with respect to the acquisition of the Carved-out Stations as well as other stations. However, such debt has been refinanced since the consummation of these acquisitions, the proceeds of such refinancing being utilized for additional

WQHT-FM and WBLS-FM
(Carved-out Stations of Emmis Communications Corporation) (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

acquisitions unrelated to the Carved-out Stations, retirement of original debt obligations, as well as the funding of other Emmis expenditures. The Carved-out Stations are anticipated to be sold. No Emmis debt will be assumed by the purchaser of the Carved-out Stations. As a result, an allocation of Emmis' debt is not included in these combined condensed financial statements. See Note 3 for the total amount of Emmis' debt obligations at February 28, 2019 and May 31, 2019, as well as a discussion of the Carved-out Stations' assets which served as collateral for that debt. Interest expense and amortization of debt issuance costs have not been allocated to the Carved-out Stations consistent with Emmis' policy and practice.

  (iv)    Taxes

        The Carved-out Stations' allocated share of the consolidated Emmis federal tax provision is determined using the separate return method. Under the separate return method, tax expense or benefit is calculated as if the Carved-out Stations were subject to their own tax returns. State income taxes generally are allocated in a similar manner. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities carried by the Carved-out Stations, and are measured using the enacted tax rates that are expected to be in effect in the period in which these differences are expected to reverse. The principal components of deferred taxes relate to tax amortization of indefinite-lived intangibles, namely FCC licenses, which are not amortized (but subject to impairment testing) for financial reporting purposes.

  (v)    Allocated Charges

        Allocations of Emmis' costs have been included in the combined condensed statements of operations of the Carved-out Stations as follows:

	For the three months ended May 31,
	2018	2019
Station operating expenses, excluding depreciation and amortization expense	$711	$631
Noncash compensation	85	71

Allocated charges from Emmis	$796	$702

        Intercompany accounts between the Carved-out Stations and Emmis have been included in combined equity.

  b. Revenue Recognition

        The Carved-out Stations generate revenues from the sale of services and products including, but not limited to: (i) on-air commercial broadcast time, (ii) non-traditional revenues including event-related revenues and event sponsorship revenues, and (iii) digital advertising. Payments received from advertisers before the performance obligation is satisfied are recorded as deferred revenue. Substantially all deferred revenue is recognized within twelve months of the payment date. We do not disclose the value of unsatisfied performance obligations for contracts with an original expected length of one year or less. Advertising revenues presented in the combined condensed financial statements are

WQHT-FM and WBLS-FM
(Carved-out Stations of Emmis Communications Corporation) (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

reflected on a net basis, after the deduction of advertising agency fees, usually at a rate of 15% of gross revenues.

  Advertising

        On-air broadcast revenue is recognized when or as performance obligations under the terms of a contract with a customer are satisfied. This typically occurs over the period of time that advertisements are provided, or as an event occurs. Revenues are reported at the amount the Carved-out Stations expect to be entitled to receive under the contract. Payments received by advertisers before the performance obligation is satisfied are recorded as deferred revenue in the combined condensed balance sheet. Substantially all deferred revenue is recognized within twelve months of the payment date.

  Nontraditional

        Nontraditional revenues principally consist of ticket sales and sponsorship of events the Carved-out Stations conduct in their local market. These revenues are recognized when performance obligations are fulfilled, which generally coincides with the occurrence of the related event.

  Digital

        Digital revenue relates to revenue generated from the sale of digital marketing services (including display advertisements and video sponsorships) to advertisers. Digital revenues are generally recognized as the digital advertising is delivered.

  Disaggregation of Revenue

        The following table presents the Carved-out Stations' revenues disaggregated by revenue source. The category "Non Traditional" principally consists of ticket sales and sponsorships of events our stations conduct in New York. The category "Other" includes, among other items, network revenues and barter.

	For the three months ended May 31,
	2018	% of Total	2019	% of Total
Net revenues:
Advertising	$6,740	72.4%	$7,079	72.0%
Non Traditional	610	6.5%	640	6.5%
Digital	722	7.8%	960	9.8%
Other	1,243	13.3%	1,159	11.7%

Total net revenues	$9,315		$9,838

  c. Implementation of Recent Accounting Pronouncements

        On March 1, 2019, we adopted Accounting Standard Update 2016-02, Leases, using the modified retrospective approach, applied at the beginning of the period of adoption, and we elected the package of transitional practical expedients. The adoption of this standard resulted in recording operating lease liabilities of approximately $14.9 million as of March 1, 2019. The implementation of this standard did

WQHT-FM and WBLS-FM
(Carved-out Stations of Emmis Communications Corporation) (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

not have an impact on our combined condensed statements of operations. See Note 11 for more discussion of the Carved-out Stations' leases.

  d. Recent Accounting Pronouncements Not Yet Implemented

        In June 2016, the Financial Accounting Standards Board issued Accounting Standards Update 2016-13, Financial Instruments—Credit Losses, which introduces new guidance for an approach based on using expected losses to estimate credit losses on certain types of financial instruments. It also modifies the impairment model for available-for-sale debt securities and provides a simplified accounting model for purchased financial assets with credit deterioration since their origination. Instruments in scope include loans, held-to-maturity debt securities and net investments in leases as well as reinsurance and trade receivables. This standard will be effective for us as of March 1, 2020. We are currently evaluating the impact that the adoption of the new standard will have on our combined condensed financial statements.

3. LONG-TERM DEBT OF EMMIS

        The total consolidated debt of Emmis is presented below. See Note 2 for a discussion of why such debt has not been allocated to these combined condensed financial statements of the Carved-out Stations.

	February 28, 2019	May 31, 2019
2014 Credit Agreement Term Loan	$25,000	$—
Mortgage	—	22,891
Term Loan	—	3,778
98.7FM non-recourse debt	47,332	45,613
Other non-recourse debt	10,074	10,095
Less: Current maturities	(32,150)	(8,922)
Less: Unamortized original issue discount	(1,499)	(1,977)

Total long-term debt, net of current portion and debt discount	$48,757	$71,478

        Cash generated by the Carved-out Stations is routinely sent to Emmis and used for various operating, investing and financing activities, including the servicing of Emmis' debt. A portion of the assets of the Carved-out Stations as well as other Emmis stations has been pledged as security for Emmis' consolidated debt.

4. SHARE-BASED COMPENSATION

        Emmis maintains various share-based compensation programs for the benefit of its officers, directors and certain employees, including employees of the Carved-out Stations. As we receive the employee services in consideration for the participation of the Carved-out Stations' employees in these plans, share-based compensation expense for the awards granted to our employees has been reflected in the combined condensed statements of operations. Additionally, share-based compensation expense for employees of Emmis providing corporate general and administrative services and shared services that benefit the Carved-out Stations has been included in the allocated charges discussed in Note 1.

WQHT-FM and WBLS-FM
(Carved-out Stations of Emmis Communications Corporation) (Continued)

4. SHARE-BASED COMPENSATION (Continued)

        Emmis' share-based compensation granted to our employees consists of stock option and restricted stock grants, as well as common stock issued to our employees in lieu of cash payments. The share-based compensation expense has been derived from the equity awards granted by Emmis to our employees. The compensation expense is based on the fair value of share-based awards, which is recognized as compensation expense over the requisite service period of the individual grantees, which generally equals the vesting period. The awards are settled by Emmis.

        As the share-based compensation plans are Emmis' plans and the awards are settled by Emmis, the offset to the expense has been recognized through net parent company investment on the combined condensed balance sheets.

        Share-based compensation expense related to our employees for the three-month periods ended May 31, 2018 and 2019 was approximately $0.1 million in both periods.

  Stock Option Awards

        Stock options have been granted to certain of our employees and are settled in shares of Emmis' common stock. These options are granted for a term not exceeding 10 years and are forfeited, except in certain circumstances, in the event the employee terminates his or her employment or relationship with the Company. Generally, these options either vest annually over 3 years (one-third each year for 3 years), or cliff vest at the end of 3 years. The fair value of each option awarded is estimated on the date of grant using a Black-Scholes option-pricing model and expensed on a straight-line basis over the vesting period. Expected volatilities are based on historical volatility of Emmis' stock. We use historical data to estimate option exercises and employee terminations within the valuation model. We include estimated forfeitures in our compensation cost and update the estimated forfeiture rate through the final vesting date of awards. The risk-free interest rate for periods within the life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

        The weighted-average fair values of the stock options granted during the three-month periods ended May 31, 2018 and 2019 were $2.03 and $1.65, respectively, determined using the following assumptions:

	For the three months ended May 31,
	2018	2019
Risk-Free Interest Rate:	2.6%	2.5% - 2.6%
Expected Dividend Yield:	0%	0%
Expected Life (Years):	4.8	4.6
Expected Volatility:	53.2%	50.3% - 50.4%

  Restricted Stock Awards

        Restricted stock awards have been granted to certain of our employees and are payable in shares of Emmis' common stock. Restricted stock awards are accounted for at fair value based upon Emmis' closing stock price on the date of grant. The corresponding expense is amortized over the vesting period, typically one to three years. Certain of our employees have also been awarded stock to settle certain bonuses and other compensation that otherwise would be paid in cash. Any restriction on these shares may be immediately lapsed on the grant date. The weighted average grant date fair value per

WQHT-FM and WBLS-FM
(Carved-out Stations of Emmis Communications Corporation) (Continued)

4. SHARE-BASED COMPENSATION (Continued)

share of restricted stock awards granted during the three-month periods ended May 31, 2018 and 2019 was $4.43 and $3.68, respectively.

        As of May 31, 2019, there was $0.2 million of unrecognized compensation cost, net of estimated forfeitures, related to nonvested share-based compensation arrangements. The cost is expected to be recognized over a weighted average period of approximately 1.5 years.

5. FAIR VALUE MEASUREMENTS

        As defined in ASC Topic 820, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Carved-out Stations utilize market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated or generally unobservable. The Carved-out Stations utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. ASC Topic 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).

  Recurring Fair Value Measurements

        The Carved-out Stations have no financial assets or liabilities that were accounted for at fair value on a recurring basis as of February 28, 2019 and May 31, 2019. The financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

  Non-Recurring Fair Value Measurements

        The Carved-out Stations have certain assets that are measured at fair value on a non-recurring basis under circumstances and events that include those described in Note 6, Intangible Assets, and are adjusted to fair value only when the carrying values are more than the fair values. The categorization of the framework used to price the assets is considered a Level 3 measurement due to the subjective nature of the unobservable inputs used to determine the fair value (see Note 6 for more discussion).

6. INTANGIBLE ASSETS

        In accordance with ASC Topic 350, Intangibles—Goodwill and Other, the Carved-out Stations review their intangible assets at least annually for impairment. In connection with any such review, if the recorded value of an intangible asset is greater than its fair value, the intangible asset is written down and charged to results of operations. FCC licenses are renewed every eight years at a nominal cost, and historically all of Emmis' FCC licenses have been renewed at the end of their respective eight-year periods. Since we expect that our FCC licenses will continue to be renewed in the future, we believe they have indefinite lives. Radio stations in a geographic market cluster are considered a single unit of accounting, provided that they are not being operated under a Local Marketing Agreement by another broadcaster. Accordingly, the two FCC licenses held by the Carved-out Stations are analyzed as a single unit of accounting.

WQHT-FM and WBLS-FM
(Carved-out Stations of Emmis Communications Corporation) (Continued)

6. INTANGIBLE ASSETS (Continued)

  Impairment testing

        The Carved-out Stations generally perform their annual impairment review of indefinite-lived intangibles as of December 1 each year. At the time of each impairment review, if the fair value of the indefinite-lived intangible is less than its carrying value, a charge is recorded to results of operations. When indicators of impairment are present, the Carved-out Stations will perform an interim impairment test. The Carved-out Stations did not record any impairment losses during any period presented in these combined condensed financial statement.

  Valuation of Indefinite-lived Broadcasting Licenses

        Fair value of the Carved-out Stations' FCC licenses is estimated to be the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To determine the fair value of our FCC licenses, we use an income valuation method when we perform our impairment tests. Under this method, we project cash flows that would be generated by each of our units of accounting assuming the unit of accounting was commencing operations in its respective market (e.g., New York City) at the beginning of the valuation period. This cash flow stream is discounted to arrive at a value for the FCC license. The Carved-out Stations assume the competitive situation that exists in the market remains unchanged, with the exception that their unit of accounting commenced operations at the beginning of the valuation period. In doing so, we extract the value of going concern and any other assets acquired, and strictly value the FCC license. Major assumptions involved in this analysis include market revenue, market revenue growth rates, unit of accounting audience share, unit of accounting revenue share and discount rate. Each of these assumptions may change in the future based upon changes in general economic conditions, audience behavior, consummated transactions, and numerous other variables that may be beyond our control. The projections incorporated into the Carved-out Stations' license valuations take into consideration then current economic conditions.

        As of February 28, 2019 and May 31, 2019, the carrying amounts of the Carved-out Stations' FCC licenses were $63.3 million.

  Definite-lived intangibles

        The following table presents the weighted-average remaining useful life at May 31, 2019 and gross carrying amount and accumulated amortization for the Carved-out Stations' definite-lived intangible assets at February 28, 2019 and May 31, 2019:

	As of February 28, 2019			As of May 31, 2019
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Remaining Useful Life (in years)
Programming Contract	$2,154	$1,394	$760	$2,154	$1,468	$686	2.3

        In accordance with Accounting Standards Codification Subtopic 360-10, the Carved-out Stations perform an analysis to (i) determine if indicators of impairment of a long-lived asset are present, and if present (ii) test the long-lived asset for recoverability by comparing undiscounted cash flows of the

WQHT-FM and WBLS-FM
(Carved-out Stations of Emmis Communications Corporation) (Continued)

6. INTANGIBLE ASSETS (Continued)

long-lived asset to its carrying value and (iii) measure any potential impairment by comparing the long-lived asset's fair value to its current carrying value. No impairment was recognized during the three-month periods ended May 31, 2018 and 2019.

        Total amortization expense related to definite-lived intangibles was $0.1 million for each of the three-month periods ended May 31, 2018 and 2019. The following table presents our estimate of amortization expense for the remaining life of our definite-lived intangibles:

Year ending February 28 (29)	Expected Amortization Expense
(in 000's)
Remainder of 2020	$220
2021	294
2022	172

7. LEGAL MATTERS

        The Carved-out Stations are a party to various legal proceedings arising in the ordinary course of business. In the opinion of management of the Carved-out Stations, there are no legal proceedings pending or threatened against us that are reasonably likely to have a material adverse effect on us.

8. INCOME TAXES

        As discussed in Note 2, the provision for income taxes for the Carved-out Stations in these combined condensed financial statements has been calculated using the separate return basis, as if the Carved-Out Stations filed separate tax returns. The effective tax rate for the three months ended May 31, 2018 and 2019 was 32%, which approximates the combined federal, state and local statutory rate of 31%.

9. COMBINED EQUITY

        Combined equity includes retained earnings of the Carved-out Stations and the funding of allocated expenses from Emmis. Corporate overhead and other amounts have been allocated from Emmis and offset within combined equity.

10. RELATED PARTY TRANSACTIONS

        The Carved-out Stations are party to a number of transactions with our parent, Emmis Communications. Such transactions primarily involve the provision for certain corporate services, which have been allocated to the Carved-out Stations as described in Note 2 and are reflected in the accompanying combined condensed financial statements. There were no revenues earned from related parties during the three-month periods ended May 31, 2018 and 2019.

11. LEASES

        We determine if an arrangement is a lease at inception. We have operating leases for office space, tower space, equipment and automobiles expiring at various dates through March 2032, some of which leases have options to extend and some have options to terminate. Beginning March 1, 2019 operating

WQHT-FM and WBLS-FM
(Carved-out Stations of Emmis Communications Corporation) (Continued)

11. LEASES (Continued)

leases are included in operating lease right-of-use assets, current operating lease liabilities, and noncurrent operating lease liabilities in our combined condensed balance sheet.

        Operating lease assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we use Emmis' incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. We use the implicit rate if it is readily determinable. Our lease terms may include options to extend or terminate the lease when it is reasonably certain and there is a significant economic incentive to exercise that option.

        Operating lease expense for operating lease assets is recognized on a straight-line basis over the lease term. Variable lease payments, which represent lease payments that vary due to changes in facts or circumstances occurring after the commencement date other than the passage of time, are expensed in the period in which the obligation for these payments was incurred. Variable lease expense recognized in the three months ended May 31, 2019 was not material.

        We elected not to apply the recognition requirements of Accounting Standards Codification Topic 842, Leases, to short-term leases, which are deemed to be leases with a lease term of 12 months or less. Instead, we recognized lease payments in the combined condensed statements of operations on a straight-line basis over the lease term and variable payments in the period in which the obligation for these payments was incurred. We elected this policy for all classes of underlying assets. Short-term lease expense recognized in the three months ended May 31, 2019 was not material.

        The impact of operating leases to our combined condensed financial statements were as follows:

Three Months Ended May 31, 2019
Operating lease cost	$647
Other information
Operating cash flows from operating leases	748
Right-of-use assets obtained in exchange for new operating lease liabilities	14,940
Weighted-average remaining lease term—operating leases (in years)	7.4
Weighted-average discount rate—operating leases	5.4%

WQHT-FM and WBLS-FM
(Carved-out Stations of Emmis Communications Corporation) (Continued)

11. LEASES (Continued)

        As of May 31, 2019, the annual minimum lease payments of our operating lease liabilities were as follows:

Year ending February 28 (29),
Remainder of 2020	$2,248
2021	2,998
2022	3,006
2023	2,899
2024	1,626
After 2024	4,939

Total lease payments	17,716
Less: imputed interest	(3,392)

Total	$14,324

12. SUBSEQUENT EVENTS

        On June 28, 2019, Emmis entered into a Contribution and Distribution Agreement (the "Contribution Agreement") with Mediaco Holding Inc., an Indiana corporation ("Mediaco") and SG Broadcasting LLC, an affiliate of Standard General L.P., a New York-based investment firm that manages event-driven opportunity funds ("Standard General"), pursuant to which (i) Emmis will contribute the assets of the Carved-out Stations in exchange for $91.5 million in cash, a $5.0 million note and 23.72% of the common stock of Mediaco, (ii) Standard General will purchase 76.28% of the common stock of Mediaco, and (iii) the common stock of Mediaco received by Emmis will be distributed pro rata in a taxable dividend to Emmis' shareholders, making Mediaco a public company expected to be listed on Nasdaq. The common stock of Mediaco acquired by Standard General will be entitled to ten votes per share and the common stock acquired by Emmis and distributed to Emmis' shareholders will be entitled to one vote per share. After closing, Emmis will continue to provide management services to the Carved-Out Stations under a Management Agreement, subject to the direction of the Mediaco board of directors which will initially consist of four directors appointed by Standard General and three directors appointed by Emmis. Emmis will receive an annual management fee of $1.25 million, plus reimbursement of certain expenses directly related to the operation of Mediaco's business. Closing of the transaction is subject to customary closing conditions, including the consent of the FCC to the transfer of control of the Carved-out Stations' FCC licenses and the completion by the Securities and Exchange Commission of a review of the Form 10 to be filed for the distribution of the Mediaco common stock to Emmis shareholders. The Contribution Agreement contains customary representations, warranties, covenants and indemnities.

        Management has evaluated subsequent events through July 8, 2019, the date the financial statements were available to be issued, and determined that there are no additional subsequent events that require adjustments to, or disclosure in, the combined condensed financial statements.

 WQHT-FM and WBLS-FM

Carved-out Stations of Emmis Communications Corporation

Combined Financial Statements

Years ended February 28, 2018 and 2019
with Report of Independent Registered Public Accounting Firm

 Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors
of Emmis Communications Corporation and Subsidiaries

Opinion on the Financial Statements

        We have audited the accompanying combined balance sheets of WQHT-FM and WBLS-FM (the Company) as of February 28, 2019 and 2018, the related combined statements of operations, equity and cash flows for each of the two years in the period ended February 28, 2019, and the related notes (collectively referred to as the "combined financial statements"). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company at February 28, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended February 28, 2019, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

        These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company's auditor since 2019.
Indianapolis, IN
June 4, 2019

WQHT-FM and WBLS-FM
(Carved-out Stations of Emmis Communications Corporation)

Combined Statements of Operations
(Amounts in thousands)

	For the year ended February 28,
	2018	2019
NET REVENUES	$44,557	$43,091
OPERATING EXPENSES:
Station operating expenses excluding depreciation and amortization expense	33,094	33,830
Depreciation and amortization	1,117	1,318
Loss on disposal of assets	—	56

Total operating expenses	34,211	35,204

OPERATING INCOME	10,346	7,887

OTHER EXPENSE:
Other expense	(15)	—

Total other expense	(15)	—

INCOME BEFORE INCOME TAXES	10,331	7,887
PROVISION FOR INCOME TAXES	8,331	2,518

NET INCOME	$2,000	$5,369

The accompanying notes to combined financial statements are an integral part of these statements.

WQHT-FM and WBLS-FM
(Carved-out Stations of Emmis Communications Corporation)

Combined Balance Sheets
(Amounts in thousands)

	February 28,
	2018	2019
ASSETS
CURRENT ASSETS:
Accounts receivable, net of allowance for doubtful accounts of $170 and $198, respectively	$7,916	$7,886
Prepaid expenses	865	1,680
Other	307	220

Total current assets	9,088	9,786

PROPERTY AND EQUIPMENT:
Leasehold improvements	8,395	8,474
Broadcasting equipment	6,378	6,134
Office equipment, computer equipment, software and automobiles	1,906	1,671
Construction in progress	239	—

	16,918	16,279
Less-accumulated depreciation and amortization	13,607	13,858

Total property and equipment, net	3,311	2,421

INTANGIBLE ASSETS:
Indefinite lived intangibles	63,265	63,265
Other intangibles	2,154	2,154

	65,419	65,419
Less-accumulated amortization	1,101	1,394

Total intangible assets, net	64,318	64,025

OTHER ASSETS:
Deferred tax assets	9,271	6,753
Deposits and other	243	143

Total other assets	9,514	6,896

Total assets	$86,231	$83,128

The accompanying notes to combined financial statements are an integral part of these statements.

WQHT-FM and WBLS-FM
(Carved-out Stations of Emmis Communications Corporation)

Combined Balance Sheets
(Amounts in thousands) (Continued)

	February 28,
	2018	2019
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,117	$809
Accrued salaries and commissions	622	370
Deferred revenue	723	1,299
Income taxes payable	850	850
Other	433	543

Total current liabilities	3,745	3,871
OTHER NONCURRENT LIABILITIES	2,195	1,779

Total liabilities	5,940	5,650
COMMITMENTS AND CONTINGENCIES (NOTE 8)
EQUITY:
Net parent company investment	80,291	77,478

Total equity	80,291	77,478

Total liabilities and equity	$86,231	$83,128

The accompanying notes to combined financial statements are an integral part of these statements.

WQHT-FM and WBLS-FM
(Carved-out Stations of Emmis Communications Corporation)

Combined Statements of Changes in Equity

Years ended February 28, 2018 and 2019
(Amounts in thousands)

Total Equity
BALANCE, FEBRUARY 28, 2017	$88,475
Net income	2,000
Net distributions to Emmis Communications Corp.	(10,184)

BALANCE, FEBRUARY 28, 2018	80,291
Net income	5,369
Net distributions to Emmis Communications Corp.	(8,182)

BALANCE, FEBRUARY 28, 2019	$77,478

The accompanying notes to combined financial statements are an integral part of these statements.

WQHT-FM and WBLS-FM
(Carved-out Stations of Emmis Communications Corporation)

Combined Statements of Cash Flows
(Amounts in thousands)

	For the year ended February 28,
	2018	2019
OPERATING ACTIVITIES:
Net income	$2,000	$5,369
Adjustments to reconcile net income to net cash provided by operating activities—Depreciation and amortization	1,117	1,318
Provision for bad debts	233	329
Provision for deferred income taxes	7,481	2,518
Noncash compensation	334	281
Loss on disposal of assets	—	56
Changes in assets and liabilities—Accounts receivable	333	(299)
Prepaid expenses and other current assets	570	(729)
Other assets	99	100
Accounts payable and accrued liabilities	(1,439)	(560)
Deferred revenue	(263)	576
Income taxes	850	—
Other liabilities	(125)	(306)

Net cash provided by operating activities	11,190	8,653

INVESTING ACTIVITIES:
Purchases of property and equipment	(672)	(190)

Net cash used in investing activities	(672)	(190)

FINANCING ACTIVITIES:
Net transactions with Emmis Communications Corp.	(10,518)	(8,463)

Net cash used in financing activities	(10,518)	(8,463)

INCREASE IN CASH AND CASH EQUIVALENTS	—	—
CASH AND CASH EQUIVALENTS:
Beginning of period	—	—

End of period	$—	$—

The accompanying notes to combined financial statements are an integral part of these statements.

WQHT-FM and WBLS-FM
(Carved-out Stations of Emmis Communications Corporation)

Notes to Combined Financial Statements
(Dollars in thousands, unless otherwise noted)

1. ORGANIZATION, BUSINESS AND BASIS OF PRESENTATION

  Organization

        Emmis Communications Corporation ("Emmis" or the "Company"), an Indiana corporation, is a diversified media company, principally focused on radio broadcasting. Included within the Company are the net assets and operations of two radio stations doing business as WQHT-FM and WBLS-FM, along with the FCC licenses applicable to each station (collectively, the "Carved-out Stations," "we," "us," or "our"). These combined financial statements reflect the financial position, results of operations, and cash flows of the Carved-out Stations. The Carved-out Stations were acquired by Emmis through acquisitions. Purchase accounting adjustments arising from these acquisitions have been reflected in these combined financial statements to the extent that these adjustments related to the Carved-out Stations and the applicable FCC licenses.

  Business

        Both of the Carved-out Stations operate in New York, New York. WQHT-FM broadcasts at 97.1 and WBLS-FM broadcasts at 107.5. Both stations operate pursuant to broadcast licenses granted by the Federal Communications Commission (FCC) for a maximum term of eight years and are subject to renewal upon approval by the FCC. The current licenses for both WQHT-FM and WBLS-FM expire in June 2022.

  Basis of Presentation

        The combined financial statements of the Carved-out Stations give effect to accounting and allocation policies established by the Company's management for purposes of these combined statements and are in accordance with the guidelines provided by Staff Accounting Bulletin Topic 1.B, "Allocation of Expenses and Related Disclosures in Financial Statements of Subsidiaries, Divisions, and Lesser Business Components of Another Entity" of the Securities and Exchange Commission. Allocations include corporate overhead, taxes, and other expenses. The combined financial statements of the Carved-out Stations have been prepared on a basis that management believes to be reasonable to reflect the combined financial position, results of operations and cash flows of the businesses that comprise the Carved-out Stations, including allocated portions of Emmis' overhead and administrative shared services.

        All intercompany transactions and accounts within the Carved-out Stations have been eliminated. All transactions between us and Emmis are considered to be effectively settled in the combined financial statements at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the combined statements of cash flows as a financing activity and in the combined balance sheets as net parent company investment.

        Emmis maintains various benefit and share-based compensation plans at a corporate level. Our employees participate in such programs and the portion of the cost of those plans related to our employees is included in our financial statements. However, the combined balance sheets do not include any equity issued related to share-based compensation plans maintained by Emmis.

        The equity balance in these combined financial statements represents the excess of total assets over total liabilities, including intercompany balances between us and Emmis (net parent company

WQHT-FM and WBLS-FM
(Carved-out Stations of Emmis Communications Corporation) (Continued)

1. ORGANIZATION, BUSINESS AND BASIS OF PRESENTATION (Continued)

investment). Net parent company investment primarily consists of contributions from Emmis, principally related to the initial purchase of the Carved-out Stations, offset by treasury activities, which include daily sweeps of cash balances and centralized funding of accounts payable and payroll.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  a.    Allocation Policies

        The following allocation policies have been established by management of Emmis. Unless otherwise noted, these policies have been consistently applied in the historical financial statements. In the opinion of management, the methods for allocating these costs are reasonable. It is not practicable to estimate the costs that would have been incurred by us if we had been operated on a stand-alone basis.

  (i)    Specifically Identifiable Operating Expenses

        Costs which relate entirely to the operations of the Carved-out Stations are attributed entirely to the Carved-out Stations. These expenses consist of costs of personnel who are 100% dedicated to the operations of the Carved-out Stations, all costs associated with locations that conduct only the business of the Carved-out Stations and amounts paid to third parties for services rendered to the Carved-out Stations. In addition, any costs incurred by Emmis, which are specifically identifiable to the operations of the Carved-out Stations, are attributed to the Carved-out Stations.

  (ii)    Shared Operating Expenses

        Emmis incurs the cost of certain corporate general and administrative services and shared services that benefit all of its entities, including the Carved-out Stations. These shared services include radio executive management, legal, accounting, information services, telecommunications, human resources, insurance, and intellectual property compliance and maintenance. These costs have been allocated to the Carved-out Stations based on one of the following allocation methods: (1) percentage of Company revenues, (2) percentage of Company's radio revenues, (3) headcount, and (4) pro rata portion based on the number of stations owned by Emmis. Management determined which allocation method was appropriate based on the nature of the shared service being provided.

  (iii)    Debt and Interest Expense

        Emmis incurred debt and related debt issuance costs with respect to the acquisition of the Carved-out Stations as well as other stations. However, such debt has been refinanced since the consummation of these acquisitions, the proceeds of such refinancing being utilized for additional acquisitions unrelated to the Carved-out Stations, retirement of original debt obligations, as well as the funding of other Emmis expenditures. The Carved-out Stations are anticipated to be sold. No Emmis debt will be assumed by the purchaser of the Carved-out Stations. As a result, an allocation of Emmis' debt is not included in these combined financial statements. See Note 3 for the total amount of Emmis' debt obligations at February 28, 2018 and 2019, as well as a discussion of the Carved-out Stations' assets which served as collateral for that debt. Interest expense and amortization of debt issuance costs have not been allocated to the Carved-out Stations consistent with Emmis' policy and practice.

WQHT-FM and WBLS-FM
(Carved-out Stations of Emmis Communications Corporation) (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  (iv)    Taxes

        The Carved-out Stations' allocated share of the consolidated Emmis federal tax provision is determined using the separate return method. Under the standalone method, tax expense or benefit is calculated as if the Carved-out Stations were subject to their own tax returns. State income taxes generally are allocated in a similar manner. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities carried by the Carved-out Stations, and are measured using the enacted tax rates that are expected to be in effect in the period in which these differences are expected to reverse. The principal components of deferred taxes relate to tax amortization of indefinite-lived intangibles, namely FCC licenses, which are not amortized (but subject to impairment testing) for financial reporting purposes.

  (v)    Allocated Charges

        Allocations of Emmis' costs have been included in the combined statements of operations of the Carved-out Stations as follows:

	For the year ended February 28,
	2018	2019
Station operating expenses, excluding depreciation and amortization expense	$2,517	$2,613
Noncash compensation	334	281

Allocated charges from Emmis	$2,851	$2,894

        Intercompany accounts between the Carved-out Stations and Emmis have been included in combined equity.

  b.    Revenue Recognition

        The Carved-out Stations generate revenues from the sale of services and products including, but not limited to: (i) on-air commercial broadcast time, (ii) non-traditional revenues including event-related revenues and event sponsorship revenues, and (iii) digital advertising. Payments received from advertisers before the performance obligation is satisfied are recorded as deferred revenue. Substantially all deferred revenue is recognized within twelve months of the payment date. We do not disclose the value of unsatisfied performance obligations for contracts with an original expected length of one year or less. Advertising revenues presented in the combined financial statements are reflected on a net basis, after the deduction of advertising agency fees, usually at a rate of 15% of gross revenues.

  Advertising

        On-air broadcast revenue is recognized when or as performance obligations under the terms of a contract with a customer are satisfied. This typically occurs over the period of time that advertisements are provided, or as an event occurs. Revenues are reported at the amount the Carved-out Stations expect to be entitled to receive under the contract. Payments received by advertisers before the

WQHT-FM and WBLS-FM
(Carved-out Stations of Emmis Communications Corporation) (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

performance obligation is satisfied are recorded as deferred revenue in the combined balance sheet. Substantially all deferred revenue is recognized within twelve months of the payment date.

  Nontraditional

        Nontraditional revenues principally consist of ticket sales and sponsorship of events the Carved-out Stations conduct in their local market. These revenues are recognized when performance obligations are fulfilled, which generally coincides with the occurrence of the related event.

  Digital

        Digital revenue relates to revenue generated from the sale of digital marketing services (including display advertisements and video sponsorships) to advertisers. Digital revenues are generally recognized as the digital advertising is delivered.

  Disaggregation of Revenue

        The following table presents the Carved-out Stations' revenues disaggregated by revenue source. The category "Non Traditional" principally consists of ticket sales and sponsorships of events our stations conduct in New York. The category "Other" includes, among other items, network revenues and barter.

	For the year ended February 28,
	2018	% of Total	2019	% of Total
Net revenues:
Advertising	$29,056	65.2%	$28,897	67.1%
Non Traditional	8,449	19.0%	7,024	16.3%
Digital	3,214	7.2%	2,756	6.4%
Other	3,838	8.6%	4,414	10.2%

Total net revenues	$44,557		$43,091

  c.    Allowance for Doubtful Accounts

        An allowance for doubtful accounts is recorded based on management's judgment of the collectability of receivables. When assessing the collectability of receivables, management considers, among other things, historical loss experience and existing economic conditions. Amounts are written off after all normal collection efforts have been exhausted. The activity in the allowance for doubtful accounts for the two years ended February 28, 2019 was as follows:

	Balance At Beginning Of Year	Provision	Write-Offs	Balance At End Of Year
Year ended February 28, 2018	$232	$233	$(295)	$170
Year ended February 28, 2019	170	329	(301)	198

WQHT-FM and WBLS-FM
(Carved-out Stations of Emmis Communications Corporation) (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  d.    Share-based Compensation

        The Company determines the fair value of its employee stock options at the date of grant using a Black-Scholes option-pricing model. The Black-Scholes option pricing model was developed for use in estimating the value of exchange-traded options that have no vesting restrictions and are fully transferable. The Company's employee stock options have characteristics significantly different than these traded options. In addition, option pricing models require the input of highly subjective assumptions, including the expected stock price volatility and expected term of the options granted. The Company relies heavily upon historical data of its stock price when determining expected volatility, but each year the Company reassesses whether or not historical data is representative of expected results. In accordance with Accounting Standards Codification ("ASC") Topic 718, "Compensation—Stock Compensation," awards granted to employees of the Carved-out Stations are reflected in these combined financial statements even though the stock compensation was granted in the common stock of Emmis. Additional non-cash compensation costs for corporate employees have been allocated to these combined financial statements as discussed herein. See Note 4 for more discussion of share-based compensation.

  e.    Cash and Cash Equivalents

        The Carved-out Stations consider time deposits, money market fund shares and all highly liquid debt investment instruments with original maturities of three months or less to be cash equivalents. Emmis uses a centralized approach to cash management and financing of its operations. Accordingly, none of Emmis' cash or cash equivalents have been assigned to us in the combined financial statements.

  f.    Property and Equipment

        Property and equipment are recorded at cost. Depreciation is generally computed using the straight-line method over the estimated useful lives of the related assets, which are the shorter of economic life or expected lease term for leasehold improvements, five to seven years for broadcasting equipment, five years for automobiles, office equipment and computer equipment, and three to five years for software. Maintenance, repairs and minor renewals are expensed as incurred; improvements are capitalized. On a continuing basis, the Company reviews the carrying value of property and equipment for impairment. If events or changes in circumstances were to indicate that an asset's carrying value may not be recoverable, a write-down of the asset would be recorded through a charge to operations. See below for more discussion of impairment policies related to our property and equipment. Depreciation expense for the years ended February 2018 and 2019 was $0.8 million and $1.0 million, respectively.

  g.    Intangible Assets

  Indefinite-lived Intangibles

        In connection with the acquisition of the Carved-out Stations, a significant amount of the purchase price was allocated to radio broadcasting licenses and other intangible assets. In accordance with ASC Topic 350, "Intangibles—Goodwill and Other," the book value of the radio broadcasting licenses is not amortized, but is tested at least annually for impairment at the unit of accounting level. The Carved-out Stations test for impairment annually, on December 1 of each year, or more frequently

WQHT-FM and WBLS-FM
(Carved-out Stations of Emmis Communications Corporation) (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

when events or changes in circumstances or other conditions suggest impairment may have occurred. Impairment exists when the asset's carrying values exceed their respective fair values, and the excess is then recorded to operations as an impairment charge. See Note 6, Intangible Assets, for more discussion of our impairment tests performed during the two years ended February 28, 2019.

  Definite-lived Intangibles

        The Carved-out Stations' definite-lived intangible asset is a programming contract that is being amortized over the period of time the contract is expected to contribute directly or indirectly to the Company's future cash flows.

  h.    Advertising and Subscription Acquisition Costs

        Advertising costs are expensed when incurred. Advertising expense for the years ended February 2018 and 2019 was $0.5 million in both periods.

  i.    Deferred Revenue and Barter Transactions

        Deferred revenue includes deferred barter and other transactions in which payments are received prior to the performance of services (i.e. cash-in-advance advertising). Barter transactions are recorded at the estimated fair value of the product or service received. Revenue from barter transactions is recognized when commercials are broadcast or a publication is delivered. The appropriate expense or asset is recognized when merchandise or services are used or received. Barter revenues for the years ended February 2018 and 2019 were $0.9 million and $1.0 million, respectively, and barter expenses were $0.9 million, and $1.0 million, respectively.

  j.    Income Taxes

        The Carved-out Stations account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequence of events that have been recognized in the Carved-out Stations' financial statements or Emmis' income tax returns. Income taxes are recognized during the year in which the underlying transactions are reflected in the combined statements of operations. Deferred taxes are provided for temporary differences between amounts of assets and liabilities recorded for financial reporting purposes and amounts recorded for income tax purposes.

        After determining the total amount of deferred tax assets, the Carved-out Stations determine whether it is more likely than not that some portion of the deferred tax assets will not be realized. If the Carved-out Stations determine that a deferred tax asset is not likely to be realized, a valuation allowance will be established against that asset to record it at its expected realizable value.

  k.    Long-Lived Tangible Assets

        The Carved-out Stations periodically consider whether indicators of impairment of long-lived tangible assets are present. If such indicators are present, the Carved-out Stations determine whether the sum of the estimated undiscounted cash flows attributable to the assets in question are less than their carrying value. If less, the Carved-out Stations recognize an impairment loss based on the excess of the carrying amount of the assets over their respective fair values. Fair value is determined by

WQHT-FM and WBLS-FM
(Carved-out Stations of Emmis Communications Corporation) (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

discounted future cash flows, appraisals and other methods. If the assets determined to be impaired are to be held and used, the Carved-out Stations recognize an impairment charge to the extent the asset's carrying value is greater than the fair value. The fair value of the asset then becomes the asset's new carrying value, which, if applicable, the Carved-out Stations depreciate or amortize over the remaining estimated useful life of the asset. No impairment of long-lived tangible assets was recorded during the two years ended February 28, 2019.

  l.    Estimates

        The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses in the financial statements and in disclosures of contingent assets and liabilities. Actual results could differ from those estimates.

  m.    Recent Accounting Standards Updates

        In June 2016, the FASB issued Accounting Standards Update 2016-13, Financial Instruments—Credit Losses (Topic 326), which introduces new guidance for an approach based on using expected losses to estimate credit losses on certain types of financial instruments. It also modifies the impairment model for available-for-sale debt securities and provides for a simplified accounting model for purchased financial assets with credit deterioration since their origination. Instruments in scope include loans, held-to-maturity debt securities, and net investments in leases as well as reinsurance and trade receivables. This standard will be effective for the Carved-out Stations as of March 1, 2020. We are currently evaluating the impact that the adoption of the new standard will have on our combined financial statements.

        In February 2016, the FASB issued Accounting Standards Update 2016-02, Leases (Topic 842). This update requires lessees to recognize, on the balance sheet, assets and liabilities for the rights and obligations created by leases of greater than twelve months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statement of operations. Upon adoption on March 1, 2019, the Carved-out Stations expect to recognize a right of use asset and corresponding lease liability of $12 million to $16 million, representing the present value of future lease payments required under our lessee arrangements. The Carved-out Stations utilized lease terms ranging from 2019 to 2032, including periods for which exercising an extension option is reasonably assured and discount rates from 5.1% to 6.2% when determining the present value of future lease payments. All of the Carved-out Stations' existing lessee arrangements upon adoption will continue to be classified as operating leases, in which case the pattern of lease expense recognition will be unchanged.

        In May 2014, the FASB issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606), to clarify the principles used to recognize revenue for all entities. The FASB deferred implementation of this guidance by one year with the issuance of Accounting Standards Update 2015-14. The Carved-out Stations adopted this guidance on March 1, 2018 using the modified retrospective method with no impact on its combined financial statements for the year ending February 28, 2018. The cumulative effect of initially applying the new guidance had no impact on opening equity as of March 1, 2018 and we do not expect this guidance will have a material impact on our combined financial statements in future periods.

WQHT-FM and WBLS-FM
(Carved-out Stations of Emmis Communications Corporation) (Continued)

3. LONG-TERM DEBT OF EMMIS

        The total consolidated debt of Emmis is presented below. See Note 2 for a discussion of why such debt has not been allocated to these combined financial statements of the Carved-out Stations.

	As of February 28, 2018	As of February 28, 2019
Revolver	$9,000	$—
Term Loan	69,451	25,000

Total 2014 Credit Agreement debt	78,451	25,000
Other nonrecourse debt	9,992	10,074
98.7FM nonrecourse debt	53,919	47,332
Current maturities	(16,037)	(32,150)
Unamortized original issue discount	(3,476)	(1,499)

Total long-term debt	$122,849	$48,757

        Cash generated by the Carved-out Stations is routinely sent to Emmis and used for various operating, investing and financing activities, including the servicing of Emmis' debt. A portion of the assets of the Carved-out Stations as well as other Emmis stations has been pledged as security for Emmis' consolidated debt.

4. SHARE-BASED COMPENSATION

        Emmis maintains various share-based compensation programs for the benefit of its officers, directors and certain employees, including employees of the Carved-out Stations. As we receive the employee services in consideration for the participation of the Carved-out Stations' employees in these plans, share-based compensation expense for the awards granted to our employees has been reflected in the combined statements of operations. Additionally, share-based compensation expense for employees of Emmis providing corporate general and administrative services and shared services that benefit the Carved-out Stations has been included in the allocated charges discussed in Note 1.

        Emmis' share-based compensation granted to our employees consists of stock option and restricted stock grants, as well as common stock issued to our employees in lieu of cash payments. The share-based compensation expense has been derived from the equity awards granted by Emmis to our employees. The compensation expense is based on the fair value of share-based awards, which is recognized as compensation expense over the requisite service period of the individual grantees, which generally equals the vesting period. The awards are settled by Emmis.

        As the share-based compensation plans are Emmis' plans and the awards are settled by Emmis, the offset to the expense has been recognized through net parent company investment on the combined balance sheets.

        Share-based compensation expense related to our employees for years ended February 28, 2018 and 2019 was $0.3 million in both years.

  Stock Option Awards

        Stock options have been granted to certain of our employees and are settled in shares of Emmis' common stock. These options are granted for a term not exceeding 10 years and are forfeited, except

WQHT-FM and WBLS-FM
(Carved-out Stations of Emmis Communications Corporation) (Continued)

4. SHARE-BASED COMPENSATION (Continued)

in certain circumstances, in the event the employee terminates his or her employment or relationship with the Company. Generally, these options either vest annually over 3 years (one-third each year for 3 years), or cliff vest at the end of 3 years. The fair value of each option awarded is estimated on the date of grant using a Black-Scholes option-pricing model and expensed on a straight-line basis over the vesting period. Expected volatilities are based on historical volatility of Emmis' stock. We use historical data to estimate option exercises and employee terminations within the valuation model. We include estimated forfeitures in our compensation cost and update the estimated forfeiture rate through the final vesting date of awards. The risk-free interest rate for periods within the life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

        The weighted-average fair values of the stock options granted during the years ended February 28, 2018 and 2019 were $1.25 and $2.27, respectively, determined using the following assumptions:

	For the years ended February 28,
	2018	2019
Risk-Free Interest Rate:	1.7% - 2.0%	2.6% - 2.8%
Expected Dividend Yield:	0%	0%
Expected Life (Years):	4.4	4.8 - 4.9
Expected Volatility:	52.9% - 53.9%	51.3% - 53.2%

  Restricted Stock Awards

        Restricted stock awards have been granted to certain of our employees and are payable in shares of Emmis' common stock. Restricted stock awards are accounted for at fair value based upon Emmis' closing stock price on the date of grant. The corresponding expense is amortized over the vesting period, typically one to three years. Certain of our employees have also been awarded stock to settle certain bonuses and other compensation that otherwise would be paid in cash. Any restriction on these shares may be immediately lapsed on the grant date. The fair value per share of restricted stock awards granted during the years ended February 28, 2018 and 2019 was $2.96 and $4.45, respectively.

        As of February 28, 2019, there was $0.1 million of unrecognized compensation cost, net of estimated forfeitures, related to nonvested share-based compensation arrangements. The cost is expected to be recognized over a weighted average period of approximately 9 months.

5. FAIR VALUE MEASUREMENTS

        As defined in ASC Topic 820, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Carved-out Stations utilize market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated or generally unobservable. The Carved-out Stations utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. ASC Topic 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).

WQHT-FM and WBLS-FM
(Carved-out Stations of Emmis Communications Corporation) (Continued)

5. FAIR VALUE MEASUREMENTS (Continued)

  Recurring Fair Value Measurements

        The Carved-out Stations had no financial assets or liabilities that were accounted for at fair value on a recurring basis as of February 28, 2018 and 2019. The financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

  Non-Recurring Fair Value Measurements

        The Carved-out Stations have certain assets that are measured at fair value on a non-recurring basis under circumstances and events that include those described in Note 6, Intangible Assets, and are adjusted to fair value only when the carrying values are more than the fair values. The categorization of the framework used to price the assets is considered a Level 3 measurement due to the subjective nature of the unobservable inputs used to determine the fair value (see Note 6 for more discussion).

6. INTANGIBLE ASSETS

        In accordance with ASC Topic 350, Intangibles—Goodwill and Other, the Carved-out Stations review their intangible assets at least annually for impairment. In connection with any such review, if the recorded value of an intangible asset is greater than its fair value, the intangible asset is written down and charged to results of operations. FCC licenses are renewed every eight years at a nominal cost, and historically all of Emmis' FCC licenses have been renewed at the end of their respective eight-year periods. Since we expect that our FCC licenses will continue to be renewed in the future, we believe they have indefinite lives. Radio stations in a geographic market cluster are considered a single unit of accounting, provided that they are not being operated under a Local Marketing Agreement by another broadcaster. Accordingly, the two FCC licenses held by the Carved-out Stations are analyzed as a single unit of accounting.

  Impairment testing

        The Carved-out Stations generally perform their annual impairment review of indefinite-lived intangibles as of December 1 each year. At the time of each impairment review, if the fair value of the indefinite-lived intangible is less than its carrying value, a charge is recorded to results of operations. When indicators of impairment are present, the Carved-out Stations will perform an interim impairment test. During the two years ended February 28, 2019, the Carved-out Stations did not record any impairment losses.

  Valuation of Indefinite-lived Broadcasting Licenses

        Fair value of the Carved-out Stations' FCC licenses is estimated to be the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To determine the fair value of our FCC licenses, we use an income valuation method when we perform our impairment tests. Under this method, we project cash flows that would be generated by each of our units of accounting assuming the unit of accounting was commencing operations in its respective market (e.g., New York City) at the beginning of the valuation period. This cash flow stream is discounted to arrive at a value for the FCC license. The Carved-out Stations assume the competitive situation that exists in the market remains unchanged, with the exception that their unit of accounting commenced operations at the beginning of the valuation period. In doing so, we extract the value of going concern and any other assets acquired, and strictly value the

WQHT-FM and WBLS-FM
(Carved-out Stations of Emmis Communications Corporation) (Continued)

6. INTANGIBLE ASSETS (Continued)

FCC license. Major assumptions involved in this analysis include market revenue, market revenue growth rates, unit of accounting audience share, unit of accounting revenue share and discount rate. Each of these assumptions may change in the future based upon changes in general economic conditions, audience behavior, consummated transactions, and numerous other variables that may be beyond our control. The projections incorporated into the Carved-out Stations' license valuations take into consideration then current economic conditions.

        Below are some of the key assumptions used in the Carved-out Stations' annual impairment assessments. As part of our recent annual impairment assessments, we reduced long-term growth rates for the New York City radio market based on recent industry trends and management's expectations for the market going forward. The methodology used to value the Carved-out Stations' FCC licenses has not changed in the two-year period ended February 28, 2019.

	December 1, 2017	December 1, 2018
Discount Rate	12.1%	11.9%
Long-term Revenue Growth Rate	1.0%	0.3%
Mature Market Share	12.7%	12.9%
Operating Profit Margin	39.1%	38.0%

        As of February 28, 2018 and 2019, the carrying amounts of the Carved-out Stations' FCC licenses were $63.3 million.

  Definite-lived intangibles

        The following table presents the weighted-average remaining useful life at February 28, 2019 and gross carrying amount and accumulated amortization for the Carved-out Stations' definite-lived intangible assets at February 28, 2018 and 2019:

	As of February 28, 2018			As of February 28, 2019
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Remaining Useful Life (in years)
Programming Contract	$2,154	$1,101	$1,053	$2,154	$1,394	$760	2.6

        In accordance with ASC Subtopic 360-10, the Carved-out Stations perform an analysis to (i) determine if indicators of impairment of a long-lived asset are present, and if present (ii) test the long-lived asset for recoverability by comparing undiscounted cash flows of the long-lived asset to its carrying value and (iii) measure any potential impairment by comparing the long-lived asset's fair value to its current carrying value. No impairment was recognized during the two years ended February 28, 2019.

WQHT-FM and WBLS-FM
(Carved-out Stations of Emmis Communications Corporation) (Continued)

6. INTANGIBLE ASSETS (Continued)

        Total amortization expense related to definite-lived intangibles was $0.3 million for each of the years ended February 2018 and 2019. The following table presents our estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangibles:

Year ending February 28 (29),	Expected Amortization Expense
(in 000's)
2020	$294
2021	294
2022	172
2023	—
2024	—

7. EMPLOYEE BENEFIT PLANS

        Emmis operates a 401(k) Retirement Savings Plan and we are part of a multi-employer defined contribution health and retirement plan in which certain of the employees of the Carved-out Stations participate.

  a.    401(k) Retirement Savings Plan

        Emmis sponsors a Section 401(k) retirement savings plan that is available to substantially all employees age 18 years and older who have at least 30 days of service. Employees may make pretax contributions to the plan in an amount up to 50% of their compensation, not to exceed the annual limit prescribed by the Internal Revenue Service ("IRS"). Although Emmis may make discretionary matching contributions to the plan in the form of cash or shares of the Company's Class A common stock, none were made during the two years ended February 28, 2019.

  b.    Defined Contribution Health and Retirement Plan

        We contribute to a multi-employer defined contribution health and retirement plan for employees who are members of a certain labor union. Amounts charged to expense related to the multi-employer plan were approximately $0.3 million for each of the years ended February 2018 and 2019.

8. OTHER COMMITMENTS AND CONTINGENCIES

  a.    Commitments

        The Carved-out Stations have various commitments under the following types of material contracts: (i) operating leases; (ii) employment agreements and (iii) other contracts with annual

WQHT-FM and WBLS-FM
(Carved-out Stations of Emmis Communications Corporation) (Continued)

8. OTHER COMMITMENTS AND CONTINGENCIES (Continued)

commitments (mostly contractual services for audience measurement information) at February 28, 2019 as follows:

Year ending February 28 (29),	Operating Leases	Employment Agreements	Other Contracts	Total
2020	$3,006	$3,437	$335	$6,778
2021	2,998	902	—	3,900
2022	3,006	—	—	3,006
2023	2,899	—	—	2,899
2024	1,626	—	—	1,626
Thereafter	4,748	—	—	4,748

Total	$18,283	$4,339	$335	$22,957

        The Carved-out Stations lease certain office space, tower space, equipment and automobiles under operating leases expiring at various dates through March 2032. Some of the lease agreements contain renewal options and annual rental escalation clauses, as well as provisions for payment of utilities and maintenance costs. The Carved-out Stations recognize escalated rents on a straight-line basis over the term of the lease agreement. Rental expense during the years ended February 2018 and 2019 was approximately $2.4 million and $2.6 million, respectively.

  b.    Litigation

        The Carved-out Stations are a party to various legal proceedings arising in the ordinary course of business. In the opinion of management of the Carved-out Stations, there are no legal proceedings pending or threatened against us that are reasonably likely to have a material adverse effect on us.

9. INCOME TAXES

        The provision for income taxes for the years ended February 2018 and 2019 consisted of the following:

	For the year ended February 28,
	2018	2019
Current:
Federal	$554	$—
State	296	—

Total current	850	—

Deferred:
Federal	7,261	1,644
State	220	874

Total deferred	7,481	2,518

Provision for income taxes	$8,331	$2,518

WQHT-FM and WBLS-FM
(Carved-out Stations of Emmis Communications Corporation) (Continued)

9. INCOME TAXES (Continued)

        The provision for income taxes for the years ended February 2018 and 2019 differs from that computed at the Federal statutory corporate tax rate as follows:

	For the year ended February 28,
	2018	2019
Federal statutory income tax rate	35%	21%
Computed income tax provision at federal statutory rate	$3,375	$1,656
State income tax	1,097	874
Entertainment disallowance	17	18
Valuation allowance	195	—
Federal tax reform	3,699	—
Other	(52)	(30)

Provision for income taxes	$8,331	$2,518

        During the periods presented in these combined financial statements, the Carved-out Stations were generally included in the tax grouping of other Emmis entities within the respective entity's tax jurisdiction. The provision for income taxes included in these combined financial statements has been calculated using the separate return basis, as if the Carved-out Stations filed separate tax returns. Significant judgment is required in determining the provision for income taxes. The calculation of the provision for income taxes is subject to management's interpretation of applicable tax laws in the jurisdictions in which the Carved-out Stations would file.

        On December 22, 2017, the Tax Cuts and Jobs Act (the "Tax Act") was signed into federal law. The provisions of this major tax reform were generally effective January 1, 2018. The most significant change impacting the Carved-out Stations is the reduction of the corporate federal income tax rate from 35% to 21% effective January 1, 2018. The Carved-out Stations made reasonable estimates in order to remeasure their deferred tax balances and account for the effects of the Tax Act, as reflected in the February 28, 2018 financial statements. The adjustment to federal deferred tax balances resulted in an expense of $4.3 million and the adjustment to state deferred tax balances resulted in a benefit of $0.6 million. The Carved-out Stations completed the accounting for enactment date income tax effects of the Tax Act, which resulted in an immaterial impact to its combined financial statements.

WQHT-FM and WBLS-FM
(Carved-out Stations of Emmis Communications Corporation) (Continued)

9. INCOME TAXES (Continued)

        The components of deferred tax assets and deferred tax liabilities as of February 28, 2018 and 2019 were as follows:

	As of February 28,
	2018	2019
Deferred tax assets:
Intangible assets	$14,226	$12,935
Accrued rent	788	698
Stock compensation	147	101
Net operating losses	—	86
Other	120	114

Total deferred tax assets	15,281	13,934

Deferred tax liabilities
Indefinite-lived intangible assets	(5,621)	(6,854)
Property and equipment	(389)	(327)

Total deferred tax liabilities	(6,010)	(7,181)

Net deferred tax assets	$9,271	$6,753

        A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset ("DTA") will not be realized. The Carved-out Stations have considered future taxable income and ongoing prudent and feasible tax-planning strategies in assessing the need for a valuation allowance. The Carved-out Stations have determined that a valuation allowance is required at this time on a capital loss carryforward DTA, as it is unlikely the Carved-out Stations would be able to utilize the DTA prior to its expiration. The Carved-out Stations will assess quarterly whether it remains more likely than not that the deferred tax assets will be realized. In the event the Carved-out Stations determine at a future time that they may not realize their deferred tax assets in excess of the net amount recorded, the Carved-out Stations will record a deferred tax asset valuation allowance as appropriate and increase income tax expense in the period when the Carved-out Stations make such determination.

        As of February 28, 2019, the Carved-out Stations' taxes had net operating losses for U.S. federal and state income tax purposes of $0.1 million. As described in the significant accounting policies, the Carved-out Stations have been prepared on a separate return basis, and as a result, net operating loss carryovers may not be available for use by the Carved-out Stations as they may have already been used in Emmis' consolidated or combined tax return filings.

        ASC Subtopic 740-10 clarifies the accounting for uncertainty in income taxes by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken within a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest benefit that is greater than 50 percent likely of being realized upon ultimate settlement. As of February 28, 2019, the Carved-out Stations had no uncertain tax positions.

WQHT-FM and WBLS-FM
(Carved-out Stations of Emmis Communications Corporation) (Continued)

10. COMBINED EQUITY

        Combined equity includes retained earnings of the Carved-out Stations and the funding of allocated expenses from Emmis. Corporate overhead and other amounts have been allocated from Emmis and offset within combined equity.

11. RELATED PARTY TRANSACTIONS

        The Carved-out Stations are party to a number of transactions with our parent, Emmis Communications. Such transactions primarily involve the provision for certain corporate services, which have been allocated to the Carved-out Stations as described in Note 2 and are reflected in the accompanying combined financial statements. There were no revenues earned from related parties during the two years ended February 28, 2019.

12. SUBSEQUENT EVENTS

        Management has evaluated subsequent events through June 4, 2019, the date the financial statements were available to be issued, and determined that there are no subsequent events that require adjustments to, or disclosure in, the combined financial statements.